As filed with the Securities and Exchange Commission on December 18, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DEFI DEVELOPMENT CORP.
(Exact name of registrant as specified in its charter)

Delaware	7389	83-2676794
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6401 Congress Avenue, Suite 250
Boca Raton, FL 33487
(561) 559-4111
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph Onorati
Chief Executive Officer and Chairman
DeFi Development Corp.
6401 Congress Avenue, Suite 250
Boca Raton, FL 33487
(561) 559-4111
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Allison C. Handy, Esq.
Christopher Wassman, Esq.
Perkins Coie LLP
1301 Second Avenue Suite 4200
Seattle, WA 98101
Telephone: (206) 359-8000

Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion	Dated December 18, 2025

Preliminary Prospectus

DeFi Development Corp.

Shares

Variable Rate Series C Perpetual Preferred Stock

We are offering                              shares of our Variable Rate Series C Perpetual Preferred Stock, which we refer to as our “CHAD Stock.” The CHAD Stock will have a stated amount of $100 per share and an initial liquidation preference of $100 per share. The liquidation preference will be subject to adjustment in the manner described in this prospectus. However, the liquidation preference will not be adjusted to an amount that is less than $100 per share.

DIVIDENDS

The CHAD Stock will accumulate cumulative dividends, which we refer to as “regular dividends,” at a variable rate that is described more fully below and elsewhere in this prospectus. Regular dividends, if any, on the CHAD Stock will accumulate on the stated amount thereof, which is $100 per share of CHAD Stock, and will be payable when, as and if declared by our board of directors (as defined in this prospectus) or any duly authorized committee thereof, out of funds legally available for their payment, monthly in arrears on the 15th calendar day of each calendar month, beginning on                            , 202       . At the closing of this offering, we intend to establish a dividend reserve in an amount equal to the first 12 months of dividend payments (assuming dividend payments are made at a rate of 12.00% per annum) calculated as of the date of this offering (the “Dividend Reserve”) by depositing $12.00 per share of CHAD Stock into a separate account (the “Dividend Payment Account”) funded by us with existing cash on hand.

The initial regular dividend rate will be 12.00% per annum. However, we will have the right, in our sole and absolute discretion, to adjust the regular dividend rate applicable to subsequent regular dividend periods in the manner described in this prospectus. Our right to adjust the regular dividend rate will be subject to certain restrictions. For example, we will not be permitted to reduce the monthly regular dividend rate per annum that will apply to any regular dividend period (i) by more than the following amount from the monthly regular dividend rate per annum applicable to the prior regular dividend period: the sum of (1) 25 basis points; and (2) the excess, if any, of (x) the “monthly SOFR per annum” (as defined in this prospectus) on the first business day of such prior regular dividend period, over (y) the minimum of the monthly SOFR per annum rates that occur on the business days during the period from, and including, the first business day of such prior regular dividend period to, and including, the last business day of such prior regular dividend period; or (ii) to a rate per annum that is less than the monthly SOFR per annum in effect on the business day before we provide notice of the next monthly regular dividend rate per annum.

Our current intention, which is subject to change in our sole and absolute discretion, is to adjust the regular dividend rate in such a manner as we believe will maintain the CHAD Stock’s trading price within its stated long-term range of $95 and $105 per share. For example, if the trading price of the CHAD Stock exceeds $105, our current intention would be to reduce the regular dividend rate with the goal of causing the trading price of the CHAD Stock to decrease. Similarly, if the trading price of the CHAD Stock is less than $95, our current intention would be to increase the regular dividend rate with the goal of causing the trading price of the CHAD Stock to appreciate. We will take any such actions at our sole discretion based on our subjective assessment of market conditions and the measures we believe are necessary to achieve our intended objectives. See “Risk Factors—Risks Related to this Offering and Our CHAD Stock—We may be unsuccessful in achieving, or may abandon, our current intention of adjusting the regular dividend rate in such a manner as we believe (in our sole and absolute judgment) would be designed to cause the CHAD Stock to trade at prices, or otherwise have a value, within its targeted long-term trading range of $95 and $105 per share” and “Risk Factors—Risks Related to this Offering and Our CHAD Stock—Our right to unilaterally reduce the regular dividend rate could cause the CHAD Stock to accumulate dividends at rates that are below those of otherwise comparable instruments, could cause the trading price or value of the CHAD Stock to decrease, and could otherwise significantly harm investors.” Further, for any additional shares of CHAD Stock that we issue (whether pursuant to an equity line of credit agreement or in an “at-the-market” or similar offering or otherwise following the listing of the CHAD Stock on The Nasdaq Capital Market tier of The Nasdaq Stock Market LLC (the “Nasdaq Capital Market”)), our current intention (which is subject to change in our sole and absolute discretion) is to issue any such shares of CHAD Stock at a price per share not less than $95 or more than $110.

REDEMPTION AND REPURCHASE

We will have the right, at our election, to redeem all, or any whole number of shares (subject to a certain limitation described below), of the issued and outstanding CHAD Stock, at any time, and from time to time, on a redemption date on or after the first date on which the CHAD Stock is listed on the Nasdaq Capital Market, at a cash redemption price per share of CHAD Stock to be redeemed equal to $110 per share of CHAD Stock to be redeemed (or such higher amount as may be chosen in our sole discretion, it being understood that such higher amount (or the formula to determine such higher amount) will be announced by prior public notice and/or set forth in the applicable relevant notice of redemption), plus accumulated and unpaid regular dividends, if any, thereon to, and including, the redemption date. However, we may not redeem less than all of the outstanding CHAD Stock unless at least $50.0 million aggregate stated amount of CHAD Stock is outstanding and not called for redemption as of the time we provide the related redemption notice. We will also have the right, at our election, to redeem all, and not less than all, of the CHAD Stock, at any time, for cash if the total number of shares of all CHAD Stock then outstanding is less than 25% of the total number of shares of CHAD Stock originally issued in this offering and in any future offering taken together, at a cash redemption price per share of CHAD Stock to be redeemed equal to the liquidation preference per share of CHAD Stock as of the business day before the date we provide the related redemption notice, plus accumulated and unpaid regular dividends, if any, thereon to, and including, the redemption date. In addition, we will have the right to redeem all, but not less than all, of the CHAD Stock if a “tax event” (as defined in this prospectus) occurs, at a cash redemption price equal to the liquidation preference of the CHAD Stock to be redeemed as of the business day before the date we provide the related redemption notice, plus accumulated and unpaid regular dividends, if any, thereon to, and including, the redemption date.

If a “fundamental change” (as defined in this prospectus) occurs, then, except as described in this prospectus, holders of CHAD Stock will have the right (which we refer to as the “fundamental change repurchase right”) to require us to repurchase some or all of their shares of CHAD Stock at a cash repurchase price equal to the stated amount of the CHAD Stock to be repurchased, plus accumulated and unpaid regular dividends, if any, to, and including the fundamental change repurchase date.

EMERGING GROWTH COMPANY AND SMALLER REPORTING COMPANY STATUS

We are an “emerging growth company” and “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and our other filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company” and “Prospectus Summary—Implications of Being a Smaller Reporting Company.”

LISTING AND ELOC OFFERING

No public market currently exists for the CHAD Stock. We have applied to list the CHAD Stock on the Nasdaq Capital Market under the symbol “CHAD.” If the listing is approved, we expect trading to commence within 30 days after the date the CHAD Stock is first issued. We also intend to establish an equity line of credit (“ELOC”) pursuant to which we would issue shares to a selling stockholder pursuant to a share purchase agreement and the selling stockholder would offer shares of CHAD Stock for resale as soon as reasonably practicable following the listing of the CHAD Stock on the Nasdaq Capital Market; however, the terms of such an offering have not been established and there can be no assurance as to when or on what terms we would commence an ELOC for the CHAD Stock. Our common stock is listed on the Nasdaq Capital Market under the symbol “DFDV.” On December 17, 2025, the last reported sale price of our common stock was $4.97 per share.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	For additional information about underwriting compensation, see “Underwriting.”

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all the shares of CHAD Stock offered by this prospectus.

Our business and an investment in the CHAD Stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 15 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We expect to deliver the CHAD Stock in book-entry form through the facilities of The Depository Trust Company on or about      , 202 , which will be the third business day after the initial trade date for the CHAD Stock (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally must settle in one business day, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade CHAD Stock before the business day before the settlement date must, because the CHAD Stock initially will settle T+3, specify an alternate settlement cycle at the time of such trade to prevent a failed settlement. Those purchasers should consult their advisors.

Joint Book-Running Managers

Benchmark	Clear Street
a StoneX Company

Co-managers

Craig-Hallum	Rosenblatt

The date of this prospectus is    , 202      .

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any applicable prospectus supplement prepared by us or on our behalf. We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the section entitled under “Where You Can Find More Information.”

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical fact, contained or incorporated by reference in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “target,” “potential,” “would,” “could,” “should,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus are made as of the date hereof, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

This prospectus includes certain statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties as well as our own estimates of potential market opportunities. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our estimates of the potential market opportunities for our product candidates include several key assumptions based on our industry knowledge, industry publications, third-party research and other surveys, which may be based on a small sample size and may fail to accurately reflect market opportunities. While we believe that our internal assumptions are reasonable, no independent source has verified such assumptions.

TRADEMARKS

Solely for convenience, our trademarks and tradenames referred to in this prospectus may appear without the® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. All other trademarks, service marks and trade names included into this prospectus, or the accompanying prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply relationships with, or endorsements or sponsorship of us by, these other companies.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements and Industry Data,” and our financial statements and the related notes incorporated by reference in this prospectus, before deciding to invest in our securities. Unless the context requires otherwise, the words “we,” “us,” “our,” “Company” and “DFDV” refer collectively to DeFi Development Corp., a Delaware corporation.

Our Company

Business Overview

DeFi Development Corp. (the “Company”, “we”, “our”, “us”) is an AI-powered online platform that connects the commercial real estate industry by providing data and software subscriptions as well as value-add services to multifamily and commercial property professionals as we connect the increasingly complex ecosystem that stakeholders have to manage. We provide a technology platform that connects commercial mortgage and small business borrowers looking for debt to refinance, build, or buy commercial property including apartment buildings to commercial property lenders. These property lenders include traditional banks, credit unions, real estate investment trusts (“REITs”), debt funds, and other financial institutions looking to deploy capital into commercial mortgages. We also generate revenue through our digital asset treasury strategy by staking our SOL holdings with third-party platforms and from operating validator nodes on the Solana network.

Digital Asset Treasury Strategy

In April 2025, our Board of Directors adopted a new treasury policy, which updated our treasury management to include digital assets, starting with Solana’s native token, SOL. We believe acquiring and holding SOL long-term provides diversification of our treasury holdings and additional growth opportunities through operating validators and staking rewards. We believe that investing in the Solana network through its native token provides an opportunity for us to create value for our shareholders due to the continuous disruptive innovation the network offers to various industries. Currently, Solana is a category leader in decentralized finance, gaming and metaverse, decentralized physical infrastructure networks, asset tokenization, payment processing, and global value transfer.

Our digital asset treasury strategy is primarily funded through various financing transactions including, among others, issuing common stock, and to a lesser extent, cash on hand from our operations. Management continuously evaluates current market conditions of the overall cryptoeconomy, capital market conditions, and macroeconomic conditions to determine whether to enter into additional financing transactions. Management intends to focus on accumulating digital assets, focusing on SOL, and holding it long-term. We currently do not have a specific target for the amount or type of digital asset holdings we intend to acquire and hold, nor do we have specific plans to acquire a significant amount of any cryptocurrency other than SOL.

As of September 30, 2025, our digital asset holdings totaled $301.5 million, of which $244.3 million was SOL, with the remaining digital assets being comprised of SOL liquid staking tokens. We acquire locked SOL, which is discounted below the current spot rate, and cannot be withdrawn from the custodial accounts in which it is held for a predetermined period. Locked SOL may be staked to earn rewards while subject to vesting restrictions.

This treasury initiative enhances the Company’s capital allocation strategy and does not affect its core commercial real estate platform, which remains fully operational. The AI-powered marketplace, software offerings, and subscription services supporting the multifamily and commercial property ecosystem continue to be a central part of the Company’s business.

Solana Network

Solana is a decentralized open-source Layer-1 blockchain optimized for speed, cost-efficiency, and scalability. No single entity owns or operates the network, which is maintained by the decentralized user base. It is an integrated, high-performance global network that enables fast, secure, and low-cost digital transactions. The network enables users to instantly send money globally, trade digital assets, utilize smart contracts, and buy or sell fungible and non-fungible tokens at a fraction of a cent in fees.

The Solana Network was developed to solve scalability and transaction speed issues experienced with traditional blockchains by using an innovative blockchain architecture. This architecture combines Proof-of History (“PoH”) with Proof of Stake (“PoS”) to reduce validator transaction consensus. PoH is a digital timestamp mechanism that enables the network to track the time and order of transactions. PoH provides faster transaction processing speeds and larger transaction capacity than other blockchain networks like Bitcoin and Ethereum. PoS is used to incentivize SOL holders to validate transactions through staking.

Solana Proof-of-Stake

The Solana network utilizes a PoS consensus mechanism, which enables SOL token holders to earn rewards by participating in securing the network through a validation process commonly known as staking. Staking is performed by network node operators, known as validators, to ensure that transactions are verified and properly recorded on the blockchain network. In order to become a validator, each node operator must meet certain hardware and technical requirements, install Solana network software protocols, and delegate SOL onto the validator. Validators are rewarded with newly minted SOL for staking on the Solana network. The amount of rewards received varies and is based on the Solana network’s annual inflationary rate of 4.3%, validator performance, and total SOL staked to the validator as compared to the total Solana network. Generally, the greater the amount of SOL delegated, the higher the probability of being selected to validate transactions and earn rewards. To increase the probability of being selected, validators will offer staking services to institutions and individuals through crypto exchange platforms, such as Coinbase, and partnerships for a commission.

The Solana network was created with economic incentives in place to discourage malicious behavior. While programmatic slashing, as implemented in other networks such as Ethereum, is not currently active on Solana, it may be introduced in the future. Currently, slashing on the Solana Network is determined through social consensus in response to network halts caused by validator misconduct or “safety violations.”

Staking is widely used as an alternative to proof-of-work (PoW) mining and is generally viewed as more energy-efficient and accessible, as it does not require specialized hardware or high electricity consumption. Instead, staking leverages ownership of digital assets to help secure the network and validate transactions.

Solana Supply

The Solana protocol does not have a maximum limit on the number of SOL tokens that can be created. However, half of all SOL paid as a transaction fee is permanently burned, meaning the network can reach a deflationary state upon adequate network usage. The Solana protocol creates new SOL tokens when rewards are distributed to validators and is based on a declining inflation model. This model reduces the total amount of Solana rewards available to distribute to validators by 15% each year until it reaches a long-term rate of 1.5%.

Solana Price

The price of SOL has historically been highly volatile and will likely continue to be volatile. SOL’s price may fluctuate significantly in a short period of time. The price of SOL is impacted by, but not limited to, the usage levels on the Solana Network, market speculation of SOL and the cryptoeconomy, and investment and trading activities of large investors that invest directly or indirectly in SOL. The price of SOL is also affected by interruptions in service from, closures of or failures of major digital asset exchange platforms, such as FTX. The price of SOL may be adversely impacted by changes to the regulatory environment. We do not currently hedge our exposure to SOL price fluctuations, but may do so in the future.

Digital Asset Treasury Strategy Revenue

We derive revenue from our digital asset treasury strategy through delegation of our digital asset holdings to third-party validators. In exchange for staking our digital assets, we receive rewards in the form of SOL, net of any applicable commission fees. During the first nine months of 2025 our staking rewards generated yields of 7% to 8%. The amount of revenue received varies each epoch and is based on the Solana network’s annual inflationary rate of 4.3%, validator performance, and total SOL staked to the validator as compared to the total Solana network. The commissions that we pay for third-party staking services varies per validator, as each establishes its own rate. For the nine months ended September 30, 2025 we incurred $15.5 thousand in commission fees related to third-party validators. As of September 30, 2025, we had approximately 1.8 million SOL tokens staked to third-party validators.

Additionally, we earn validator revenue from participating in the Solana network through creating and validating transactions using our owned validators. We receive this revenue in the form of Solana, and the amount earned is based on several factors, including an annual inflationary rate of 4.3%, validator performance, and the amount of SOL that is staked on our validators as compared to the Solana network, which includes our own holdings. As of September 30, 2025, we had approximately 0.8 million SOL tokens staked to our validators of which 0.2 million tokens represented our own holdings, with the remaining representing third parties. Operating costs related to our owned validators primarily include those for servers and voting costs, which are de minimis, and do not materially impact the profitability of our validator operations.

Safeguarding our Digital Assets

All digital assets are custodied at institutional-grade custodians with strict security protocols and proven regulatory compliance. From time to time, under our discretion, these custodians will execute buy, sell, and convert trade transactions on our behalf.

Our Corporate Information

We were originally formed as Janover Ventures LLC, a Florida limited liability company, on November 28, 2018, and converted to Janover Inc., a Delaware corporation, on March 9, 2021. We are headquartered at 6401 Congress Avenue, Suite 250, Boca Raton, Florida 33487. The Company’s website is https://defidevcorp.com. Information contained on our website is not incorporated into this prospectus and you should not consider information contained on our website to be part of this prospectus

Effective April 17, 2025, the Company changed its name from “Janover Inc.” to “DeFi Development Corp.” (the “Name Change”) and the ticker symbol for the Company’s Common Stock changed to “DFDV” on the Nasdaq Capital Market.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. We make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC. Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

Recent Developments

ELOC Agreement

The Company entered into that certain share purchase agreement, dated as of June 11, 2025, with RK Capital and its affiliates, establishing an equity line of credit (“ELOC”), pursuant to which RK Capital and its affiliates have agreed to purchase from us up to an aggregate of $1 billion of our Common Stock from time to time over the term of the agreement (subject to certain limitations), which amount may be increased to up to an aggregate of $5 billion of Common Stock upon mutual agreement by the parties and subject to the satisfaction of certain conditions. Pursuant to the ELOC Agreement, we agreed to pay a commitment fee to RK Capital and its affiliates in the form of Common Stock with an aggregate market value of $12,500,000 or 1.25% of the Initial Commitment, which will be paid in twelve equal monthly installments commencing on the effective date of the Registration Statement. If the Initial Commitment is increased, the Company will pay an additional commitment fee to RK Capital and its affiliates in the form of Common Stock with an aggregate market value equal to 1.25% of such increased commitment amount.

As of September 30, 2025, the Company issued 2.9 million shares of Common Stock for approximately $58.2 million under our ELOC agreement and issued 192.2 thousand shares representing three months of commitment fee payments.

Convertible Notes Offering

On July 7, 2025, we completed a private offering of 5.50% Convertible Senior Notes due 2030 (the “notes”). The notes were sold under a purchase agreement, dated as of July 1, 2025, entered into by and among the Company and Cantor Fitzgerald & Co., as representative of the several initial purchasers named therein, for resale to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The aggregate principal amount of notes sold in the offerings was $112.5 million.

The notes were issued at a price equal to 100% of their principal amount. The net proceeds to us from the sale of the notes were approximately $108.1 million after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by us.

We used approximately $75.6 million of the net proceeds from the offering to repurchase shares of our Common Stock through a prepaid forward stock purchase transaction and intends to use the remainder for general corporate purposes, including the acquisition of Solana.

On July 9, 2025, we completed a private offering of an additional $10.0 million of aggregate principal amount of the notes pursuant to the option granted to the initial purchasers under that certain purchase agreement.

Master Loan Agreement

On July 25, 2025, we entered into a master loan agreement with BitGo Hong King Limited. The Agreement creates a framework under which the Company may borrow digital assets or cash from Lender from time to time. Each loan is documented in a separate loan request agreed to by the parties setting forth the specific terms, including principal amount, fees, collateral requirements, and the date on which the loan is to commence and mature.

On July 25, 2025, the parties agreed to a loan request for 75,000 Solana at a loan fee amount of 12.5% per annum and a maturity date of November 25, 2025. The loan is collateralized by our treasury assets (including Solana) at a 250% collateral level and a margin call level of 200%.

The loan fee, effectively the interest rate on the borrowed amounts, is to be determined for each loan and is calculated on a daily basis at the annualized rate specified in each confirmation.

August 2025 PIPE

On August 24, 2025, DeFi Development Corp. (the “Company”) entered into subscription agreements (each, a “Subscription Agreement” and collectively the “Subscription Agreements”) with certain institutional and accredited investors (each an “Investor” and collectively the “Investors”) pursuant to which the Company, subject to the restrictions and satisfaction of the conditions in the Subscription agreements, has agreed to sell in a private placement (the “August Offering”) to the Investors an aggregate of (i) 4,171,907 shares (the “Shares”) of the Company’s Common Stock and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to acquire up to 5,781,636 shares of Common Stock (the “Pre-Funded Warrant Shares”) at an exercise price of $0.0001 per share. The purchase price for one share of Common Stock was $12.50 and the purchase price for one Pre-Funded Warrant was $12.4999 per share. The August Offering closed on Thursday, August 28, 2025. Of the approximately $124.4 million total purchase price for the Shares and the Pre-Funded Warrants, approximately $92.5 million is expected to be paid in cash and approximately $31.9 million is expected to be received in the form of locked Solana (SOL) or interests in an entity holding locked SOL.

Pursuant to the terms of the Subscription Agreements, the Company is prohibited from issuing, entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of Common Stock or securities convertible or exercisable into Common Stock for a period commencing on the date of the effectiveness of the resale registration statement, and expiring 15 days after the effectiveness of the resale registration statement, subject to certain exceptions for issuances in connection with previously issued securities, stock split or similar transactions, in connection with the Company’s equity plans, or in a private placement or under the Company’s equity line of credit if certain conditions are met.

The Pre-Funded Warrants are exercisable twenty-one days after the Company files a Definitive Information Statement on Schedule 14C with the Securities and Exchange Commission with respect to stockholder approval of such exercise, which the Company filed on September 5, 2025 and became effective on September 26, 2025, and will not expire until exercised in full. The exercise price and number of Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrant are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Pre-Funded Warrant may be exercised, in whole or in part, at any time by means of a “cashless exercise.” Pre-Funded Warrants for certain Investors provide that the holder may not exercise any portion of such holder’s Pre-Funded Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

As of September 30, 2025, the Company issued 1.7 million shares of Common Stock upon the exercise of Pre-Funded Warrants related to the August 2025 PIPE.

Warrant Distribution

On October 8, 2025, the Company announced a special dividend to be distributed in the form of warrants to holders of the Company’s common stock as of October 23, 2025. Each registered stockholder as of the record date for the warrant distribution received one (1) warrant for every ten (10) shares of Common Stock held, rounded down to the nearest whole warrant. Additionally, in lieu of an adjustment to the applicable conversion rate, holders of the Company’s notes received warrants on an as converted to Common Stock basis in accordance with the respective governing indenture, and the holders of notes and Pre-Funded Warrants received in earlier PIPE transactions received warrants on an as-converted basis. The Company distributed approximately 3.9 million warrants on October 27, 2025.

Each warrant entitles the holder to purchase one share of Common Stock at an exercise price of $22.50, at any time following the distribution of the warrants until the warrants expire January 21, 2028. Warrant holders can only exercise a warrant by paying the exercise price to acquire the shares of Common Stock in cash. Recipients of the warrants will be able to trade their warrants or exercise any warrants in accordance with the warrant agreement, irrespective of whether they continue to hold shares of Common Stock.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the U.S. federal securities laws. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act to comply with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

Implications of Being a Smaller Reporting Company

We are also a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies. We will remain a smaller reporting company until the end of the fiscal year in which (1) we have a public common equity float of more than $250 million, or (2) we have annual revenues for the most recently completed fiscal year of more than $100 million and a public common equity float or public float of more than $700 million. We also would not be eligible for status as a smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

Summary of Risk Factors

The following summarizes the risks facing our business that you should consider before making an investment decision regarding this offering. These risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary.

●	Our financial results and the market price of our Common Stock may be affected by the prices of digital assets that we hold;

●	Our digital asset holdings are less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents;

●	We are subject to the credit risk of custodians;

●	We may be subject to regulatory developments related to crypto assets and crypto asset markets, which could adversely affect our business, financial condition, and results of operations;

●	Regulatory change reclassifying SOL as a security could lead to our falling within the definition of “investment company” under the Investment Company Act of 1940;

●	We are not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and funds, or to obligations applicable to investment advisers;

●	We may engage in leveraged digital asset financing strategies, in which we will leverage our digital asset holdings to acquire additional amounts of the same leveraged digital assets, and may do so on a compounded basis, which will increase our exposure to smart-contract, operational, and counterparty risks;

●	SOL faces unique technical, governance and concentration risks that could materially affect its long-term viability;

●	Although the CHAD Stock will be senior to our common stock, it will be junior to our existing and future indebtedness, structurally junior to the liabilities of our subsidiaries and subject to the rights and preferences of any other class or series of preferred stock then outstanding;

●	Our right to unilaterally reduce the regular dividend rate could cause the CHAD Stock to accumulate dividends at rates that are below those of otherwise comparable instruments, could cause the trading price or value of the CHAD Stock to decrease, and could otherwise significantly harm investors.

●	We may not have sufficient funds to pay dividends in cash on the CHAD Stock, or we may choose not to pay dividends on the CHAD Stock. In addition, regulatory and contractual restrictions may prevent us from declaring or paying dividends;

●	The CHAD Stock has only limited voting rights;

●	We may issue preferred stock in the future that ranks equally with or senior to the CHAD Stock with respect to dividends and liquidation rights, which may adversely affect the rights of preferred stockholders;

●	There is currently no trading market for the CHAD Stock;

●	The condition of the financial markets, prevailing interest rates and other factors could significantly affect the value of the CHAD Stock;

●	We may be unsuccessful in achieving, or may abandon, our current intention of adjusting the regular dividend rate in such a manner as we believe (in our sole and absolute judgment) would be designed to cause the CHAD Stock to trade at prices, or otherwise have a value, within its targeted long-term trading range of $95 and $105 per share; and

●	We may use the net proceeds from this offering to purchase additional Solana, the price of which has been, and will likely continue to be, highly volatile.

The Offering

The summary below describes the principal terms of the CHAD Stock. Certain of the terms of the CHAD Stock described below are subject to important limitations and exceptions that are described in more detail under the caption “Description of Variable Rate Series C Perpetual Preferred Stock.” As used in this section, (i) “we,” “our” and “us” refer to DeFi Development Corp. together with its consolidated subsidiaries; and (ii) “preferred stockholder” refers to a registered holder of the CHAD Stock.

Issuer	DeFi Development Corp.

Securities Offered	Variable Rate Series C Perpetual Preferred Stock, which we refer to as the “CHAD Stock.”

Amount Offered	Shares of CHAD Stock.

Public Offering Price	$ per share of CHAD Stock.

Settlement	, 202 (the “settlement date”), which is the third business day after the initial trade date for the CHAD Stock (this settlement cycle being referred to as “T+ 3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally must settle in one business day, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade CHAD Stock before the business day before the settlement date must, because the CHAD Stock initially will settle T+3, specify an alternate settlement cycle at the time of such trade to prevent a failed settlement. Those purchasers should consult their advisors.

Stated Amount	$100 per share of CHAD Stock.

Liquidation Preference	Initially $100 per share of CHAD Stock. The liquidation preference will be subject to adjustment in the manner described in this prospectus. However, the liquidation preference will not be adjusted to an amount that is less than $100 per share of CHAD Stock or more than $110 per share of CHAD Stock.

Regular Dividend Payment Dates	The 15th calendar day of each calendar month, beginning on , 202 .

Regular Record Dates	With respect to any regular dividend payment date, the 1st calendar day of the month in which such regular dividend payment date occurs.

Regular Dividends

The CHAD Stock will accumulate cumulative dividends, which we refer to as “regular dividends,” at a variable rate per annum, calculated in the manner described below, on the stated amount thereof, regardless of whether or not declared or funds are legally available for their payment. Subject to the other provisions described in this prospectus, regular dividends will be payable when, as and if declared by our “board of directors” (as defined in this prospectus) or any duly authorized committee thereof, out of funds legally available for their payment, monthly in arrears on each regular dividend payment date to the preferred stockholders of record as of the close of business on the regular record date immediately preceding the applicable regular dividend payment date.

The rate per annum (which we refer to as the “monthly regular dividend rate per annum”) at which regular dividends accumulate on the CHAD Stock for any “regular dividend period” (as defined in this prospectus) will initially be 12.00%. However, as described more fully below, we will have the right, in our sole and absolute discretion, to adjust the monthly regular dividend rate per annum that applies to each regular dividend period after the first regular dividend period. To make such election, we must provide notice of the adjusted monthly regular dividend rate per annum to preferred stockholders before the first business day of the regular dividend period in which such adjusted monthly regular dividend rate per annum applies. We will be permitted to provide such notice in the manner described in the prospectus under the caption “Description of Variable Rate Series C Perpetual Preferred Stock—Notices,” or in a press release issued through such national newswire service as we then use, or by publishing the same through such other widely disseminated public medium as we then use, including our website. If we do not timely provide such notice, then the monthly regular dividend rate per annum that applies to such regular dividend period will be the monthly regular dividend rate per annum that applies to the immediately preceding regular dividend period.

If we elect to adjust the monthly regular dividend rate per annum in the manner described above, then the adjusted monthly regular dividend rate will be a rate that we will choose in our sole and absolute discretion. However, we will not be permitted to reduce the monthly regular dividend rate per annum that will apply to any regular dividend period (i) by more than the following amount from the monthly regular dividend rate per annum applicable to the prior regular dividend period: the sum of (1) 25 basis points; and (2) the excess, if any, of (x) the “monthly SOFR per annum” (as defined in this prospectus) on the first business day of such prior regular dividend period, over (y) the minimum of the monthly SOFR per annum rates that occur on the business days during the period from, and including, the first business day of such prior regular dividend period to, and including, the last business day of such prior regular dividend period; or (ii) to a rate per annum that is less than the monthly SOFR per annum in effect on the business day before we provide notice of the next regular dividend rate.

Notwithstanding anything to the contrary, but subject to the more detailed provisions described in this prospectus, we will not be entitled to elect to reduce the monthly regular dividend rate per annum as described above unless and until (x) three (3) months following the initial issue date, or such earlier time as the arithmetic average of the last reported sale prices per share of CHAD Stock for each trading day of twenty (20) consecutive trading days at any time during the three (3) months following the initial issue date exceeds $100, (y) at the time we provide the related notice referred to above, all accumulated regular dividends, if any, on the CHAD Stock then outstanding for all prior completed regular dividend periods, if any, have been paid in full (or have been declared in full and consideration in kind and amount that is sufficient, in accordance with the certificate of designations, to pay such accumulated regular dividends, is set aside for the benefit of the preferred stockholders entitled thereto) and (z) the arithmetic average of the last reported sale prices per share of the CHAD Stock for each trading day during the immediately preceding regular dividend period is not less than $99 per share.

Our current intention, which is subject to change in our sole and absolute discretion, is to adjust the monthly regular dividend rate per annum in such a manner as we believe will maintain the CHAD Stock’s trading price within its stated long-term range of $95 and $105 per share. For example, if the trading price of the CHAD Stock exceeds $105, our current intention would be to reduce the monthly regular dividend rate per annum with the goal of causing the trading price of the CHAD Stock to decrease. Similarly, if the trading price of the CHAD Stock is less than $95, our current intention would be to increase the monthly regular dividend rate per annum with the goal of causing the trading price of the CHAD Stock to appreciate. We will take any such actions at our sole discretion based on our subjective assessment of market conditions and the measures we believe are necessary to achieve our intended objectives. See “Risk Factors—Risks Related to this Offering and Our CHAD Stock—We may be unsuccessful in achieving, or may abandon, our current intention of adjusting the regular dividend rate in such a manner as we believe (in our sole and absolute judgment) would be designed to cause the CHAD Stock to trade at prices, or otherwise have a value, within its targeted long-term trading range of $95 and $105 per share” and “Risk Factors—Risks Related to this Offering and Our CHAD Stock—Our right to unilaterally reduce the regular dividend rate could cause the CHAD Stock to accumulate dividends at rates that are below those of otherwise comparable instruments, could cause the trading price or value of the CHAD Stock to decrease, and could otherwise significantly harm investors.”

Declared regular dividends on the CHAD Stock will be payable solely in cash, in the manner, and subject to the provisions, described in this prospectus.

If declared in full, the first scheduled regular dividend on the CHAD Stock payable on , 202 will be approximately $   per share, assuming that the closing of this offering occurs on     , 202 .

If any accumulated regular dividend (or any portion thereof) on the CHAD Stock is not paid on the applicable regular dividend payment date (or, if such regular dividend payment date is not a business day, the next business day), then additional regular dividends, which we refer to as “compounded dividends,” will accumulate on the amount of such unpaid regular dividend, compounded monthly at the monthly “compounded dividend rate” per annum applicable to the relevant regular dividend period from, and including, the calendar day after such regular dividend payment date to, but excluding, the date the same, including all compounded dividends thereon, is paid in full. The compounded dividend rate applicable to any unpaid regular dividend that was due on a “regular dividend payment date” (as defined in this prospectus) (or, if such regular dividend payment date is not a business day, the next business day) will initially be a rate per annum equal to the “regular dividend rate” (as defined in this prospectus) plus 25 basis points; provided, however, that until such regular dividend, together with compounded dividends thereon, is paid in full, such compounded dividend rate will increase by 25 basis points per month for each subsequent regular dividend period, up to a maximum rate of 20% per annum.

If we fail to declare a regular dividend on or prior to a given regular record date, such failure shall constitute the issuance of a notice of deferral. Upon issuance of such notice, we shall use commercially reasonable efforts over the following 60-day period to sell common stock and/or other securities to raise proceeds in an amount sufficient to cover any deferred dividends that would have been due with respect to the applicable regular dividend payment date, plus compounded dividends thereon, on the next “deferred regular dividend payment date” (as defined in this prospectus). Payment of any declared regular dividend on such deferred regular dividend payment date will be made, if at all, to the preferred stockholders of record as of the close of business on the “deferred regular record date” (as defined in this prospectus) immediately preceding such deferred regular dividend payment date. If we fail to pay in full such regular dividend, plus compounded dividends thereon, in cash by the applicable deferred regular dividend payment date, such failure shall constitute a failure to declare and pay regular dividends for purposes of determining whether a “regular dividend non-payment event” (as defined in this prospectus) has occurred with respect to the appointment of members of our board of directors, as described further below. If we pay such regular dividend, plus compounded dividends thereon, by the deferred regular dividend payment date in the manner described above, then the related delay in payment shall be deemed not to constitute a failure to declare or pay regular dividends for purposes of determining whether a “regular dividend non-payment event” has occurred.

See “Description of Variable Rate Series C Perpetual Preferred Stock—Regular Dividends.”

We expect to fund any dividends paid in cash on the CHAD Stock primarily through additional capital raising activities, including, but not limited to, issuances of our common stock and the CHAD Stock through ELOC agreements. See “Risk Factors—Risks Related to this Offering and Our CHAD Stock—We may not have sufficient funds to pay dividends in cash on the CHAD Stock, or we may choose not to pay dividends on the CHAD Stock. In addition, regulatory and contractual restrictions may prevent us from declaring or paying dividends.”

Dividend Payment Account

At the closing of this offering, we intend to establish a dividend reserve in an amount equal to the first 12 months of dividend payments (assuming dividend payments are made at a rate of 12.00% per annum) calculated as of the date of this offering (the “Dividend Reserve”) by depositing $12.00 per share of CHAD Stock into a separate account (the “Dividend Payment Account”) funded by us with existing cash on hand. Subject to compliance with Delaware law and any other applicable requirements, we may make dividend distributions from the Dividend Payment Account or from any other account maintained by us to the holders of the then-outstanding CHAD Stock on a monthly basis following the closing of this offering.

We intend to invest the proceeds of the Dividend Payment Account in various capital preservation instruments, including short-term investment grade, interest-bearing securities, and money-market funds. Any investment income earned from the Dividend Payment Account will be remitted to us to use for working capital or general corporate purposes, including the acquisition of additional Solana.

No Preemptive and Conversion Rights	The CHAD Stock will not be convertible into or exchangeable for any other securities or property and will not be entitled to any preemptive or similar rights.

Optional Redemption

We will have the right, at our election, to redeem all, or any whole number of, shares (subject to the limitation described below), of the issued and outstanding CHAD Stock, at any time, and from time to time, on a redemption date on or after the first date on which the CHAD Stock is listed on the Nasdaq Capital Market. We refer to a redemption pursuant to the provision described above as an “optional redemption.” The redemption price for any share of CHAD Stock to be redeemed pursuant to an optional redemption will be a cash amount equal to $110 per share of CHAD Stock to be redeemed (or such higher amount as may be chosen in our sole discretion, it being understood that such higher amount (or the formula to determine such higher amount) will be announced by prior public notice and/or set forth in the applicable relevant notice of redemption), plus accumulated and unpaid regular dividends on such share to, and including, the redemption date. However, we may not redeem less than all of the outstanding CHAD Stock unless at least $50.0 million aggregate stated amount of CHAD Stock is outstanding and not called for redemption as of the time we provide the related redemption notice.

See “Description of Variable Rate Series C Perpetual Preferred Stock—Redemption at Our Option—Optional Redemption.”

Clean-Up Redemption

In addition to the redemption right described above, we will have the right, at our election, to redeem all, and not less than all, of the CHAD Stock, at any time, for cash if the total number of shares of all CHAD Stock then outstanding is less than 25% of the total number of shares of CHAD Stock originally issued in this offering and in any future offering taken together. We refer to a redemption pursuant to this provision as a “clean-up redemption.” The redemption price for any share of CHAD Stock to be redeemed pursuant to a clean-up redemption will be a cash amount equal to the liquidation preference of such share as of the business day before the date we provide the related redemption notice, plus accumulated and unpaid regular dividends on such share to, and including, the redemption date.

See “Description of Variable Rate Series C Perpetual Preferred Stock—Redemption at Our Option—Clean-Up Redemption.”

Redemption Upon Tax Event

In addition to the redemption rights described above, we will have the right, at our election, to redeem all, and not less than all, of the CHAD Stock, at any time, for cash if a “tax event” (as defined in this prospectus) occurs. We refer to a redemption pursuant to this provision as a “tax redemption.” The redemption price for any share of CHAD Stock to be redeemed pursuant to a tax redemption will be a cash amount equal to the liquidation preference of such share as of the business day before the date we provide the related redemption notice, plus accumulated and unpaid regular dividends on such share to, and including, the redemption date.

See “Description of Variable Rate Series C Perpetual Preferred Stock—Redemption at Our Option—Tax Redemption.”

Repurchase at the Option of the Preferred Stockholders After a Fundamental Change

If a “fundamental change” (as defined in this prospectus) occurs, then, except as described in this prospectus, preferred stockholders will have the right (which we refer to as the “fundamental change repurchase right”) to require us to repurchase some or all of their shares of CHAD Stock at a cash repurchase price equal to the stated amount of the CHAD Stock to be repurchased, plus accumulated and unpaid regular dividends, if any, thereon to, and including, the fundamental change repurchase date.

See “Description of Variable Rate Series C Perpetual Preferred Stock—Fundamental Change Permits Preferred Stockholders to Require Us to Repurchase CHAD Stock.”

Voting Rights

The CHAD Stock will have no voting rights except as described in this prospectus or as provided in our amended and restated certificate of incorporation or required by the Delaware General Corporation Law.

If (in each case, subject to the provisions described in this prospectus) less than the full amount of accumulated and unpaid regular dividends on the outstanding CHAD Stock have been declared and paid within sixty (60) days of the following regular dividend payment date in respect of each of (i) twelve (12) or more consecutive regular dividend payment dates and (ii) twenty-four (24) or more consecutive regular dividend payment dates then, in each case, if then required under our amended and restated certificate of incorporation or amended and restated bylaws in order to increase the size of our board of directors, we will obtain board of directors and/or stockholder approval to amend our amended and restated certificate of incorporation to increase the authorized number of our directors by one (or, to the fullest extent permitted under the Delaware General Corporation Law and our amended and restated certificate of incorporation, we will cause the office of one director to be vacated) and the holders of the CHAD Stock, voting together as a single class with the holders of each class or series of “voting parity stock” (as defined in this prospectus), if any, with similar voting rights regarding the election of directors upon a failure to pay dividends, which similar voting rights are then exercisable, will have the right to elect one director (which we refer to as a “preferred stock director”) to fill such vacant directorship at our next annual meeting of stockholders (or, if earlier, at a special meeting of our stockholders called for such purpose). If, thereafter, all accumulated and unpaid dividends on the outstanding CHAD Stock have been paid in full, then the right of the holders of the CHAD Stock to elect any preferred stock directors will terminate. Upon the termination of such right with respect to the CHAD Stock and all other outstanding voting parity stock, if any, the term of office of each person then serving as a preferred stock director will immediately and automatically terminate (and, if the authorized number of our directors was increased by one or two, as applicable, in connection with such election, then the authorized number of our directors will automatically decrease by one or two, as applicable).

Subject to the exceptions and limitations described in this prospectus, the affirmative vote or consent of preferred stockholders, and holders of each class or series of voting parity stock, if any, with similar voting or consent rights with respect to such event, representing at least a majority of the combined outstanding voting power of the CHAD Stock and such voting parity stock will be required for certain transactions or events, including (i) certain amendments to our amended and restated certificate of incorporation or the certificate of designations establishing the terms of the CHAD Stock; (ii) certain consolidations, combinations and mergers involving us; (iii) certain binding or statutory share exchanges or reclassifications involving the CHAD Stock; and (iv) the creation and issuance, or increase in the authorized or issued number, of any dividend senior stock or liquidation senior stock.

See “Description of Variable Rate Series C Perpetual Preferred Stock—Voting Rights.”

Ranking

The CHAD Stock will rank as follows:

●    senior to (i) “dividend junior stock” (as defined in this prospectus, and which includes our common stock) with respect to the payment of dividends; and (ii) “liquidation junior stock” (as defined in this prospectus, and which includes our common stock) with respect to the distribution of assets upon our liquidation, dissolution or winding up;

●    equally with (i) “dividend parity stock” (as defined in this prospectus, and which includes the Series A Preferred Stock) with respect to the payment of dividends; and (ii) “liquidation parity stock” (as defined in this prospectus, and which includes the Series A Preferred Stock) with respect to the distribution of assets upon our liquidation, dissolution or winding up;

●     junior to our existing and future indebtedness; and

●    structurally junior to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent we are not a holder thereof) capital stock of our subsidiaries.

As of September 30, 2025, we had $210.9 million in aggregate principal amount of consolidated indebtedness outstanding. Additionally, as of September 30, 2025, there were 10,000 shares of dividend parity stock or liquidation parity stock outstanding, consisting of the Series A Preferred Stock. Our indebtedness ranks senior to the CHAD Stock.

Transfer Agent, Paying Agent and Conversion Agent for the CHAD Stock	Colonial Stock Transfer Company, Inc.

Listing and ELOC Offering	No public market currently exists for the CHAD Stock. We have applied to list the CHAD Stock on the Nasdaq Capital Market under the symbol “CHAD.” If the listing is approved, we expect trading to commence within 30 days after the date the CHAD Stock is first issued. We also intend to commence an ELOC for the CHAD Stock as soon as reasonably practicable following the listing of the CHAD Stock on the Nasdaq Capital Market; however, the terms of such an offering have not been established and there can be no assurance as to when or on what terms we would commence an ELOC offering of the CHAD Stock.

Nasdaq Capital Market Symbol for Our Common Stock	Our common stock is listed on the Nasdaq Capital Market under the symbol “DFDV.” On December 17, 2025, the last reported sale price of our common stock was $4.97 per share.

Use of Proceeds

We may use the net proceeds from the sale of shares of our CHAD Stock for general corporate purposes, including, among other things, the acquisition of Solana and for working capital. We may also use such proceeds to fund acquisitions of businesses, assets or technologies that complement our current business. Our management will retain broad discretion over the allocation of the net proceeds from the sale of the shares of our CHAD Stock offered by this prospectus. See “Use of Proceeds.”

Solana is a highly volatile asset that has traded below approximately $95 per Solana and above approximately $295 per Solana in our principal market in the 12 months preceding the date of this prospectus. Solana does not pay interest or other returns and so our ability to generate cash from our Solana holdings depends on sales. Future fluctuations in Solana trading prices may result in our converting Solana purchased with the net proceeds from this offering into cash with a value substantially below the net proceeds from this offering, and there can be no assurance as to whether or when we will realize any cash proceeds from our contemplated acquisition of Solana.

Risk Factors	See the section titled “Risk Factors” of this prospectus and in the documents incorporated herein by reference for a discussion of certain factors you should carefully consider before deciding to invest in shares of our CHAD Stock.

Material United States Federal Income Tax Considerations	For a description of material United States federal income tax consequences of purchasing, owning, and disposing of the CHAD Stock, see “Material United States Federal Income Tax Considerations.”

Book-Entry Form	We will initially issue the CHAD Stock in the form of one or more global certificates registered in the name of Cede & Co., as nominee of The Depository Trust Company (which we refer to as “DTC”), which we will deposit with the transfer agent as custodian for DTC. Beneficial interests in global certificates will be shown on, and transfers of CHAD Stock represented by global certificates will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue physical certificates representing any CHAD Stock. See “Description of Variable Rate Series C Perpetual Preferred Stock—Book Entry, Settlement and Clearance.”

Shares Outstanding After This Offering

Immediately after the consummation of this offering,                shares of CHAD Stock, and 27,718,159 shares of our common stock will be outstanding.

The number of shares of our common stock that will be outstanding immediately after this offering as shown above is based on 27,718,159 shares outstanding as of September 30, 2025. The number of shares outstanding as of September 30, 2025 as used throughout this prospectus, unless otherwise indicated, excludes:

	●	1,483,992 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 2025 at a weighted average exercise price of $5.24 per share;

	●	242,375 shares of common stock issuable upon the vesting of restricted stock units outstanding as of September 30, 2025;

	●	950,305 additional shares of common stock available as of September 30, 2025 for future issuance under our 2023 Equity Incentive Plan;

	●	1,832,128 shares of common stock issuable upon the conversion of the convertible notes issued to PIPE investors under a purchase agreement entered into on April 4, 2025;

	●	4,404,750 shares of common stock issuable upon the exercise of the warrants issued to PIPE investors under a purchase agreement entered into on April 4, 2025;

	●	up to 5,300,453 shares of common stock potentially issuable upon the conversion of our 5.50% Convertible Senior Notes due 2030 (subject to customary anti-dilution adjustment provisions);

	●	up to 4,080,895 shares of common stock potentially issuable upon the exercise of the prefunded warrants issued to PIPE investors under the Subscription Agreements entered August 24, 2025;

	●	up to approximately 3,898,856 shares of common stock potentially issuable upon the exercise of the warrants which were distributed to the Company’s common stockholders and noteholders on October 27, 2025; and

	●	up to 36,238,732 shares of common stock issuable under the ELOC.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described under “Risk Factors” in our most recent annual report on Form 10-K as supplemented or updated in our most recent quarterly report on Form 10-Q, any current report on Form 8-K, as well as any accompanying prospectus supplement, together with all of the other information included or incorporated by reference in this prospectus and in any accompanying prospectus supplement, including our financial statements and related notes, before deciding whether to purchase our securities.

Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future. The Company is supplementing the risk factors previously disclosed in its Annual Report on Form 10-K for the year ended December 31, 2024, as amended (the “Form 10-K”) with the following risk factors. These risk factors should be read in conjunction with the risk factors included in the Form 10-K.

Risks Related to Our Business

Our financial results and the market price of our Common Stock may be affected by the prices of digital assets that we hold.

As part of our capital allocation strategy for assets that are not required to provide working capital for our ongoing operations, we have invested and will continue to invest in SOL and other digital assets. The price of digital assets has historically been subject to dramatic price fluctuations and is highly volatile. Moreover, digital assets, such as SOL, are relatively novel and the application of securities laws and other regulations to such assets is unclear in many respects. It is possible that regulators may interpret laws in a manner that adversely affects the liquidity or value of digital assets.

Any decrease in the fair value of digital assets below our carrying value for such assets currently would require us to incur a loss due to the decrease in fair market value, and such charge could be material to our financial results for the applicable reporting period, which may create significant volatility in our reported earnings. Any decrease in reported earnings or increased volatility of such earnings could have a material adverse effect on the market price of our Common Stock. In addition, the application of generally accepted accounting principles in the United States, with respect to digital assets, may change in the future and could have a material adverse effect on our financial results and the market price of our common stock.

In addition, if investors view the value of our common stock as dependent upon or linked to the value or change in the value of our digital asset holdings, the price of digital assets may significantly influence the market price of our common stock.

The price of our Common Stock has been and may continue to be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our Common Stock.

Our stock price has been and is likely to continue to be volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. With the adoption of our new SOL treasury strategy, we expect to see additional volatility. As a result of this volatility, you may not be able to sell your Common Stock. The market price for our Common Stock may be influenced by many factors, including:

●	our digital asset treasury strategy;

●	the SOL developer community and whether people continue to engage in building;

●	the recruitment or departure of key personnel at SOL;

●	downtime and congestion of the SOL network;

●	changes in staking rewards or validator incentives in the SOL ecosystem;

●	the success of competitive products to SOL, alternative services or technologies in the blockchain and technology community;

●	regulatory or legal developments in the United States and other countries related to digital assets, blockchain and AI;

●	variations in our financial results or those of companies that are perceived to be similar to us that also have a SOL treasury strategy;

●	general economic, industry and market conditions in the cryptocurrency industry and broader macroeconomic trends related to the digital asset industry; and

●	the other factors described in this ‘‘Risk Factors’’ section and in the “Risk Factors” section of our other SEC filings, including our most recent annual report on Form 10-K.

Our digital asset holdings are less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. We are also subject to the credit risk of custodians.

Historically, crypto markets have been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in their entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our digital asset holdings at favorable prices or at all. Further, we hold digital assets with centralized custodians and transact with trade execution partners. These entities do not have the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation. For example, U.S. banks are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per depositor in the case of the bank’s insolvency. U.S. broker-dealers are covered by the Securities Investor Protection Corporation (“SIPC”), which ensures recovery of the securities by the depositor. In contrast, cryptocurrency custodians do not offer such protections. If a custodian were to become insolvent, it is possible that we face delays or difficulties obtaining our digital assets. Moreover, there have been a number of instances in which custodians have used customer funds to fund their own operations. If that were the case with our custodian and the custodian were to become insolvent and file for bankruptcy, we may not be able to obtain all of the digital assets that we had deposited with the custodian. Even if we were to obtain our digital assets, it may require a considerable amount of time, which could adversely impact our financial stability.

Apart from the risk of insolvency of the custodian, there is also a risk of custodians freezing withdrawals, typically in connection with a security incident, regulatory compliance or technical issues, and may be unresponsive to customers attempting to retrieve their funds. In such events, it may be difficult to reach a representative to assist with unfreezing assets and we may not be able to sell or use our digital assets.

Additionally, the secondary market for borrowing against digital assets is not well developed. We may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered digital assets or otherwise generate funds using our digital assets, especially during times of market instability or when the price of digital assets has declined significantly. If we are unable to sell our digital assets, enter into additional capital raising transactions using digital assets as collateral, or otherwise generate funds using our digital assets or if we are forced to sell our digital assets at a significant loss in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

We may be subject to regulatory developments related to crypto assets and crypto asset markets, which could adversely affect our business, financial condition, and results of operations.

As SOL and other digital assets are relatively novel and the application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of digital assets. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of digital assets or the ability of individuals or institutions such as us to own or transfer digital assets.

There are currently bills introduced into the U.S. Congress that, if they pass, may provide clarity on the market structure of whether digital assets are securities or a commodities. If digital assets are determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of digital assets and, in turn, adversely affect the market price of our common stock.

Our SOL treasury strategy could create complications with third party service providers, such as insurance companies, banking entities and auditors, which could have a materially adverse impact on our business.

Our SOL treasury strategy could create complications with third party service providers that may place a high risk on companies engaging in such a treasury strategy. For example, in 2023, the Office of the Comptroller of the Currency, the Federal Reserve and the FDIC issued supervisory statements that digital assets were a “significant risk” to banking organizations. Similarly, third-party service providers began placing a high degree of risk on digital asset companies, including third-party providers such as insurance companies, banking entities, auditors, payment processors, compliance vendors and public relationship firms.

While the current administration has undertaken a coordinated policy shift across key financial regulatory agencies with respect to regulations of digital assets, the implications of such proposed and future policy changes are uncertain at this time. If future regulations and policy changes were to impose similar limitations as those in 2023, our service providers may refuse to enter into commercially acceptable contracts with us and other companies that engage in similar treasury strategies with digital assets. This could have a number of adverse impact on the operation of our business. For example, with respect to insurance companies, the cost of our insurance may also increase or our insurers may refuse to underwrite policies or exclude digital asset liabilities from coverage. In the event that we are unable to obtain directors and officers liability insurance on acceptable terms, our directors and officers may be exposed to personal liability in connection with securities class actions, regulatory investigations and other legal proceedings. This could also deter us from retaining key employees or may prevent us from hiring talent. If we were to lose our banking services, it would severely disrupt our ability to maintain liquidity, process payroll, pay vendors or access fiat currency, which would have a significantly adverse impact on our business, financial condition and results of operations. Certain auditors may also consider custody, fair market valuation, impairment testing and other controls as high-risk. If our auditor determined that it was unable to issue an unqualified opinion or could not engage with us altogether, it may adversely affect our ability to meet our periodic reporting obligations under the Exchange Act and significantly affect our business, financial condition and the ability to raise capital in the public markets.

Regulatory change reclassifying SOL as a security could lead to our falling within the definition of “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act, and could adversely affect the market price of SOL and the market price of our common stock.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (1) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (2) it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in the 1940 Act, and are not registered as an “investment company” under the 1940 Act as of the date of this offering memorandum.

While the SEC has not stated a view as to whether SOL is or is not a “security” for purposes of the federal securities laws, a determination by the SEC or a court of competent jurisdiction that SOL is a security could lead to our meeting the definition of “investment company” under the 1940 Act, if the portion of our assets that consists of investments in SOL exceeds the 40% limit prescribed in the 1940 Act, which would subject us to significant additional regulatory requirements that could have a material adverse effect on our business and operations and may also require us to change the manner in which we conduct our business.

We monitor our assets and income in order to conduct our business activities in a manner such that we do not fall within the definition of “investment company” under the 1940 Act or would qualify under one of the exemptions or exclusions provided by the 1940 Act and corresponding SEC rules. If SOL is determined to be a security for purposes of the federal securities laws, we would take steps to reduce our holdings of SOL as a percentage of our total assets. These steps may include, among others, selling SOL that we might otherwise hold for the long term and deploying our cash in assets that are not considered to be investment securities under the 1940 Act, in which case we may be forced to sell our SOL at unattractive prices. We may also seek to acquire additional assets that are not considered to be investment securities under the 1940 Act, and we may need to incur debt, issue additional equity or enter into other financing arrangements that are not otherwise attractive to our business. Any of these actions could have a material adverse effect on our results of operations and financial condition. Moreover, we can make no assurance that we would successfully be able to take the necessary steps to avoid meeting the definition of “investment company” under the 1940 Act and becoming subject to its requirements. If SOL is determined to constitute a security for purposes of the federal securities laws, and if we are not able to come within an available exemption or exclusion under the 1940 Act, then we would have to register as an investment company and require us to change the manner in which we conduct our business. In addition, such a determination could adversely affect the market price of SOL and in turn adversely affect the market price of our common stock.

If SOL were considered a security, U.S. exchanges that list SOL will either have to register as a national securities exchange or de-list SOL. The delisting of SOL would have a significantly adverse impact on the liquidity of SOL, which would likely have a material adverse impact on our SOL treasury strategy and our business. Further, we may be forced to liquidate our holdings of SOL at unfavorable prices and change our SOL treasury strategy in the event that SOL is classified as a security.

We are not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and funds, or to obligations applicable to investment advisers.

Mutual funds, exchange-traded funds and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. We are not subject to, and do not otherwise voluntarily comply with, these laws and regulations. This means, among other things, that the execution of or changes to our Treasury Reserve Policy or our SOL strategy, our use of leverage, the manner in which our SOL is custodied, our ability to engage in transactions with affiliated parties and our operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. For example, although a significant change to our Treasury Reserve Policy would require the approval of our board of directors, no stockholder or regulatory approval would be necessary. Consequently, our board of directors has broad discretion over the investment, leverage and cash management policies it authorizes, whether in respect of our SOL or other activities we may pursue, and has the power to change our current policies, including our strategy of acquiring and holding SOL. As a result, investors in our company may be exposed to greater volatility, concentration risk and governance discretion than they would be if we were subject to the protections afforded to regulated investment vehicles.

If we or our service providers experience a security breach or cyberattack and unauthorized parties obtain access to our digital assets, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our digital assets and our financial condition and results of operations could be materially adversely affected.

Substantially all of the digital assets we own is held in custody accounts at U.S. institutional digital asset custodians. Security breaches and cyberattacks are of particular concern with respect to our digital assets. Solana and other blockchain cryptocurrencies and the entities that provide services to participants in the Solana ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

●	a partial or total loss of our digital assets in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our digital assets;

●	harm to our reputation and brand;

●	improper disclosure of data and violations of applicable data privacy and other laws; or

●	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader Solana ecosystem or in the use of the Solana network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to Solana, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt to gain access to our systems and facilities, as well as those of our partners and third service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia and Israel conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the Solana industry, including third services on which we rely, could materially and adversely affect our financial condition and results of operations.

We face other risks related to our digital asset treasury reserve business model.

Our digital asset treasury reserve business model exposes us to various risks, including the following:

●	SOL and other digital assets are subject to significant legal, commercial, regulatory, and technical uncertainty, and our SOL strategy subjects us to enhanced regulatory oversight;

●	regulatory changes could impact our ability to operate validators or receive rewards;

●	regulatory scrutiny of the Company’s activities may increase, potentially limiting our operations;

●	potential litigation risks exist related to smart contract vulnerabilities, validator operations, or our business activities;

●	uncertainty around digital assets, including SOL’s, regulatory status may impact our ability to list on certain exchanges;

●	changes in political administration may not guarantee a favorable regulatory environment for digital assets;

●	future SEC actions or court decisions could retroactively classify digital assets as a security, potentially leading to penalties or forced unwinding of transactions; and

●	increased regulatory focus on Layer-1 blockchains beyond Bitcoin and Ethereum could result in new compliance requirements.

We may engage in leveraged digital asset financing strategies, in which we will leverage our digital asset holdings to acquire additional amounts of the same leveraged digital assets, and may do so on a compounded basis, which will increase our exposure to smart-contract, operational, and counterparty risks.

We may engage in digital asset leverage strategies to acquire additional amounts of SOL. As part of this strategy, we may borrow digital assets by pledging our own SOL holdings as collateral, deploy these borrowed assets to acquire additional amounts of SOL, and subsequently re-pledge the newly acquired SOL to further engage in these leveraged transactions. As each of these transactions will be effectuated on chain, the strategy may expose us to significant smart-contract vulnerabilities and operational risks. The smart contracts that are used for purposes of these transactions may contain undiscovered bugs, logical errors or economic vulnerabilities that could be exploited by malicious actors or that could cause the contracts to perform in unintended ways, resulting in partial or total loss of our collateral and borrowed assets. In addition, the strategy may subject us to counterparty risk through the platforms we utilize to facilitate leveraging strategies including, among others, insolvency of the platform, coding errors, and cyberattacks. Finally, lenders customarily require that collateral ratios be maintained within narrowly defined thresholds and may exercise broad contractual discretion to impose additional margin requirements or to liquidate collateral without notice when those thresholds are breached. We may also incur losses if the interest that accrues on our borrowings significantly exceeds the revenue generated by the borrowed SOL.

SOL faces unique technical, governance and concentration risks that could materially affect its long-term viability.

SOL is a high-throughput Layer 1 blockchain with architectural features that differ significantly from other blockchains, such as Ethereum. While these features allow for rapid processing of transactions, they introduce risks that could adversely impact the value of SOL and the stability of the SOL network. Historically, SOL has suffered network outages, slow operations and validator coordination failures. If such challenges were to persist, the confidence of the SOL development community and its users will be adversely affected, which could cause a rapid decline in the value of SOL. In addition, SOL’s consensus mechanism (Proof of History combined with Proof of Stake) is novel and relatively untested at a large scale over time. Structural flaws could emerge that require a fork, which may have an adverse impact on the SOL network and our holdings.

SOL validators are relatively small in number, which may lead to coordinated censorship.

SOL requires high-performing computing hardware and internet connectivity to operate a validator node. These substantial infrastructure demands create a barrier of entry for validators, leading to a high concentration of validators that must be well capitalized. A significant portion of staked SOL tokens may be delegated to a few validators, resulting in a centralized block production environment. This concentration and centralization could lead to the risk of coordinated censorship, which validators or node operators could delay or exclude transactions or blocks from being confirmed and recorded on the blockchain, severely undermining neutrality and causing and erosion of the integrity of the SOL network. In particular, Blue Moose Systems, a SOL validator that we have acquired, is one of the top-performing SOL validators that also controls a significant share of stake on SOL, which presents additional centralization risk.

Our Solana validator reward yield is expected to decline over time and could have a material adverse effect on our financial results.

We currently earn rewards from the Solana network through operating two validator nodes. Solana’s current protocol distributes rewards to validators based on a declining inflation model. This model reduces the total amount of Solana rewards available to distribute to validators by 15% each year until it reaches a long-term rate of 1.5%. A significant reduction in validator reward yield could negatively impact our business and results of operations.

Our SOL treasury strategy is dependent on the SOL Foundation and core development team.

The SOL network is more centralized than other blockchain protocols such as Bitcoin and Ethereum. The SOL Foundation and a relatively small group of core developers play a significant role in the governance, maintenance, and technical direction of the SOL protocol. If one or more key individuals that is responsible for the core development or leadership were to depart, become incapacitated or otherwise decide not to participate, the health of the SOL network will be significantly affected and would result in a material adverse impact on the value of SOL. Further, if the SOL Foundation were to become subject to a reputational event, it could lead to reduced developer engagement and adversely affect the functionality and value of the SOL network.

SOL is subject to technological obsolescence, including competition from emerging blockchain and artificial intelligence protocols.

The digital asset ecosystem is characterized by rapid technological innovation, short development cycles, and intense competition among Layer 1 blockchains and related infrastructure providers. SOL faces intense competition among existing protocols, such as Aptos and Sei, and new entrants that are currently being developed. Competitors may offer superior scalability, security, interoperability, decentralization, programmability and adoption, and may attract developers away from the SOL ecosystem. Advancements in AI and blockchain technology are likely to accelerate the development of such protocols, including the development of additional networks that natively integrate AI into consensus mechanisms and other core features. If SOL is unable to evolve to address such increased competition or if Layer 2 networks believe that SOL’s core technology stack is outdated or less attractive compared with other Layer 1 networks, SOL may be considered technologically obsolete by the next-generation of protocols. The decline in the SOL network would materially impact the market value of SOL and adversely affect the value of our SOL treasury holdings and our stock price.

We may be subject to additional tax liability if regulation or policy changes adversely affect the tax treatment of rewards from staking SOL.

The U.S. federal income tax treatment of rewards from staking digital assets such as SOL remains uncertain and is currently under the subject of debate and regulatory attention. Under current guidance by the Internal Revenue Service (“IRS”), staking rewards are generally treated as ordinary income upon receipt. If regulation or policy changes, or the interpretation or enforcement thereof, results in adverse tax treatment of rewards from staking SOL, we could be subject to increased audits by the IRS and additional tax liabilities.

Risks Relating to this Offering and Our CHAD Stock

Although the CHAD Stock will be senior to our common stock, it will be junior to our existing and future indebtedness, structurally junior to the liabilities of our subsidiaries and subject to the rights and preferences of any other class or series of preferred stock then outstanding.

If we liquidate, dissolve or wind up, whether voluntarily or involuntarily, then our assets will be available to distribute to our equity holders, including holders of the CHAD Stock, only if all of our then-outstanding indebtedness is first paid in full. The remaining assets, if any, would then be allocated among the holders of our equity securities in accordance with their respective liquidation rights. If we issue any liquidation senior stock in the future, then we would be required to pay the amounts due on such liquidation senior stock in full before making any payments on the CHAD Stock. If any assets remain after any liquidation senior stock is paid in full, those assets will be distributed pro rata among holders of the CHAD Stock and any other liquidation parity stock then outstanding. There may be insufficient remaining assets available to pay the liquidation preference and any accumulated and unpaid dividends on the CHAD Stock. As of September 30, 2025, we had $210.9 million in aggregate principal amount of consolidated indebtedness outstanding. Additionally, as of September 30, 2025, there were 10,000 shares of dividend parity stock or liquidation parity stock outstanding, consisting of the Series A Preferred Stock. Our indebtedness ranks senior to the CHAD Stock. As of September 30, 2025, there were 27,718,159 shares of common stock issued and outstanding, all of which would rank junior to the CHAD Stock, and the number of shares outstanding as of September 30, 2025 excludes: 1,483,992 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 2025 at a weighted average exercise price of $5.24 per share; 242,375 shares of common stock issuable upon the vesting of restricted stock units outstanding as of September 30, 2025; 950,305 additional shares of common stock available as of September 30, 2025 for future issuance under our 2023 Equity Incentive Plan; 1,832,128 shares of common stock issuable upon the conversion of the convertible notes issued to PIPE investors under a purchase agreement entered into on April 4, 2025; 4,404,750 shares of common stock issuable upon the exercise of the warrants issued to PIPE investors under a purchase agreement entered into on April 4, 2025; up to 5,300,453 shares of common stock potentially issuable upon the conversion of our 5.50% Convertible Senior Notes due 2030 (subject to customary anti-dilution adjustment provisions); up to 4,080,895 shares of common stock potentially issuable upon the exercise of the prefunded warrants issued to PIPE investors under the Subscription Agreements entered August 24, 2025; up to approximately 3,898,856 shares of common stock potentially issuable upon the exercise of the warrants which were distributed to the Company’s common stockholders and noteholders on October 27, 2025; and up to 36,238,732 shares of common stock issuable under the ELOC.

In addition, our subsidiaries will have no obligation to pay any amounts on the CHAD Stock. If any of our subsidiaries liquidates, dissolves or winds up, whether voluntarily or involuntarily, then we, as a direct or indirect common equity owner of that subsidiary, will be subject to the prior claims of that subsidiary’s creditors, including trade creditors and preferred equity holders. We may never receive any amounts from that subsidiary, and, accordingly, the assets of that subsidiary may never be available to make payments on the CHAD Stock.

Our right to unilaterally reduce the regular dividend rate could cause the CHAD Stock to accumulate dividends at rates that are below those of otherwise comparable instruments, could cause the trading price or value of the CHAD Stock to decrease, and could otherwise significantly harm investors.

The CHAD Stock will accumulate cumulative regular dividends on the stated amount thereof at a variable rate per annum equal to the monthly regular dividend rate per annum. The initial monthly regular dividend rate per annum is 12.00%. However, subject to the provisions described more fully under the caption “Description of Variable Rate Series C Perpetual Preferred Stock—Regular Dividends,” we will have the right, in our sole and absolute discretion, to adjust the monthly regular dividend rate per annum that applies to each regular dividend period that begins after the first regular dividend period. Our right to adjust the monthly regular dividend rate per annum will be subject to certain restrictions. For example, we will not be permitted to reduce the monthly regular dividend rate per annum that will apply to any regular dividend period (i) by more than the following amount from the monthly regular dividend rate per annum applicable to the prior regular dividend period: the sum of (1) 25 basis points; and (2) the excess, if any, of (x) the monthly SOFR per annum on the first business day of such prior regular dividend period, over (y) the minimum of the monthly SOFR per annum rates that occur on the business days during the period from, and including, the first business day of such prior regular dividend period to, and including, the last business day of such prior regular dividend period; or (ii) to a rate per annum that is less than the monthly SOFR per annum in effect on the business day before we provide notice of the next regular dividend rate. In addition, subject to the more detailed provisions described in this prospectus, we will not be entitled to reduce the monthly regular dividend rate per annum unless, at the time we provide the related notice of the adjustment, all accumulated regular dividends, if any, on the CHAD Stock then outstanding for all prior completed regular dividend periods, if any, have been paid in full (or have been declared in full and consideration in kind and amount that is sufficient, in accordance with the certificate of designations, to pay such accumulated regular dividends, is set aside for the benefit of the preferred stockholders entitled thereto). See “Description of Variable Rate Series C Perpetual Preferred Stock—Regular Dividends.”

Our current intention, which is subject to change in our sole and absolute discretion, is to adjust the monthly regular dividend rate per annum in such a manner as we believe will maintain the CHAD Stock’s trading price within its stated long-term range of $95 and $105 per share. We may, at any time in our sole and absolute discretion, and without the consent of any preferred stockholder, choose to reduce the monthly regular dividend rate per annum to the maximum extent permitted by the terms of the CHAD Stock, without regard to the impact that reduction may have on the trading price or value of the CHAD Stock.

If we reduce the monthly regular dividend rate per annum, then the trading price or value of the CHAD Stock could decrease significantly. If you hold CHAD Stock at the time of such a decrease, the value of your investment could materially depreciate, and you may not be able to resell your CHAD Stock at favorable prices, if at all. Moreover, the mere existence of our right to unilaterally reduce the monthly regular dividend rate per annum could, in itself and without any actual reduction in the monthly regular dividend rate per annum, cause the CHAD Stock to trade at prices below those that may otherwise be expected.

Notwithstanding the limitations on our ability to reduce the monthly regular dividend rate per annum, the trading price of the CHAD Stock could decline significantly if, for example, we reduce the dividend rate in successive regular dividend periods, or there is a market expectation that we do so. Further, consecutive monthly reductions of the regular dividends rate on the CHAD Stock may cause the regular dividend rate on CHAD Stock to be viewed as reasonably expected to decline, which could result in adverse consequences to holders of CHAD Stock. See “—The tax rules applicable to “fast-pay stock” could result in adverse consequences to holders of CHAD Stock” below. If we reduce the monthly regular dividend rate per annum to the minimum dividend rate of the monthly SOFR per annum, and the monthly SOFR per annum thereafter increases, we will have no obligation to increase the monthly regular dividend rate per annum to the new monthly SOFR per annum. Moreover, SOFR has a limited history, and its future performance cannot be predicted.

Despite our current intention, which is to adjust the monthly regular dividend rate per annum in such a manner as we believe will maintain the CHAD Stock’s trading price within its stated long-term range of $95 and $105 per share, since we are permitted to exercise our right to adjust the monthly regular dividend rate per annum for any reason, the trading price of the CHAD Stock could be significantly volatile. For example, we could choose to adjust the monthly regular dividend rate per annum for reasons not directly related to the market value of our Solana holdings, the credit spreads on our other debt and preferred stock instruments, or the interest rate environment. Accordingly, the trading profile of our CHAD Stock could be significantly different than that of our other securities. Increased volatility could harm investors by, for example, causing wide fluctuations in the implied yield of the CHAD Stock and otherwise increasing the uncertainty regarding the price at which investors may resell their CHAD Stock, if at all.

Certain provisions of the v are intended to protect investors in the event we fail to declare and pay regular dividends on the CHAD Stock. These provisions include restrictions on our ability to make payments on, or engage in certain other transactions relating to, other classes of our capital stock that rank junior to, or on parity with, the CHAD Stock. See “Description of Variable Rate Series C Perpetual Preferred Stock—Regular Dividends—Priority of Dividends; Limitation on Junior Payments; No Participation Rights.” Our ability to reduce the monthly regular dividend rate per annum could cause these provisions to be inadequate to protect investors. For example, we could reduce the monthly regular dividend rate per annum to a sufficiently low rate that permits us to pay all accumulated regular dividends and avoid invoking the protective measures of these provisions.

In deciding to invest in the CHAD Stock, you should be prepared to bear the risk that we will exercise our right to reduce the regular dividend rate on the CHAD Stock to the maximum extent we are permitted to do so.

We may not have sufficient funds to pay dividends in cash on the CHAD Stock, or we may choose not to pay dividends on the CHAD Stock. In addition, regulatory and contractual restrictions may prevent us from declaring or paying dividends.

At the closing of this offering, we intend to establish a dividend reserve in an amount equal to the first 12 months of dividend payments (assuming dividend payments are made at a rate of 12.00% per annum) calculated as of the date of this offering (the “Dividend Reserve”) by depositing $12.00 per share of CHAD Stock into a separate account (the “Dividend Payment Account”) funded by us with existing cash on hand. Subject to compliance with Delaware law and any other applicable requirements, we may make dividend distributions from the Dividend Payment Account or from any other account maintained by us to the holders of the then-outstanding CHAD Stock on a monthly basis following the closing of this offering (the “Closing”). Following the 12-month period after the Closing, we expect to fund any dividends paid in cash on the CHAD Stock primarily through additional capital raising activities, including, but not limited to, ELOC agreements and at-the-market offerings of our common stock and the CHAD Stock.

Our ability to declare and pay cash dividends on the CHAD Stock will depend on many factors, including the following:

●	our financial condition, including the amount of cash we have on hand;

●	the amount of cash, if any, generated by our operations and financing activities (including our ability to raise additional capital from the equity capital markets on favorable terms or at all);

●	our anticipated financing needs, including the amounts needed to service our indebtedness or other obligations, which may be impacted by our ability to sell equity which is reliant on maintaining effective registration statements, certain market conditions, such as sufficient liquid trading volume for our stock, the market price of our securities, the value of our Solana holdings, investor sentiment and the general public perception of Solana, our strategy and our value proposition;

●	the degree to which we decide to reinvest any cash generated by our operations or financing activities to fund our future operations;

●	the ability of our subsidiaries to distribute funds to us;

●	regulatory restrictions on our ability to pay dividends, including under the Delaware General Corporation Law;

●	our ability to sell equity securities under existing or new ELOC agreements or at-the-market offering programs; and

●	contractual restrictions on our ability to pay dividends.

In addition, our board of directors or any duly authorized committee thereof may choose not to pay accumulated dividends on the CHAD Stock for any reason. Accordingly, we may pay less than the full amount of accumulated dividends on the CHAD Stock. In addition, if we fail to declare and pay accumulated dividends on the CHAD Stock in full, then the value of the CHAD Stock will likely decline.

Provisions contained in the instruments governing our indebtedness may restrict or prohibit us from paying cash dividends on the CHAD Stock. If the terms of our indebtedness restrict or prohibit us from paying dividends, then we may seek to refinance that indebtedness or seek a waiver that would permit the payment of dividends. However, we may be unable or may choose not to refinance the indebtedness or obtain a waiver.

Under the Delaware General Corporation Law, we may declare dividends on the CHAD Stock only out of our “surplus” (which generally means our total assets less total liabilities, each measured at their fair market values, less statutory capital), or, if there is no surplus, out of our net profits for the current or the immediately preceding fiscal year. We may not have sufficient surplus or net profits to declare and pay dividends on the CHAD Stock in cash.

If we fail to declare and pay full dividends on the CHAD Stock, then we will be prohibited from paying dividends on our common stock and any other junior securities, subject to limited exceptions. Although we do not currently pay dividends on our common stock, we may decide to do so in the future. In that case, a reduction or elimination of dividends on our common stock may cause the trading price of our common stock to decline, which, in turn, will likely depress the value of the CHAD Stock. Further, no dividends may be declared or paid on any class or series of dividend parity stock unless regular dividends are simultaneously declared on the CHAD Stock on a pro rata basis (as described further under the caption “Description of Variable Rate Series C Perpetual Preferred Stock—Regular Dividends—Priority of Dividends; Limitation on Junior Payments; No Participation Rights—Limitation on Dividends on Parity Stock”).

We have not engaged an escrow or independent third-party agent to manage the distribution of dividends, including dividends from the Dividend Payment Account, nor entered into an escrow agreement or other similar arrangement.

We have not engaged, and do not intend to engage, an escrow or independent third-party agent to manage the distribution of dividends, including dividends from the Dividend Payment Account, nor entered into, and do not intend to enter into, an escrow agreement or other similar arrangement. While we intend to manage the distribution of dividends in good faith, there will not be independent custodianship of the funds allocated for distribution to the holders of CHAD Stock as dividends, which may result in the mismanagement or misallocation of such funds. In addition, the absence of an escrow or independent third-party agent imposes additional operational and administrative burdens on senior management, and holders of CHAD Stock may experience delayed or incorrect distributions of their dividends.

The CHAD Stock has only limited voting rights.

The CHAD Stock confers no voting rights except with respect to certain dividend arrearages, certain amendments to the terms of the CHAD Stock, and certain other limited circumstances described in this prospectus and except as required by the Delaware General Corporation Law. Holding CHAD Stock will not confer the right to vote together with holders of our common stock matters on which our holders of common stock are entitled to vote. For example, holders of CHAD Stock, as such, do not have the right to vote in the general election of our directors, although those holders will have a limited right, voting together with holders of any voting parity stock, if any, with similar voting rights regarding the election of directors upon a failure to pay dividends, which similar voting rights are then exercisable, to elect one director upon the occurrence of a “regular dividend non-payment event” (as defined below under the caption “Description of Variable Rate Series C Perpetual Preferred Stock—Definitions”). See “Description of Variable Rate Series C Perpetual Preferred Stock —Voting Rights—Right to Designate up to Two Preferred Stock Directors Upon Regular Dividend Non-Payment Events.” Accordingly, the voting provisions of the CHAD Stock may not afford you with meaningful protections for your investment.

We may issue preferred stock in the future that ranks equally with or senior to the CHAD Stock with respect to dividends and liquidation rights, which may adversely affect the rights of preferred stockholders.

Without the consent of any holder of CHAD Stock, we may authorize and issue preferred stock (including additional CHAD Stock) that ranks equally with or senior to the CHAD Stock with respect to the payment of dividends and other distributions or the distribution of assets upon our liquidation, dissolution or winding up. If we issue any such equally ranked preferred stock in the future, the rights of holders of the CHAD Stock will be diluted and the value of the CHAD Stock may decline. For example, if we issue any dividend parity stock in the future, no dividends may be declared or paid on the CHAD Stock unless regular dividends are simultaneously declared on any dividend parity preferred stock on a pro rata basis.

The terms of the CHAD Stock will not impose any contractual restrictions on our use of the Dividend Payment Account and the Dividend Payment Account could be subject to the claims of creditors.

We intend to establish a Dividend Payment Account to hold the Dividend Reserve for dividend distributions payable to the holders of then-outstanding CHAD Stock. However, the terms of the CHAD Stock do not impose any contractual restrictions or limit our discretion on how we may use the funds in the Dividend Payment Account, nor grant any liens or contractual rights in favor of the holders of CHAD Stock over such funds. For example, we will be permitted to invest the proceeds of the Dividend Payment Account in various capital preservation instruments, including short-term investment grade, interest-bearing securities, and money-market funds. We expect that any investment income earned from the Dividend Payment Account will be remitted to us to use for working capital or general corporate purposes, including the acquisition of additional Solana. In addition, we will not be contractually required to increase our contributions to the Dividend Payment Account if the dividend rate increases above 12.00% or if we issue additional CHAD Stock following the Closing. In the event we experience any insolvency issues and/or file for bankruptcy, the proceeds held in the Dividend Payment Account could be subject to the claims of creditors.

There is currently no trading market for the CHAD Stock. If an active trading market does not develop for the CHAD Stock, then holders of the CHAD Stock may be unable to sell their CHAD Stock at desired times or prices, or at all.

The CHAD Stock is a new class of securities for which no market currently exists. We have applied to list the CHAD Stock on the Nasdaq Capital Market under the symbol “CHAD.” If the listing is approved, we expect trading to commence within 30 days after the date the CHAD Stock is first issued. However, our listing application may not be approved. If our listing application is not approved, then the CHAD Stock will not be listed on the Nasdaq Capital Market. Investors should assume that they may not be able to liquidate their investment for some time, if ever, or be able to pledge their CHAD Stock as collateral. Moreover, even if the listing is approved, a liquid trading market for the CHAD Stock may not develop or be maintained, and the listing may be subsequently withdrawn. Accordingly, you may not be able to sell your CHAD Stock at the times you wish to or at favorable prices, if at all.

The liquidity of the trading market, if any, and future trading prices of the CHAD Stock will depend on many factors, including, among other things, prevailing interest rates, our dividend yield, financial condition, results of operations, business, prospects and credit quality relative to our competitors, the market for similar securities and the overall securities market. Many of these factors are beyond our control.

Market volatility could significantly harm the market for the CHAD Stock, regardless of our financial condition, results of operations, business, prospects or credit quality.

In addition to allocations made to retail investors by the underwriters, we anticipate that a portion of the CHAD Stock offered hereby will, at our request, be offered to retail investors through SoFi Securities LLC (“SoFi”) and Robinhood Financial LLC (“Robinhood”), via their respective online brokerage platforms. SoFi and Robinhood will act as selling group members for this offering. These platforms are not affiliated with us. There may be risks associated with the use of such platforms that we cannot foresee, including risks related to the technology and operation of such platforms, and the publicity and the use of social media by users of such platforms that we cannot control.

The condition of the financial markets, prevailing interest rates and other factors could significantly affect the value of the CHAD Stock.

The condition of the financial markets and changes in prevailing interest rates can have an adverse effect on the value of the CHAD Stock. For example, prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, and we would expect an increase in prevailing interest rates to depress the value of the CHAD Stock. An increase in short- or long-term interest rates, including as a result of a rise in actual or expected inflation, could cause the value of the CHAD Stock to fall significantly.

Future sales, or the perception of future sales, of our debt instruments, CHAD Stock, or other classes or series of liquidation parity stock or dividend parity stock could depress the price of the CHAD Stock.

We may issue and sell additional notes, or other classes or series of liquidation parity stock or dividend parity stock in subsequent offerings to raise capital, or may issue such securities for other purposes, including in connection with the acquisition of additional Solana. We cannot predict the size and terms of future issuances of such securities or the effect, if any, that future issuances and sales of such securities will have on the market price of the CHAD Stock.

Transactions involving newly issued debt, CHAD Stock, or other series of liquidation parity stock or dividend parity stock could result in a decrease in the market price of our CHAD Stock.

We may be unsuccessful in achieving, or may abandon, our current intention of adjusting the regular dividend rate in such a manner as we believe (in our sole and absolute judgment) would be designed to cause the CHAD Stock to trade at prices, or otherwise have a value, within its targeted long-term trading range of $95 and $105 per share.

Our current intention, which is subject to change in our sole and absolute discretion, is to adjust the monthly regular dividend rate per annum in such a manner as we believe will maintain the CHAD Stock’s trading price within its stated long-term range of $95 and $105 per share. However, we have no obligation to do so, and even if we attempt to achieve our current stated intent, any adjustments we make to the monthly regular dividend rate per annum, or any other actions we take, may fail to achieve or maintain a long-term trading level for the CHAD Stock between $95 and $105 per share. For example, if the CHAD Stock is trading at a price per share above $105 and we reduce the monthly regular dividend rate per annum with the goal of decreasing the trading price per share of the CHAD Stock, such reduction may cause the trading price of the CHAD Stock to decrease by a greater amount than we anticipate. Similarly, if the CHAD Stock is trading at a price per share below $95 and we increase the monthly regular dividend rate per annum with the goal of increasing the trading price per share of the CHAD Stock, such increase may cause the trading price of the CHAD Stock to increase by a lesser amount than we anticipate.

Further, for any additional shares of CHAD Stock that we issue (whether pursuant to an ELOC agreement, in an “at-the-market” or similar offering or otherwise following the listing of CHAD Stock on the Nasdaq Capital Market), our current intention (which is subject to change in our sole and absolute discretion) is to issue any such shares of CHAD Stock at a price per share not less than $95 or more than $110. However, we may issue any additional shares of CHAD Stock following the listing of CHAD Stock on the Nasdaq Capital Market at any price we choose.

Like any other security, the trading price or value of the CHAD Stock will depend on a wide range of factors, including those described elsewhere in this “Risk Factors” section and above under the caption “Cautionary Note Regarding Forward-Looking Statements and Industry Data,” many of which are beyond our control. While we expect that the dividend rate on the CHAD Stock will directly impact its trading price or value, there are many other factors that could have equal or more significant impacts. Any adjustment we make to the monthly regular dividend rate per annum that is designed to achieve a specified trading price or value will, necessarily, be based on assumptions regarding those other factors. These assumptions will always be inaccurate or incomplete to some degree, and potentially to a material extent. Moreover, even if such an adjustment initially achieves a specified trading price or value, the trading price or value may fluctuate significantly throughout the relevant regular dividend period before we have an opportunity to adjust the monthly regular dividend rate per annum for the next regular dividend period.

Importantly, the mere existence of our right to unilaterally adjust the monthly regular dividend rate per annum will impact the trading price and value of the CHAD Stock. Specifically, we expect the trading price of the CHAD Stock at any time to reflect the market’s expectations at that time regarding how we will exercise this right in the foreseeable future. Comments we make regarding our intentions regarding the adjustment of the monthly regular dividend rate per annum could also impact the trading price and value of the CHAD Stock. Modeling the impact of market expectations on the trading price of the CHAD Stock may be impossible. For example, if we increase, or announce an intention to increase, the monthly regular dividend rate per annum, then the trading price of the CHAD Stock may in fact decrease if the market expected us to make a larger increase.

In addition, we are free to abandon our stated intent, as described above, at any time in our sole and absolute discretion and without the consent of any preferred stockholder. See “—Our right to unilaterally reduce the regular dividend rate could cause the CHAD Stock to accumulate dividends at rates that are below those of otherwise comparable instruments, could cause the trading price or value of the CHAD Stock to decrease, and could otherwise significantly harm investors” above.

Holders of CHAD Stock may be treated as receiving deemed distributions, and consequently may be subject to tax with respect to the CHAD Stock under certain circumstances, even though no corresponding distribution of cash has been made.

Under Section 305 of the Internal Revenue Code of 1986, as amended (the “Code”), holders of CHAD Stock may be treated as receiving a deemed distribution on the CHAD Stock under certain circumstances, including (i) an increase in the liquidation preference of the CHAD Stock, (ii) if the CHAD Stock is issued at a discount or (iii) if we can call the CHAD Stock at a price above its issue price. The liquidation preference of the CHAD Stock will be subject to adjustment in the manner described in this prospectus, which adjustment may result in an increase in the liquidation preference. In addition, if our board of directors does not declare a dividend on the CHAD Stock in respect of any dividend period before the related dividend payment date, the deferred dividend may be treated as an increase in the liquidation preference of the CHAD Stock. In either case, any increase in the liquidation preference could give rise to a deemed dividend to holders of CHAD Stock. Although the matter is not entirely clear, we believe any such adjustment of liquidation preference in the manner described in this prospectus, deferred dividend, discount or call premium should not be treated as giving rise to a deemed distribution on the CHAD Stock. However, there is no assurance that the Internal Revenue Service (“IRS”) or an applicable withholding agent will not take a contrary position. It is also possible you may be treated as receiving a deemed distribution under Section 305 of the Code if we elect to increase the price at which we exercise our optional redemption right, with the likelihood of such treatment depending on the circumstances existing at the time the redemption price is adjusted.

Any deemed distribution will generally be taxable to the same extent as a cash distribution. In addition, for any holder of CHAD Stock that is a “non-U.S. holder” (as defined in “Material United States Federal Income Tax Considerations”), any deemed distribution could be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. Because deemed distributions received by a holder of CHAD Stock would not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay withholding (including backup withholding) on behalf of a holder of CHAD Stock, we (or an applicable withholding agent) may set off any such payment against, or withhold such taxes from, payments of cash to such holder of CHAD Stock or sales proceeds received by, or other funds or assets of, such holder of CHAD Stock, or require alternative arrangements with respect to such withholding taxes.

The application of the rules under Section 305 of the Code to the CHAD Stock is uncertain, and holders of CHAD Stock should consult their tax advisors about the impact of these rules in their particular situations.

Holders of CHAD Stock may not be entitled to the dividends-received deduction or preferential tax rates applicable to qualified dividend income.

Distributions paid to corporate U.S. holders may be eligible for the dividends-received deduction and distributions paid to non-corporate U.S. holders may be subject to tax at the preferential tax rates applicable to “qualified dividend income” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes and certain holding period and other requirements are met. We may not have sufficient current or accumulated earnings and profits during any fiscal year for the distributions on the CHAD Stock to qualify as dividends for U.S. federal income tax purposes. If any distributions on the CHAD Stock with respect to any fiscal year are not eligible for the dividends-received deduction or for the preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, the market value of the CHAD Stock may decline.

The tax rules applicable to “fast-pay stock” could result in adverse consequences to holders of CHAD Stock.

Under Treasury Regulations promulgated under Section 7701(l) of the Code (the “Fast-Pay Stock Regulations”), if stock of a corporation is structured such that dividends paid with respect to the stock are economically (in whole or in part) a return of the stockholder’s investment (rather than a return on the stockholder’s investment), then the stock is characterized as “fast-pay stock” and is subject to adverse tax reporting requirements and potentially penalties, as described below. In addition, under the Fast-Pay Stock Regulations, unless clearly demonstrated otherwise, stock is presumed to be fast-pay stock if it is structured to have a dividend that is reasonably expected to decline (as opposed to a dividend rate that is reasonably expected to fluctuate or remain constant) (for such purpose, the dividend rate may be viewed as reasonably expected to decline if we are reasonably expected to stop paying regular dividends on the CHAD Stock or if we are reasonably expected to reduce the monthly regular dividend rate over a meaningful time period) or is issued for an amount that exceeds (by more than a de minimis amount, as determined under applicable Treasury Regulations) the amount at which the stockholder can be compelled to dispose of the stock. It is not clear what amount would constitute “de minimis” in the case of stock with a perpetual term.

The determination of whether stock is fast-pay stock is based on all the facts and circumstances. To determine whether it is fast-pay stock, stock is examined when issued, and, for stock that is not fast-pay stock when issued, when there is a significant modification in the terms of the stock or the related agreements or a significant change in the relevant facts and circumstances. The relevant tax regulations do not indicate the types of significant changes in facts and circumstances that are intended to give rise to such a determination, and therefore it is possible that such a change could arise when, for example, there is a change to the terms of optional redemption or a compounded dividend rate comes into effect.

We do not believe that the CHAD Stock offered hereunder is fast-pay stock.

We may issue additional shares of CHAD Stock (or resell any shares that we or any of our subsidiaries have purchased or otherwise acquired) (such additional or resold shares, the “Additional Shares”). We do not intend to issue any Additional Shares that would be treated as fast-pay stock. Moreover, we intend to obtain advice of counsel in connection with future offerings of Additional Shares for the purpose of analyzing the consequences of issuing such Additional Shares in light of any legal developments regarding the definition of fast-pay stock. As the liquidation preference of the CHAD Stock will be subject to adjustment in the manner described in this prospectus and our current intention is to issue any Additional Shares at a price per share not more than $110 plus accrued and unpaid dividends that may apply to such instrument at the time of its issuance, it is generally not expected that the Additional Shares would be issued at such a level of premium above their liquidation preference or optional redemption price at the time of sale of the Additional Shares so as to implicate the fast-pay stock rules. In addition, we do not intend to adjust the regular dividend rate in a manner that would cause the CHAD Stock to be treated as fast-pay stock. Any adjustment to the regular dividend rate is expected to be consistent with our current intention to maintain a long-term trading level for the CHAD Stock between $95 and $105 per share, and therefore the CHAD Stock’s dividend rate is generally expected to fluctuate over time. Nonetheless, there may be increased risk that the IRS could assert that such Additional Shares constitute fast-pay stock.

Transactions involving fast-pay stock arrangements are treated as “listed transactions” for U.S. federal income tax purposes. Issuers and holders of any shares of fast-pay stock would be required to report their participation in the transaction on IRS Form 8886 on an annual basis with their U.S. federal income tax returns and would also be required to mail a copy of that form to the IRS Office of Tax Shelter Analysis. Failure to comply with those disclosure requirements could result in the assessment by the IRS of interest, additions to tax and onerous penalties. In addition, an accuracy-related penalty applies under the Code to any reportable transaction understatement attributable to a listed transaction if a significant purpose of the transaction is the avoidance or evasion of U.S. federal income tax. Furthermore, certain material advisors would also be required to file a disclosure statement with the IRS. If we determine that we are required to file an IRS Form 8886 (including a protective filing) in connection with the potential issuance of fast-pay stock with respect to the CHAD Stock offered hereunder or Additional Shares, we intend to provide public notice to the holders of the CHAD Stock offered hereunder or Additional Shares, as applicable, which notice may be by a press release, by publication on our investor relations website, or by filing a current report on Form 8-K with the Securities and Exchange Commission.

Notwithstanding our intent not to issue Additional Shares that would be fast-pay stock, the rules regarding the definition of fast-pay stock are unclear in certain respects and, therefore, the IRS could disagree with our determination and treat such Additional Shares as fast-pay stock. In addition, even though we believe that the CHAD Stock offered hereby is not fast-pay stock, treatment of the Additional Shares as fast-pay stock could result in adverse consequences to holders of CHAD Stock offered hereby because such Additional Shares may be indistinguishable from the CHAD Stock offered hereunder. See “—A future issuance of Additional Shares could have an adverse tax profile, which could subject holders of CHAD Stock offered hereby to adverse consequences” below.

Accordingly, holders of CHAD Stock are strongly urged to consult their tax advisors regarding the Fast-Pay Stock Regulations and their potential consequences to an investment in the CHAD Stock.

A future issuance of Additional Shares could have an adverse tax profile, which could subject holders of CHAD Stock offered hereby to adverse consequences.

If we issue Additional Shares that have a different, and potentially adverse, tax profile or treatment for U.S. federal income tax purposes from the CHAD Stock offered hereunder, since such Additional Shares would trade under the same CUSIP or other identifying number as that of the CHAD Stock offered hereunder, the CHAD Stock issued hereunder may be treated by subsequent purchasers, withholding agents and potentially the IRS as having the same profile or treatment as such Additional Shares if the CHAD Stock offered hereunder is not otherwise distinguishable from the Additional Shares.

For example, notwithstanding our intent not to issue any Additional Shares that are fast-pay stock, the IRS could assert that such Additional Shares constitute fast-pay stock. See “—The tax rules applicable to “fast-pay stock” could result in adverse consequences to holders of CHAD Stock” above.

Furthermore, if any Additional Shares are issued at a price that exceeds their liquidation preference, such Additional Shares would constitute “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Code and any corporate U.S. holder generally will be required to reduce its tax basis (but not below zero) in the CHAD Stock by the amount of any dividends-received deduction it receives. The liquidation preference of the CHAD Stock will be subject to adjustment in the manner described in this prospectus, which adjustment may be taken into account for purposes of disqualified preferred stock determination. If Additional Shares issued are considered disqualified preferred stock, the CHAD Stock offered hereunder could also be subject to same treatment as a practical matter due to fungible trading.

If any Additional Shares are sold at a discount (or at a discount that exceeds the discount that applies to the CHAD Stock offered hereunder at issuance), such Additional Shares may be subject to rules that require the accrual of such discount (or such greater discount) currently over the deemed term of the Additional Shares as deemed distributions under U.S. tax rules similar to those governing original issue discount for debt instruments. In that event, the IRS or a withholding agent may treat any such discount as resulting in deemed taxable distributions with respect to the CHAD Stock offered hereunder as well as such Additional Shares.

Because the IRS or other parties (such as withholding agents) may not be able to distinguish between the CHAD Stock offered hereunder and the Additional Shares, a holder of CHAD Stock might be subject to adverse tax consequences or might be required to demonstrate to the IRS (or such other parties) that the holder purchased the CHAD Stock as opposed to such Additional Shares. Moreover, any adverse tax consequences as described above in connection with the future issuance of Additional Shares may adversely affect the market value of the CHAD Stock offered hereunder. See “Material United States Federal Income Tax Considerations” for further discussion.

Provisions of the CHAD Stock could delay or prevent an otherwise beneficial takeover of us.

Certain provisions in the CHAD Stock could make a third-party attempt to acquire us more difficult or expensive. For example, if a takeover constitutes a fundamental change, then, except as described in this prospectus, preferred stockholders will have the right to require us to repurchase their CHAD Stock for cash. See “Description of Variable Rate Series C Perpetual Preferred Stock—Fundamental Change Permits Preferred Stockholders to Require Us to Repurchase CHAD Stock.” These fundamental change provisions could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management, including in a transaction that preferred stockholders may view as favorable.

Your investment in the CHAD Stock may be harmed if we redeem the CHAD Stock.

We will have the right to redeem the CHAD Stock in certain circumstances. See “Description of Variable Rate Series C Perpetual Preferred Stock—Redemption at Our Option.” If we redeem your CHAD Stock, then you may be unable to reinvest any proceeds from the redemption in comparable investments at favorable dividend or interest rates. Furthermore, if we elect to redeem the CHAD Stock, the redemption price per share of CHAD Stock that we redeem may be less than the price per share of CHAD Stock that you may receive upon a sale of your CHAD Stock in the open market. In addition, a redemption of less than all of the outstanding CHAD Stock may harm the liquidity of the market for the unredeemed CHAD Stock following the redemption. Accordingly, if your CHAD Stock is not redeemed in a partial redemption, then you may be unable to sell your CHAD Stock at the times you desire or at favorable prices, if at all, and the trading price of your CHAD Stock may decline.

We are not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.

Mutual funds, exchange-traded funds and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. We are not subject to, and do not otherwise voluntarily comply with, these laws and regulations. This means, among other things, that the execution of or changes to our Treasury Reserve Policy or our SOL strategy, our use of leverage, the manner in which our SOL is custodied, our ability to engage in transactions with affiliated parties and our operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. For example, although a significant change to our Treasury Reserve Policy would require the approval of our board of directors, no stockholder or regulatory approval would be necessary. Consequently, our board of directors has broad discretion over the investment, leverage and cash management policies it authorizes, whether in respect of our SOL holdings or other activities we may pursue, and has the power to change our current policies, including our strategy of acquiring and holding SOL. See “Use of Proceeds.” Additionally, we are not a registered money market fund under the Investment Company Act of 1940, as amended, and we do not operate as a registered money market fund. Holders of CHAD Stock do not benefit from the protections available to holders of securities of a registered money market fund.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We intend to use the net proceeds from this offering for general corporate purposes, including, among other things, the acquisition of Solana and for working capital. We may also use such proceeds to fund acquisitions of businesses, assets or technologies that complement our current business. As a result, our management will have broad discretion in the application of the net proceeds from this offering and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used in a manner of which you approve. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially. Our management may not apply our net proceeds in ways that ultimately increase the value of your investment. The failure by our management to apply these funds effectively could harm our business. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause the trading price of the CHAD Stock to decline.

We may use the net proceeds from this offering to purchase additional Solana, the price of which has been, and will likely continue to be, highly volatile.

We may use the net proceeds from this offering to purchase additional Solana. Solana is a highly volatile asset that has traded below approximately $95 per Solana and above approximately $295 per Solana in our principal market in the 12 months preceding the date of this prospectus. In addition, Solana does not pay interest or other returns and so the ability to generate a return on investment from the net proceeds from this offering will depend on whether there is appreciation in the value of Solana following our purchases of Solana with the net proceeds from this offering. Future fluctuations in Solana trading prices may result in our converting Solana purchased with the net proceeds from this offering into cash with a value substantially below the net proceeds from this offering.

The accounting method for the CHAD Stock may result in lower reported net earnings attributable to common stockholders.

The accounting method for reflecting the provisions of the CHAD Stock in our financial statements may adversely affect our reported earnings. We expect that applicable accounting standards will require us to separately account for certain redemption features associated with the CHAD Stock as embedded derivatives. Under this treatment, any embedded derivatives will be measured at their fair value and accounted for separately as liabilities that are marked-to-market at the end of each reporting period. For each financial statement period after the issuance of the CHAD Stock, a gain or loss will be reported in our statement of operations to the extent the valuation of any of the embedded derivatives changes from the previous period. This accounting treatment may subject our reported net income (loss) to significant non-cash volatility.

Furthermore, we have not reached a final determination regarding the accounting treatment for the CHAD Stock, and the description above is preliminary. In addition, accounting standards may change in the future. Accordingly, we may account for the CHAD Stock in a manner that is significantly different than described above.

Because the CHAD Stock will initially be held in book-entry form, holders of the CHAD Stock must rely on DTC’s procedures to exercise their rights and remedies.

We will initially issue the CHAD Stock in the form of one or more “global certificates” registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue physical certificates representing the CHAD Stock. See “Description of Variable Rate Series C Perpetual Preferred Stock—Book Entry, Settlement and Clearance.” Accordingly, if you own a beneficial interest in a global certificate, then you will not be considered an owner or holder of the CHAD Stock. Instead, DTC or its nominee will be the sole holder of the CHAD Stock. Payments of cash dividends and other cash amounts on global certificates will be made to the paying agent, who will remit the payments to DTC. We expect that DTC will then credit those payments to the DTC participant accounts that hold book-entry interests in the global certificates and that those participants will credit the payments to indirect DTC participants. Unlike persons who have physical certificates registered in their names, owners of beneficial interests in global certificates will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from holders of the CHAD Stock. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global certificates to vote on any requested actions on a timely basis.

BUSINESS

Company Overview

DeFi Development Corp. (the “Company”, “we”, “our”, “us”) is an AI-powered online platform that connects the commercial real estate industry by providing data and software subscriptions as well as value-add services to multifamily and commercial property professionals as we connect the increasingly complex ecosystem that stakeholders have to manage. We provide a technology platform that connects commercial mortgage and small business borrowers looking for debt to refinance, build, or buy commercial property including apartment buildings to commercial property lenders. These property lenders include traditional banks, credit unions, real estate investment trusts (“REITs”), debt funds, and other financial institutions looking to deploy capital into commercial mortgages. We also generate revenue through our digital asset treasury strategy by staking our SOL holdings with third-party platforms and from operating validator nodes on the Solana network.

We report our business in two segments:

●	Digital Asset Treasury (“Treasury”): this segment executes and manages the Company’s treasury policy, including our owned validators.

●	Real Estate Platform (“Real Estate”): this segment provides a technology platform that connects commercial mortgage and small business borrowers looking for debt to refinance, build, or buy commercial property including apartment buildings to commercial property lenders. These property lenders include traditional banks, credit unions, REIT, debt funds, and other financial institutions looking to deploy capital into commercial mortgages.

Description of Our Segments

Digital Asset Treasury Strategy

Overview

The treasury segment executes and manages the Company’s treasury policy with the purpose of purchasing, holding and compounding our digital asset holdings through staking and operating our owned validators. Revenue is generated through delegating our digital asset holdings with third-party and owned validators and operating our Solana validators.

The objective for our digital asset treasury strategy in the near-term is to accumulate SOL for the purpose of diversifying our treasury holdings and increasing shareholder value. We intend to hold SOL for the long-term and expect to continue to accumulate SOL. As of September 30, 2025, our digital asset holdings totaled $301.5 million, of which $244.3 was SOL, with the remaining digital assets being comprised of SOL liquid staking tokens. We acquire locked SOL, which is discounted below the current spot rate, and cannot be withdrawn from the custodial accounts in which it is held for a predetermined period. Locked SOL may be staked to earn rewards while subject to vesting restrictions.

From April 5, 2025 through September 30, 2025, we purchased approximately 2.0 million SOL for a total of $327.0 million, using proceeds primarily from financing activities that consisted of equity issuances and debt financing. Our digital asset treasury strategy is primarily funded through various financing transactions including, among others, issuing common stock, and to a lesser extent, cash on hand from our operations. Management continuously evaluates current market conditions of the overall cryptoeconomy, capital market conditions, and macroeconomic conditions to determine whether to enter into additional financing transactions. Management intends to focus on accumulating digital assets, focusing on SOL, and holding it long-term. We currently do not have a specific target for the amount or type of digital asset holdings we intend to acquire and hold, nor do we have specific plans to acquire a significant amount of any cryptocurrency other than SOL

Our strategy involves, subject to market conditions, entering into additional capital raises. Management intends to continue to raise capital through the sales of debt or equity securities, having previously announced a target of raising approximately $50.0 million a month on average until June 2026. The Company’s ability to achieve this target is subject to market conditions and we may not be able to raise additional capital on favorable terms or at all. We cannot reasonably estimate the amount of Solana that may be purchased during this time due to a number of factors including the price of Solana and the conditions of the cryptoeconomy.

Staking

Our digital asset treasury strategy includes the delegation of SOL holdings not delegated to our owned validators, primarily consisting of locked SOL, to third-party validators with the objective of generating yield while supporting the Solana ecosystem validation process. All Solana validators have a bonding and unbonding period of 1 epoch, which lasts less than three days. In exchange for delegating our digital assets to validators, we receive a portion of the validators’ total earned rewards in the form of SOL, net of commission fees. The amount of revenue received varies each epoch and is based on the Solana network’s annual inflationary rate of 4.3%, validator performance, and total SOL staked to the validator as compared to the total Solana network. The commissions that we pay for third-party staking services varies per validator, as each establishes its own rate.

For the nine months ended September 30, 2025 we incurred $15.5 thousand in commission fees related to third-party validators. As of September 30, 2025, we had approximately 1.8 million SOL tokens staked to third-party validators.

During the bonding and unbonding periods, and while staked, we are not able to withdraw or liquidate our staked SOL. The Solana protocol also imposes a limit on the total amount of SOL that can be staked or unstaked in a single epoch to prevent large and sudden network staking activity. The illiquidity that may result from the previously mentioned items will have a minimal impact on our financial condition as we currently do not convert staking rewards to other assets.

To date, we have not set a minimum or maximum amount of SOL holdings that may be staked to third-party validators. We intend to reinvest earned staking revenue into third-party staking platforms where it will continue to generate rewards.

Validators

Our validators participate in securing the Solana network through creating and validating transactions on the blockchain, known as the proof-of-stake consensus protocol. In exchange for providing these services, we receive revenue in the form of Solana, and the amount varies based on several factors including, an annual inflationary rate of approximately 4.3%, our validators performance, and the amount of SOL that is delegated on our validator as compared to the Solana network, which includes our own SOL holdings. As of September 30, 2025, we had approximately 0.8 million SOL tokens staked to our validators of which 0.2 million tokens represented our own holdings, with the remaining representing third parties. We receive revenue for services provided at the end of each Solana epoch, which is less than three days, and includes staking rewards from our own SOL holdings. Our validator operations require us to actively manage hardware equipment and run software. These operating costs are de minimis, and do not materially impact the profitability of our validator operations.

To date, we have not set a minimum or maximum amount of SOL holdings that may be staked to our owned validators. We intend to reinvest all earned validator revenue into our validators where it will continue to generate rewards and support validator operations.

Solana Price

The price of SOL has historically been highly volatile and will likely continue to be volatile. SOL’s price may fluctuate significantly in a short period of time. The price of SOL is impacted by, but not limited to, the usage levels on the Solana Network, market speculation of SOL and the cryptoeconomy, and investment and trading activities of large investors that invest directly or indirectly in SOL. The price of SOL is also affected by interruptions in service from, closures of or failures of major digital asset exchange platforms, such as FTX. The price of SOL may be adversely impacted by changes to the regulatory environment. We do not currently hedge our exposure to SOL price fluctuations, but may do so in the future.

Digital Asset Acquisition Channels

To facilitate our staking program, we acquire SOL primarily through over-the-counter (“OTC”) and spot trading platforms, as well as from earning SOL from our validator operations. We also enter trading transactions for locked or vesting SOL blocks as these are priced lower than the current spot rate due to transfer restrictions. Our locked SOL vests on a monthly basis and, as of September 30, 2025, will be fully released by January 2028. From time to time, we may acquire liquid staking tokens to enhance our capital efficiency while earning staking rewards on our SOL holdings.

Counterparty

Our primary trading and custodial counterparties include Kraken, BitGo, and Galaxy, which safeguard our digital asset holdings and/or execute trading on our behalf. Management performs due diligence reviews and selects counterparties that offer institutional-level services and products, are insured and regulated, have implemented strict security protocols, and have proven regulatory compliance.

We use Payward Inc (d/b/a “Kraken”) hot wallets to execute approximately 95% of our Solana spot trading transactions. Kraken has entities registered as money services businesses with the Financial Crimes Enforcement Network (“FinCEN”), is licensed as a money transmitter in various states across the U.S. and chartered as a Special Purpose Depository Institution by the Wyoming Division of Banking. Kraken’s terms of service, as stated on their website, are open-ended and may be terminated by either party without prior notice.

We have a custody agreement with BitGo Trust Company, Inc. (“BitGo”), under which BitGo provided to us customary qualified custody services. BitGo Trust is a South Dakota trust company licensed to act as custodian, safeguarding approximately 20%-50%, depending on trading and staking activity, of our SOL holdings in segregated cold wallets. BitGo wallets are supported by a $250 million insurance policy issued by a syndicate of insurers in the Lloyd’s of London and European Marketplace.

We use Galaxy’s institutional product, GalaxyOne Institutional (“GalaxyOne”), which, depending on trading and staking activity, holds approximately 20%-40% of our SOL holdings in a hot wallet. GalaxyOne provides a gateway for institutions to trade, custody, stake, and manage digital assets. It is operated under GalaxyOne Prime LLC (“GalaxyOne Prime”), a FinCEN-registered money service business. GalaxyOne Prime partnered with Paxos Trust Company, LLC to custody digital assets on behalf of its clients. Paxos is a New York State-chartered trust company, overseen by the New York Department of Financial Services. GalaxyOne Prime’s terms of service, as stated on their website, are open-ended and may be terminated by either party without prior notice.

Counterparty Risk

We may be negatively affected in the event that any of the foregoing counterparties fails to perform their obligations. However, alternative service providers are readily available that offer comparable services, which we may engage with similar customary terms. Management mitigates this exposure through continuous monitoring of our assets and reconciliations of trading transactions.

Seasonality and Cyclicality

Results for our validators may be subject to cyclical impacts related to period-over-period variability as Solana epochs may not coincide with calendar days, months, or years. Additionally, validator revenue is dependent on activity in the Solana network, which fluctuates.

Competition

Our digital asset treasury strategy segment operates in a highly competitive and ever-changing cryptoeconomy and faces significant competition, ranging from larger digital asset treasury companies, digital asset trading platforms, and validator peers. The cryptoeconomy is continuously expanding, and we expect to face competition from new entrants in the future as the adoption of digital assets continues to grow.

Real Estate Platform

Overview

We have developed an AI-enabled, business-to-business fintech platform that connects commercial mortgage and small business borrowers looking for debt to refinance, build, or buy commercial property including apartment buildings to commercial property lenders. These property lenders include traditional banks, credit unions, REITs, debt funds, and other financial institutions looking to deploy capital into commercial mortgages. Commercial property owners, operators, and developers can quickly create an account on our platform, chat with our AI, set up their own profile and submit and manage loan requests on their dashboard in a digital experience. Our algorithms automatically match borrowers to their best loan option(s) or to our internal capital markets advisors (inbound sales team) that guide the borrower through the process and connect them with the right loan product and lender. Originators that work at commercial real estate mortgage lenders can log in and use their lender portal to view, sort, and engage with their new matches in real-time and communicate with the borrowers, tracking their loans right through our portal; they can set up the types of deals they are looking for as well. Our capital markets advisors have their own interface that gives them access to targeted loan opportunities, market intelligence, and data empowering them to better assist borrowers in managing their choices, leading to the best possible outcomes for both lenders and borrowers.

We currently serve hundreds of thousands of web users annually, including multifamily and commercial property owners and developers applying for billions of dollars of debt financing per year, professional service providers, and thousands of multifamily and commercial property lenders including more than 10% of the banks in the United States, credit unions, REITs, debt funds, Fannie Mae® and Freddie Mac® multifamily lenders, FHA multifamily lenders, commercial mortgage-backed securities (“CMBS”) lenders, Small Business Administration (“SBA”) lenders, and more.

Platform

The real estate segment derives its revenue primarily from platform fees and subscription revenue. Platform fees include referral and advisory fees generated from multifamily and commercial real estate and small business debt transactions. Revenue is recognized when performance obligations under the terms of a contract with a customer are satisfied and the promised services have been transferred to the customer. Our services are generally transferred to the customer at a point in time, which is when the underlying lending transaction has closed and successfully funded. We may act as an agent for both lenders and borrowers.

Our data and software offerings are generally offered on a subscription basis as software as a service (“SaaS”). We provide data, transparency, and tools, generally as annual software subscriptions, to help stakeholders navigate the most complex components of the multifamily and commercial property lifecycles – debt (Janover Pro, Janover Capital Markets), insurance (Janover Insurance), equity (Janover Connect, Janover Engage), and technology (Janover AI).

We earn platform revenue from fees charged to our customers that utilize our technology platform which matches lenders and borrowers. These fees include a share of the revenue per transaction by the lender, typically 1% of the loan amount, and in some cases a fixed negotiated fee from the borrower. We have evaluated the terms of the contract with these customers and have determined that we act as an agent and recognize revenue on a net basis at the time the lending transaction is fully funded and closed.

We also derive revenue from our software as a service (“SaaS”) offerings which provide data, transparency and other tools to help customers navigate the complex components of the multifamily and commercial property lifecycles and includes debt, equity, insurance and technology. Contracts with customers utilizing our SaaS offerings are subscription based and last between one to three years. We act as the principal in these contracts and recognize revenue ratably over the contract term on a gross basis. The amount of revenue earned is equal to the annual rate per the contract or when the services are performed throughout the contractual period.

Seasonality

The commercial real estate market tends to be seasonal in nature, with the first and fourth fiscal quarters being more active than the second and third fiscal quarters. Such fluctuations have to be considered by investors since quarterly results may not be indicative of the Company’s fiscal year results.

Solana Network

Overview

Solana is a decentralized open-source Layer-1 blockchain optimized for speed, cost-efficiency, and scalability. No single entity owns or operates the network, which is maintained by the decentralized user base. It is an integrated, high-performance global network that enables fast, secure, and low-cost digital transactions. The network enables users to instantly send money globally through Solana Pay, trade digital assets, utilize smart contracts, and buy or sell fungible and non-fungible tokens at a fraction of a cent in fees.

The Solana Network was developed to solve scalability and transaction speed issues experienced with traditional blockchains by using an innovative blockchain architecture. This architecture combines Proof-of History (“PoH”) with Proof of Stake (“PoS”) to reduce validator transaction consensus. PoH is a digital timestamp mechanism that enables the network to track the time and order of transactions. PoH provides faster transaction processing speeds and larger transaction capacity than other blockchain networks like Bitcoin and Ethereum. While PoS is used to incentivize SOL holders to validate transactions through staking. Users of the network will first initiate a transaction, which is timestamped, verified by validators, and recorded on the blockchain ledger for a low transaction fee.

Transaction fees are paid with the network’s native token, SOL. The native token is also used in staking, for participation in the network’s governance, and as payment to validators for securing the network and processing transactions. As of September 30, 2025, according to the Solana Network website, the network processes over 3,000 transactions per second with over 960 independent validator nodes.

The Solana Protocol was initially developed by Anatoly Yakovenko in a 2017 whitepaper with the first mainnet launched in March 2020. Development of the Solana Network is overseen by the Solana Foundation (“Foundation”), a non-profit organization based in Switzerland, and Solana Labs, Inc. (“Solana Labs”), a Delaware corporation, which administered the initial launch of the network and token distribution.

Although the Solana Foundation and Solana Labs have some influence over the developmental direction of the Solana Network, changes to the protocol must be accepted by validators that collectively represent a supermajority (two-thirds) of the cumulative validations on the Solana blockchain.

Solana Use Cases

Solana Pay. Enables users to instantly send money globally. Solana Pay is an open-source protocol built on the Solana blockchain — anyone can build on or transact with Solana Pay. Per Solana’s website, as of September 30, 2025, Solana Pay had over $695 million USDC in circulation on the network and 280 thousand active daily accounts.

Decentralized Exchanges (“DEXs). Enables users to trade digital assets through decentralized exchanges built on the Solana Network, such as Orca and Raydium. As of September 30, 2025, the average daily DEX volume was approximately $4.0 billion.

Smart Contracts. Enable users through platforms such as Kamino, to enter into lending, borrowing, and staking transactions. As of September 30, 2025, Kamino was the current leader in total locked value on the Solana Network at $2.1 billion.

Fungible and Non-fungible Tokens (“NFTs”). Infrastructures built on the Solana network, such as Metaplex, enable users to create, sell, and manage NFTs on the Solana blockchain. The Solana Network enables users to buy and sell fungible token that are integrated into the network, such as Circle’s USDC and Tether’s USDT. As of September 30, 2025, the current average daily NFT volume was approximately $1.0 million, and fungible tokens had a market capitalization of approximately $10.3 billion.

Solana Tokeneconomics

The Solana network protocol follows a declining inflation model to reward validators. At network launch, the inflation rate was approximately 8.0%. That rate declines by 15% each epoch-year, approximately 125 to 180 calendar days, until it reaches a long-term terminal rate of 1.5%. Today, Solana’s inflation rate is approximately 4.3%. In addition to inflationary rewards, validator and delegator income includes transaction fees, priority fees, and maximal extractable value (MEV) captured by the network.

Solana Supply

The Solana network launched with a circulating supply of 8.0 million SOL tokens, which has currently grown to 561.8 million SOL tokens. SOL does not have a fixed maximum supply, with new SOL tokens introduced primarily through inflationary rewards distributed to validators and delegators. However, the Solana Protocol features a burn mechanism where a portion of all transaction fees is permanently destroyed, creating the potential for the network to become deflationary with sufficient usage. As of September 30, 2025 SOL had a market capitalization, according to CoinMarketCap, of over $73.6 billion and an average daily trading volume of approximately $6.47 billion over the past year.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $           million, after deducting the underwriting discounts and commissions and our estimated offering expenses.

We intend to use the net proceeds from this offering for general corporate purposes, including, among other things, the acquisition of Solana and for working capital.

Solana is a highly volatile asset that has traded below approximately $95 per Solana and above approximately $295 per Solana in our principal market in the 12 months preceding the date of this prospectus. Solana does not pay interest or other returns and so our ability to generate cash from our Solana holdings depends on sales. Future fluctuations in Solana trading prices may result in our converting Solana purchased with the net proceeds from this offering into cash with a value substantially below the net proceeds from this offering, and there can be no assurance as to whether or when we will realize any cash proceeds from our contemplated acquisition of Solana

We have not determined the amount of net proceeds to be used specifically for any of these purposes. As a result, our management will have broad discretion in the application of the net proceeds from this offering, and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used in a manner of which you approve.

CAPITALIZATION

The following table presents our capitalization as of September 30, 2025:

●	on an unaudited actual basis; and

●	on an as adjusted basis to give effect to the issuance and sale of the CHAD Stock in this offering and the receipt of the net proceeds from this offering, after deducting the underwriting discounts and commissions and our estimated offering expenses and use of such net proceeds as described under “Use of Proceeds” (assuming for illustrative purposes that all net proceeds are used to purchase SOL).

This table should be read in conjunction with the other information included or incorporated by reference in this offering memorandum, including our consolidated financial statements and related notes.

	As of September 30, 2025 (unaudited) (in thousands, except share data)
	Actual (unaudited)	As Adjusted (unaudited)

Cash and cash equivalents	$8,801	$
Digital assets, at fair value	244,271		244,271
Digital assets, at carrying value, net	57,200		57,200

Debt:
Loans payable	267		267
Digital asset financing arrangements	70,331		70,331
Long-term debt, net	131,444		131,444
Total debt, net	202,042		202,042

Stockholders’ equity:
Preferred stock, undesignated, $0.00001 par value and stated value, 9,899,000 shares authorized, no shares issued and outstanding; shares of 12.00% Variable Rate Series C Perpetual Preferred Stock designated and outstanding, respectively, as adjusted	—
Series A Preferred stock, $0.00001 par value, 100,000 shares authorized, 10,000 shares issued and outstanding	—		—
Series B Preferred stock, $0.00001 par value, 1,000 shares authorized, 0 shares issued and outstanding	—		—
Common stock, $0.00001 par value per share; 100,000,000 shares authorized, 27,718,159 shares issued and outstanding	—		—
Additional paid-in capital	182,494
Retained earnings	61,310
Total stockholders’ equity	243,804
Total capitalization	$445,846	$

DESCRIPTION OF VARIABLE RATE SERIES C PERPETUAL PREFERRED STOCK

The following is a summary of certain provisions of our Variable Rate Series C Perpetual Preferred Stock (the “CHAD Stock”). It is only a summary and is not complete. The terms of our CHAD Stock will be set forth in a certificate of designations (the “certificate of designations”) and our amended and restated certificate of incorporation (the “certificate of incorporation”). We qualify this summary by referring you to the certificate of designations and our certificate of incorporation, because they, and not this summary, define your rights as a holder of the CHAD Stock. We will provide you, upon written request, with a copy of the certificate of designations, which includes the form of the certificate that will represent the CHAD Stock, and our certificate of incorporation, as provided under the captions “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

Certain terms used in this summary are defined below under the caption “—Definitions.” Certain other terms used in this summary are defined in the certificate of designations.

References to “we,” “us” and “our” in this section refer to DeFi Development Corp. only and not to any of its subsidiaries.

This “Description of Variable Rate Series C Perpetual Preferred Stock” section supplements and, to the extent inconsistent therewith, supersedes the information under the caption “Description of Capital Stock.”

General

Our certificate of incorporation authorize us to issue up to 10,000,000 shares of preferred stock, $0.00001 par value per share, in one or more series, and authorize our board of directors to designate the preferences, rights and other terms of each series. We will issue           shares of CHAD Stock in this offering.

Without the consent of any holder, we may, by resolution of our board of directors and the filing of an amendment to the certificate of designations, increase the total number of authorized shares of CHAD Stock, except that in no event will such increase be by an amount that exceeds the total number of authorized and undesignated shares of our preferred stock. In addition, without the consent of any holder of CHAD Stock, we may issue additional CHAD Stock with the same terms as the CHAD Stock we are offering (except for certain differences, such as the date as of which regular dividends begin to accumulate on, the first regular dividend payment date for, and transfer restrictions applicable to, such additional CHAD Stock). Furthermore, without the consent of any holder, we may resell any CHAD Stock that we or any of our “subsidiaries” (as defined below under the caption “—Definitions”) has purchased or otherwise acquired. However, such additional or resold CHAD Stock must be identified by a separate CUSIP number or by no CUSIP number if they are not fungible, for purposes of federal securities laws or, if applicable, the “depositary procedures” (as defined below under the caption “—Definitions”), with other CHAD Stock that is then outstanding. In addition, without the consent of any holder, we may create and issue, or increase the authorized or issued number of, any other class or series of stock (including, for the avoidance of doubt, “dividend parity stock,” or “liquidation parity stock” (as those terms are defined below under the caption “—Definitions”)), provided that such class or series of stock is not “dividend senior stock” or “liquidation senior stock” (as those terms are defined below under the caption “—Definitions”).

Subject to applicable law, we or our subsidiaries may directly or indirectly repurchase CHAD Stock in the open market or otherwise, whether through private or public tender or exchange offers, cash-settled swaps or other cash-settled derivatives.

Transfer Agent, Registrar and Paying Agent

Colonial Stock Transfer Company, Inc. will act as the initial transfer agent, registrar and paying agent for the CHAD Stock. However, without prior notice to the holders of CHAD Stock, we may change the transfer agent, registrar and paying agent and we or any of our subsidiaries may choose to act in that capacity as well (except that the transfer agent, registrar and paying agent with respect to any global certificate must at all times be a person that is eligible to act in that capacity under the depositary procedures).

Registered Holders

Absent manifest error, a person in whose name any share of CHAD Stock is registered on the registrar’s books will be considered to be the holder of that share for all purposes, and only registered holders (which, in the case of CHAD Stock held through DTC, will initially be DTC’s nominee, Cede & Co.) will have rights under our certificate of incorporation and certificate of designations as holders of the CHAD Stock. In this section, we refer to the registered holders of the CHAD Stock as “holders” of the CHAD Stock or “preferred stockholders.”

The CHAD Stock will be initially issued in global form, represented by one or more “global certificates” registered in the name of Cede & Co., as nominee of DTC, and DTC will act as the initial depositary for the CHAD Stock. In limited circumstances, global certificates will be exchanged for “physical certificates” registered in the name of the applicable holder of CHAD Stock. See “—Book Entry, Settlement and Clearance” for a definition of these terms and a description of certain DTC procedures that will be applicable to CHAD Stock represented by global certificates.

Transfers and Exchanges

A preferred stockholder may transfer or exchange its CHAD Stock at the office of the registrar in accordance with the certificate of designations. We, the transfer agent and the registrar may require the preferred stockholder to, among other things, deliver appropriate endorsements or transfer instruments as we or they may reasonably require. In addition, subject to the terms of the certificate of designations, we, the transfer agent and the registrar may refuse to register the transfer or exchange of any share of CHAD Stock that is subject to redemption or required repurchase.

Listing and ELOC Offering

We have applied to list the CHAD Stock on the Nasdaq Capital Market under the symbol “CHAD.” If the listing of the CHAD Stock is approved, we expect trading to commence within 30 days after the “initial issue date” (as defined below under the caption “—Definitions”). However, our listing application may not be approved. Moreover, even if the listing is approved, a liquid trading market for the CHAD Stock may not develop or be maintained, and the listing may be subsequently withdrawn. Accordingly, you may not be able to sell your CHAD Stock at the times you wish to or at favorable prices, if at all. We also intend to establish an ELOC pursuant to which we would issue shares to a selling stockholder pursuant to a share purchase agreement and the selling stockholder would offer shares of CHAD Stock for resale as soon as reasonably practicable following the listing of CHAD Stock on the Nasdaq Capital Market; however, the terms of such an offering have not been established and there can be no assurance as to when or on what terms we would commence an ELOC for the CHAD Stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “DFDV.”

Payments on the CHAD Stock

We will pay (or cause our paying agent to pay) all declared cash regular dividends or other cash amounts due on any CHAD Stock represented by a global certificate by wire transfer of immediately available funds. We will pay (or cause our paying agent to pay) all declared cash regular dividends or other cash amounts due on any CHAD Stock represented by a physical certificate as follows:

●	if the aggregate “stated amount” (as defined below under the caption “—Definitions”) of the CHAD Stock represented by such physical certificate is at least $5.0 million (or such lower amount as we may choose in our sole and absolute discretion) and the holder of such CHAD Stock entitled to such cash regular dividend or amount has delivered to the paying agent, no later than the time set forth below, a written request to receive payment by wire transfer to an account of such holder within the United States, by wire transfer of immediately available funds to such account; and

●	in all other cases, by check mailed to the address of such holder set forth in the register for the CHAD Stock.

To be timely, a written request referred to in the first bullet point above must be delivered no later than the “close of business” (as defined below under the caption “—Definitions”) on the following date: (i) with respect to the payment of any declared cash regular dividend due on a regular dividend payment date for the CHAD Stock, the immediately preceding regular record date; and (ii) with respect to any other payment, the date that is 15 calendar days immediately before the date such payment is due.

If the due date for a payment on any CHAD Stock is not a “business day” (as defined below under the caption “—Definitions”), then such payment may be made on the immediately following business day with the same force and effect as if such payment were made on that due date, and no interest, dividend or other amount will accrue or accumulate on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “business day.”

Ranking

The CHAD Stock will rank as follows:

●	senior to (i) “dividend junior stock” (as defined below under the caption “—Definitions,” and which includes our common stock) with respect to the payment of dividends; and (ii) “liquidation junior stock” (as defined below under the caption “—Definitions,” and which includes our common stock) with respect to the distribution of assets upon our liquidation, dissolution or winding up;

●	equally with (i) dividend parity stock, which includes the Series A Preferred Stock, with respect to the payment of dividends; and (ii) liquidation parity stock, which includes the Series A Preferred Stock, with respect to the distribution of assets upon our liquidation, dissolution or winding up;

●	junior to our existing and future indebtedness; and

●	structurally junior to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent we are not a holder thereof) capital stock of our subsidiaries.

The terms of the CHAD Stock will not restrict us from issuing dividend parity stock or liquidation parity stock. However, we cannot issue dividend senior stock or liquidation senior stock without the consent of holders of at least a majority of the combined outstanding voting power of the CHAD Stock and any voting parity stockholders.

As of September 30, 2025, we had $210.9 million in aggregate principal amount of consolidated indebtedness outstanding. Additionally, as of September 30, 2025, there were 10,000 shares of dividend parity stock or liquidation parity stock outstanding, consisting of the Series A Preferred Stock. Our indebtedness ranks senior to the CHAD Stock.

Regular Dividends

Generally

The CHAD Stock will accumulate cumulative dividends, which we refer to as “regular dividends,” at the rate per annum referred to below on the stated amount thereof (and, to the extent described in the second immediately following paragraph, on unpaid regular dividends thereon), regardless of whether or not declared or funds are legally available for their payment. Subject to the other provisions described below, such regular dividends will be payable when, as and if declared by our “board of directors” (as defined below under the caption “—Definitions”) or any duly authorized committee thereof, out of funds legally available for their payment, monthly in arrears on each “regular dividend payment date” (as defined below under the caption “—Definitions”) to the preferred stockholders of record as of the close of business on the “regular record date” (as defined below under the caption “—Definitions”) immediately preceding the applicable regular dividend payment date.

The rate per annum at which regular dividends accumulate on the CHAD Stock for any “regular dividend period” (as defined below under the caption “—Definitions”) will be the “monthly regular dividend rate per annum” (as defined below under the caption “—Definitions”) for such regular dividend period. Subject to limited exceptions for the first regular dividend payment on any CHAD Stock issued pursuant to an ELOC agreement, in an “at-the-market” or similar offering after the completion of this offering, regular dividends on the CHAD Stock will accumulate from, and including, the calendar day after the last date to which regular dividends have been paid (or, if no regular dividends have been paid, from, and including, the calendar day after the initial issue date) to, and including, the next regular dividend payment date.

If any accumulated regular dividend (or any portion thereof) on the CHAD Stock is not paid on the applicable regular dividend payment date (or, if such regular dividend payment date is not a business day, the next business day), then additional regular dividends, which we refer to as “compounded dividends,” will accumulate on the amount of such unpaid regular dividend, compounded monthly at the monthly “compounded dividend rate” per annum applicable to the relevant regular dividend period from, and including, the calendar day after such regular dividend payment date to, but excluding, the date the same, including all compounded dividends thereon, is paid in full. The compounded dividend rate applicable to any unpaid regular dividend that was due on a “regular dividend payment date” (as defined in this prospectus) (or, if such regular dividend payment date is not a business day, the next business day) will initially be a rate per annum equal to the “regular dividend rate” (as defined in this prospectus) plus 25 basis points; provided, however, that until such regular dividend, together with compounded dividends thereon, is paid in full, such compounded dividend rate will increase by 25 basis points per month for each subsequent regular dividend period, up to a maximum rate of 20% per annum. Each reference in this prospectus to “accumulated” or “unpaid” regular dividends will include any compounded dividends that accumulate thereon pursuant to the provision described in this paragraph. Each payment of declared regular dividends on the CHAD Stock will be applied to the earliest regular dividend period for which regular dividends have not yet been paid.

Accumulated regular dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months. For purposes of illustration, the amount of regular dividends that would accumulate on a stated amount of $100 in respect of any full regular dividend period that begins on, and includes, the first calendar day of a calendar month and ends on, and includes, the last calendar day of such calendar month will be product of $100 and one-twelfth of the monthly regular dividend rate per annum that applies to such regular dividend period.

If we fail to declare a regular dividend on or prior to a given regular record date, such failure shall constitute the issuance of a notice of deferral. Upon issuance of such notice, we shall use our commercially reasonable efforts over the following 60-day period to sell common stock and/or other securities to raise proceeds in an amount sufficient to cover any deferred dividends that would have been due with respect to the applicable regular dividend payment date, plus compounded dividends thereon, on the next “deferred regular dividend payment date” (as defined below under the caption “—Definitions”). Payment of any declared regular dividend on such deferred regular dividend payment date will be made, if at all, to the preferred stockholders of record as of the close of business on the “deferred regular record date” (as defined below under the caption “—Definitions”) immediately preceding such deferred regular dividend payment date. If we fail to pay in full such regular dividend, plus compounded dividends thereon, in cash by the applicable deferred regular dividend payment date, such failure shall constitute a failure to declare and pay regular dividends for purposes of determining whether a “regular dividend non-payment event” (as defined below under the caption “—Definitions”) has occurred with respect to the right to appoint directors as described below under the caption “Voting Rights—Right to Designate up to Two Preferred Stock Directors Upon Regular Dividend Non-Payment Events.” However, if we pay such regular dividend, plus compounded dividends thereon, by such deferred regular dividend payment date in the manner described above, then the related delay in payment shall be deemed not to constitute a failure to declare or pay regular dividends for purposes of the definition of a “regular dividend non-payment event.”

The certificate of designations will not require us to declare regular dividends on the CHAD Stock, even if funds are legally available for their payment. Accordingly, we may choose not to declare regular dividends on the CHAD Stock. See “Risk Factors—Risks Related to this Offering and Our CHAD Stock—We may not have sufficient funds to pay dividends in cash on the CHAD Stock, or we may choose not to pay dividends on the CHAD Stock. In addition, regulatory and contractual restrictions may prevent us from declaring or paying dividends.”

See “Risk Factors—Risks Related to this Offering and Our CHAD Stock—Our right to unilaterally reduce the regular dividend rate could cause the CHAD Stock to accumulate dividends at rates that are below those of otherwise comparable instruments, could cause the trading price or value of the CHAD Stock to decrease, and could otherwise significantly harm investors.”

Method of Payment

Each declared regular dividend on the CHAD Stock will be paid in cash.

Treatment of Dividends Upon Repurchase Upon Fundamental Change or Redemption

If the “fundamental change repurchase date” (as defined below under the caption “—Fundamental Change Permits Preferred Stockholders to Require Us to Repurchase CHAD Stock”), or redemption date of any share of CHAD Stock to be repurchased or redeemed is after a regular record date for a declared regular dividend on the CHAD Stock and on or before the next regular dividend payment date, then the holder of such share at the close of business on such regular record date will be entitled, notwithstanding such repurchase or redemption, as applicable, to receive, on or, at our election, before such regular dividend payment date, such declared regular dividend on such share.

Except as described in the preceding paragraph, regular dividends on any share of CHAD Stock will cease to accumulate after the fundamental change repurchase date or redemption date, as applicable, for such share.

Limitations on Our Ability to Pay Dividends

We may not have sufficient cash to pay regular dividends on the CHAD Stock in cash. In addition, applicable law (including the Delaware General Corporation Law) regulatory authorities, and the agreements governing our indebtedness, may restrict our ability to pay dividends on the CHAD Stock. Similarly, statutory, contractual or other restrictions may limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us to enable us to pay regular dividends to the extent paid in cash on the CHAD Stock. See “Risk Factors—Risks Related to this Offering and Our CHAD Stock—We may not have sufficient funds to pay dividends in cash on the CHAD Stock, or we may choose not to pay dividends on the CHAD Stock. In addition, regulatory and contractual restrictions may prevent us from declaring or paying dividends.”

Priority of Dividends; Limitation on Junior Payments; No Participation Rights

Except as described below under “—Limitation on Dividends on Parity Stock” and “—Limitation on Certain Payments,” the certificate of designations will not prohibit or restrict us or our board of directors from declaring or paying any dividend or other distribution (whether in cash, securities or other property, or any combination of the foregoing) on any class or series of our stock, and, unless such dividend or other distribution is declared on the CHAD Stock, the CHAD Stock will not be entitled to participate in such dividend or other distribution.

For purposes of the descriptions below under the captions “—Limitation on Dividends on Parity Stock” and “—Limitation on Certain Payments,” a regular dividend on the CHAD Stock will be deemed to have been paid if such regular dividend is declared and consideration in kind and amount that is sufficient, in accordance with the certificate of designations, to pay such regular dividend is set aside for the benefit of the holders of CHAD Stock entitled thereto.

Limitation on Dividends on Parity Stock

If less than all accumulated and unpaid regular dividends on the outstanding CHAD Stock have been declared and paid as of any regular dividend payment date, then, until and unless all accumulated and unpaid regular dividends on the outstanding CHAD Stock have been paid, no dividends may be declared or paid on any class or series of dividend parity stock unless regular dividends are simultaneously declared on the CHAD Stock on a pro rata basis, such that (i) the ratio of (x) the dollar amount of regular dividends so declared per share of CHAD Stock to (y) the dollar amount of the total accumulated and unpaid regular dividends per share of CHAD Stock immediately before the payment of such regular dividend is no less than (ii) the ratio of (x) the dollar amount of dividends so declared or paid per share of such class or series of dividend parity stock to (y) the dollar amount of the total accumulated and unpaid dividends per share of such class or series of dividend parity stock immediately before the payment of such dividend (which dollar amount in this clause (y) will, if dividends on such class or series of dividend parity stock are not cumulative, be the full amount of dividends per share thereof in respect of the most recent dividend period thereof).

Limitation on Certain Payments

If any CHAD Stock is outstanding, then no dividends or other distributions (whether in cash, securities or other property, or any combination of the foregoing) will be declared or paid on any of our “junior stock” (as defined below under the caption “—Definitions”), and neither we nor any of our subsidiaries will purchase, redeem or otherwise acquire for value (whether in cash, securities or other property, or any combination of the foregoing) any of our junior stock or dividend parity stock, in each case unless all accumulated regular dividends, if any, on the CHAD Stock then outstanding for all prior completed regular dividend periods, if any, have been paid in full. However, the restrictions described in the preceding sentence will not apply to the following:

●	dividends and other distributions on junior stock that are payable solely in shares of junior stock, together with cash in lieu of any fractional share;

●	the purchase of any junior stock or dividend parity stock solely with the proceeds of a substantially simultaneous sale of other junior stock;

●	purchases, redemptions or other acquisitions of junior stock in connection with the administration of any benefit or other incentive plan of ours (including any employment contract) in the ordinary course of business, including (x) the forfeiture of unvested shares of restricted stock, or any withholdings (including withholdings effected by a repurchase or similar transaction), or other surrender, of shares that would otherwise be deliverable upon exercise, delivery or vesting of equity awards under any such plan or contract, in each case whether for payment of applicable taxes or the exercise price, or otherwise; (y) cash paid in connection therewith in lieu of issuing any fractional share; and (z) purchases of junior stock pursuant to a publicly announced repurchase plan to offset the dilution resulting from issuances pursuant to any such plan or contract; provided, however, that repurchases pursuant to this clause (z) will be permitted pursuant to the exception described in this bullet point only to the extent that the number of shares of junior stock so repurchased does not exceed the related “number of incremental diluted shares” (as defined below under the caption “—Definitions”);

●	purchases, or other payments in lieu of the issuance, of any fractional share of junior stock in connection with the conversion, exercise or exchange of such junior stock or of any securities convertible into, or exercisable or exchangeable for, junior stock;

●	purchases, or other payments in lieu of the issuance, of any fractional share of dividend parity stock in connection with the conversion, exercise or exchange of such dividend parity stock or of any securities convertible into, or exercisable or exchangeable for, dividend parity stock;

●	(x) dividends and other distributions of junior stock, or rights to acquire junior stock, pursuant to a stockholder rights plan; and (y) the redemption or repurchase of such rights pursuant to such stockholder rights plan;

●	purchases of junior stock or dividend parity stock pursuant to a binding contract (including a stock repurchase plan) to make such purchases, if such contract was in effect on the immediately preceding regular dividend payment date and such purchases, if effected immediately before such regular dividend payment date, would not have been prohibited by the provision described in the first sentence under this “—Limitation on Certain Payments” section;

●	the settlement of any convertible note hedge transactions, capped call transactions or similar transactions entered into in connection with the issuance, by us or any of our subsidiaries, of any debt securities that are convertible into, or exchangeable for, our common stock (or into or for any combination of cash and our common stock based on the value of our common stock), provided such transactions are on customary terms and were entered into either (x) before the initial issue date or (y) in compliance with the provision described in the first sentence under this “—Limitation on Certain Payments” section;

●	the acquisition, by us or any of our subsidiaries, of record ownership of any junior stock or dividend parity stock solely on behalf of persons (other than us or any of our subsidiaries) that are the beneficial owners thereof, including as trustee or custodian (or as a result of our acquisition of another person that was, immediately before such acquisition, the record or beneficial owner of such junior stock or dividend parity stock, as applicable, provided such record or beneficial ownership was not obtained in anticipation of such acquisition);

●	the exchange, conversion or reclassification of dividend parity stock solely for or into junior stock or other dividend parity stock, together with the payment, in connection therewith, of cash in lieu of any fractional share; and

●	the exchange, conversion or reclassification of junior stock solely for or into other junior stock, together with the payment, in connection therewith, of cash in lieu of any fractional share.

For the avoidance of doubt, the provisions described in this “—Limitation on Certain Payments” section will not prohibit or restrict the payment or other acquisition for value of any debt securities that are convertible into, or exchangeable for, any capital stock.

Any dividend senior stock that we may issue in the future in accordance with the provision described in clause (3) under the caption “—Voting Rights—Voting and Consent Rights with Respect to Specified Matters” below could contain provisions similar to the one described in this “—Limitation on Certain Payments” section. which could prohibit us from paying accumulated dividends on the CHAD Stock or purchasing, redeeming or acquiring the CHAD Stock until and unless we first pay accumulated dividends in full on such dividend senior stock.

Tax Considerations

A holder or beneficial owner of the CHAD Stock may, in some circumstances, be deemed to have received a distribution that is subject to U.S. federal income tax with respect to any increase in the liquidation preference, any discount at issuance or any call premium above issue price. Applicable withholding taxes (including backup withholding) may be withheld from dividends. In addition, if any withholding taxes (including backup withholding) are paid on behalf of a preferred stockholder, then those withholding taxes may be withheld from or set off against payments of cash in respect of the CHAD Stock or sales proceeds received by, or other funds or assets of, that preferred stockholder. We or any other withholding agent may also require alternative arrangements to collect any withholding tax to ensure that we or such withholding agent is not out-of-pocket for any potential withholding tax liability.

Rights Upon Our Liquidation, Dissolution or Winding Up

If we liquidate, dissolve or wind up, whether voluntarily or involuntarily, then, subject to the rights of any of our creditors, each share of CHAD Stock will entitle the holder thereof to receive payment for the following amount out of our assets or funds legally available for distribution to our stockholders, before any such assets or funds are distributed to, or set aside for the benefit of, any liquidation junior stock:

●	the “liquidation preference” (as defined below under the caption “—Definitions”) per share of CHAD Stock as of the business day immediately before the date of such payment; plus

●	all accumulated and unpaid regular dividends (plus compounded dividends thereon), if any, on such share to, and including, the date of such payment.

Upon payment of such amount in full on the outstanding CHAD Stock, holders of the CHAD Stock will have no rights to our remaining assets or funds, if any. If such assets or funds are insufficient to fully pay such amount on all outstanding shares of CHAD Stock and the corresponding amounts payable in respect of all outstanding shares of liquidation parity stock, if any, then, subject to the rights of any of our creditors or holders of any outstanding liquidation senior stock, such assets or funds will be distributed ratably on the outstanding shares of CHAD Stock and liquidation parity stock in proportion to the full respective distributions to which such shares would otherwise be entitled.

For purposes of the provisions described above in this “—Rights Upon Our Liquidation, Dissolution or Winding Up” section, our consolidation or combination with, or merger with or into, or the sale, lease or other transfer of all or substantially all of our assets (other than a sale, lease or other transfer in connection with our liquidation, dissolution or winding up) to, another person will not, in itself, constitute our liquidation, dissolution or winding up, even if, in connection therewith, the CHAD Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing.

The certificate of designations for our CHAD Stock will not contain any provision requiring funds to be set aside to protect the liquidation preference of the CHAD Stock, even though it is substantially in excess of the par value thereof. As such, we may have no assets or funds available for payment on the CHAD Stock upon our liquidation, dissolution or winding up. See “Risk Factors—Risks Related to this Offering and Our CHAD Stock—Although the CHAD Stock will be senior to our common stock, it will be junior to our existing and future indebtedness, structurally junior to the liabilities of our subsidiaries and subject to the rights and preferences of any other class or series of preferred stock then outstanding.”

Voting Rights

The CHAD Stock will have no voting rights except as described below or as provided in our certificate of incorporation or required by the Delaware General Corporation Law.

Right to Designate up to Two Preferred Stock Directors Upon Regular Dividend Non-Payment Events

Generally

If a “regular dividend non-payment event” (as defined below under the caption “—Definitions”) occurs, then if required under our certificate of incorporation or bylaws in order to increase the size of the board of directors, we will obtain board of directors and/or stockholder approval to amend our certificate of incorporation to increase the authorized number of our directors by one (or, to the fullest extent permitted under the Delaware General Corporation Law and our certificate of incorporation, we will cause the office of one director to be vacated), and the preferred stockholders, voting together as a single class with the holders of each class or series of voting parity stock, if any, with similar voting rights regarding the election of directors upon a failure to pay dividends, which similar voting rights are then exercisable, will have the right to elect one director to fill such vacant directorship at our next annual meeting of stockholders (or, if earlier, at a special meeting of our stockholders called for such purpose) and at each following annual meeting of our stockholders until such regular dividend non-payment event has been cured, at which time such right will terminate with respect to the CHAD Stock until and unless a subsequent regular dividend non-payment event occurs. However, as a condition to the election of any such director, whom we refer to as a “preferred stock director,” such election must not cause us to violate any rule of any securities exchange or other trading facility on which any of our securities are then listed or qualified for trading requiring that a majority of our directors be independent. We refer to this condition as the “director qualification requirement.” In addition, notwithstanding anything to the contrary, our board of directors will at no time include more than two preferred stock directors, regardless of how many classes of voting parity stock (which term, solely for purposes of this sentence, includes the CHAD Stock) have rights that are then exercisable to elect any number of preferred stock directors. Upon the termination of such right with respect to the CHAD Stock and all other outstanding voting parity stock, if any, the term of office of any person then serving as a preferred stock director will immediately and automatically terminate (and, if the authorized number of our directors was increased by one or two, as applicable, in connection with such regular dividend non-payment event(s), then the authorized number of our directors will automatically decrease by one or two, as applicable).

A preferred stock director will hold office until our next annual meeting of stockholders or, if earlier, upon his or her death, resignation or removal or the termination of the term of such office as described above. However, if:

●	a class or series of voting parity stock with similar voting rights regarding the election of directors upon a failure to pay dividends is outstanding;

●	such voting rights become exercisable at a time when a preferred stock director holds office with respect to the CHAD Stock; and

●	a special meeting of our stockholders is called for the purpose of electing a director pursuant to such voting rights,

then (x) holders of the CHAD Stock will be entitled to vote, as a single class with the holders of such class or series of voting parity stock, at such special meeting in respect of such election of such new director(s); and (y) the office of any such preferred stock director of the CHAD Stock will terminate upon the election, at such special meeting, of the new director(s).

For the avoidance of doubt, the compensation, if any, payable to any preferred stock director will be at our sole and absolute discretion, subject to any applicable provisions of the Delaware General Corporation Law.

Removal and Vacancies of a Preferred Stock Director

At any time, a preferred stock director may be removed with cause by the affirmative vote of the preferred stockholders, voting together as a single class with the holders of each class or series of voting parity stock, if any, with similar voting rights regarding the election of directors upon a failure to pay dividends, which similar voting rights are then exercisable, representing at least two-thirds of the combined voting power of the CHAD Stock and such voting parity stock.

During the continuance of a regular dividend non-payment event, a vacancy in the office of a preferred stock director (other than a vacancy before the initial election of the preferred stock director in connection with such regular dividend non-payment event) may be filled, subject to the director qualification requirement, by the affirmative vote of the preferred stockholders, voting together as a single class with the holders of each class or series of voting parity stock, if any, with similar voting rights regarding the election of directors upon a failure to pay dividends, which similar voting rights are then exercisable, representing a majority of the combined voting power of the CHAD Stock and such voting parity stock.

The Right to Call a Special Meeting to Elect a Preferred Stock Director

During the continuance of a regular dividend non-payment event, the preferred stockholders, and holders of each class or series of voting parity stock, if any, with similar voting rights regarding the election of directors upon a failure to pay dividends, which similar voting rights are then exercisable, representing at least 25% of the combined voting power of the CHAD Stock and such voting parity stock will have the right to call a special meeting of stockholders for the election of a preferred stock director (including an election to fill any vacancy in the office of a preferred stock director). Such right may be exercised by written notice, executed by such preferred stockholders and holders, as applicable, delivered to us at our principal executive offices (except that, in the case of any global certificate representing the CHAD Stock or such voting parity stock, such notice must instead comply with the applicable depositary procedures). However, if our next annual or special meeting of stockholders is scheduled to occur within 90 days after such right is exercised, and we are otherwise permitted to conduct such election at such next annual or special meeting, then such election will instead be included in the agenda for, and conducted at, such next annual or special meeting.

Voting and Consent Rights with Respect to Specified Matters

Subject to the other provisions described below, while any CHAD Stock is outstanding, each of the following events will require, and cannot be effected without, the affirmative vote or consent of preferred stockholders, and holders of each class or series of voting parity stock, if any, with similar voting or consent rights with respect to such event, representing at least a majority of the combined outstanding voting power of the CHAD Stock and such voting parity stock, if any:

(1)	any amendment, modification or repeal of any provision of our certificate of incorporation or the certificate of designations that materially adversely affects the special rights, preferences or voting powers of the CHAD Stock (other than an amendment, modification or repeal permitted by the provisions described below under the caption “—Certain Amendments Permitted Without Consent”); and

(2)	our consolidation or combination with, or merger with or into, another person, or any binding or statutory share exchange or reclassification involving the CHAD Stock, in each case unless:

(a)	the CHAD Stock either (i) remains outstanding after such consolidation, combination, merger, share exchange or reclassification; or (ii) is converted or reclassified into, or is exchanged for, or represents solely the right to receive, preference securities of the continuing, resulting or surviving person of such consolidation, combination, merger, share exchange or reclassification, or the parent thereof;

(b)	the CHAD Stock that remains outstanding or such preference securities, as applicable, have rights, preferences and voting powers that, taken as a whole, are not materially less favorable (as determined by our board of directors in good faith) to the holders thereof than the rights, preferences and voting powers, taken as a whole, of the CHAD Stock immediately before the consummation of such consolidation, combination, merger, share exchange or reclassification; and

(c)	the issuer of the CHAD Stock that remains outstanding or such preference securities, as applicable, is a corporation duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that, if not us, will succeed to us under the certificate of designations and the CHAD Stock.

(3)	the creation or issuance, or increase in the authorized or issued number, of any dividend senior stock or liquidation senior stock.

However, a consolidation, combination, merger, share exchange or reclassification that satisfies the requirements of clauses (a), (b) and (c) of paragraph (2) above will not require any vote or consent pursuant to paragraph (1) above. In addition, each of the following will be deemed not to materially adversely affect the rights, preferences or voting powers of the CHAD Stock (or cause any of the rights, preferences or voting powers of any such preference securities to be materially less favorable as described above) and will not require any vote or consent pursuant to any of the preceding clauses (1), (2) or (3):

●	any increase in the number of the authorized but unissued shares of our undesignated preferred stock;

●	any increase in the number of authorized or issued shares of CHAD Stock; and

●	the creation and issuance, or increase in the authorized or issued number, of any class or series of stock (including, for the avoidance of doubt, dividend junior stock, liquidation junior stock, dividend parity stock or liquidation parity stock), provided that such class or series of stock is not dividend senior stock or liquidation senior stock.

If any event described in paragraphs (1), (2) or (3) above would materially adversely affect the rights, preferences or voting powers of one or more, but not all, classes or series of voting parity stock (which term, solely for these purposes, includes the CHAD Stock), then those classes or series whose rights, preferences or voting powers would not be materially adversely affected will be deemed not to have voting or consent rights with respect to such event. Furthermore, an amendment, modification or repeal described in paragraph (1) above that materially adversely affects the special rights, preferences or voting powers of the CHAD Stock cannot be effected without the affirmative vote or consent of preferred stockholders, voting separately as a class, of at least a majority of the CHAD Stock then outstanding.

Certain Amendments Permitted Without Consent

Notwithstanding anything to the contrary described in paragraph (1) above under the caption “—Voting and Consent Rights with Respect to Specified Matters,” we may amend, modify or repeal any of the terms of the CHAD Stock without the vote or consent of any preferred stockholder to:

●	cure any ambiguity or correct any omission, defect, inaccuracy, error or inconsistency in the certificate of designations or the certificates representing the CHAD Stock, including the filing of a certificate of correction, or a corrected instrument, pursuant to Section 103(f) of the Delaware General Corporation Law in connection therewith;

●	conform the provisions of the certificate of designations or the certificates representing the CHAD Stock to this “Description of Variable Rate Series C Perpetual Preferred Stock” section, as supplemented by the related pricing term sheet;

●	provide for or confirm the issuance of additional CHAD Stock pursuant to the certificate of designations;

●	provide for any transfer restrictions that apply to any shares of CHAD Stock (other than the shares of CHAD Stock issued in this offering and any shares of CHAD Stock issued in exchange therefor or in substitution thereof) that, at the time of their original issuance, constitute “restricted securities” within the meaning of Rule 144 under the Securities Act or that are originally issued in reliance upon Regulation S under the Securities Act; or

●	make any other change to our certificate of incorporation, the certificate of designations or the certificates representing the CHAD Stock that does not, individually or in the aggregate with all other such changes, adversely affect the rights of any preferred stockholder (other than preferred stockholders that have consented to such change), as such, in any material respect (as determined by our board of directors in good faith).

For the avoidance of doubt, a temporary or permanent increase in the redemption price per share of CHAD Stock to be redeemed, or a temporary or permanent elimination of our right to redeem any CHAD Stock, pursuant to an optional redemption, a clean-up redemption or a tax redemption will be deemed not to adversely affect the rights of any preferred stockholder as such.

Procedures for Voting and Consents

If any vote or consent of the preferred stockholders will be held or solicited, including at a regular annual meeting or a special meeting of stockholders, then our board of directors will adopt customary rules and procedures at its discretion to govern such vote or consent, subject to the other provisions described in this section. Such rules and procedures may include fixing a record date to determine the preferred stockholders (and, if applicable, holders of voting parity stock) that are entitled to vote or provide consent, as applicable, rules governing the solicitation and use of proxies or written consents and customary procedures for the nomination and designation, by preferred stockholders (and, if applicable, holders of voting parity stock), of preferred stock directors for election. Without limiting the foregoing, the persons calling any special meeting of stockholders pursuant to the provisions described above under “—Right to Designate up to Two Preferred Stock Directors Upon Regular Dividend Non-Payment Events—The Right to Call a Special Meeting to Elect a Preferred Stock Director” will, at their election, be entitled to specify one or more preferred stock director nominees in the notice referred to in such section, if such special meeting is scheduled to include the election of any preferred stock director (including an election to fill any vacancy in the office of any preferred stock director).

Each share of CHAD Stock will be entitled to one vote on each matter on which the holders of the CHAD Stock are entitled to vote separately as a class and not together with the holders of any other class or series of stock. The respective voting powers of the CHAD Stock and all classes or series of voting parity stock entitled to vote on any matter together as a single class will be determined (including for purposes of determining whether a plurality, majority or other applicable portion of votes has been obtained) in proportion to their respective liquidation amounts. Solely for these purposes, the liquidation amount of the CHAD Stock or any such class or series of voting parity stock will be the maximum amount payable in respect of the CHAD Stock or such class or series, as applicable, assuming we are liquidated on the record date for the applicable vote or consent (or, if there is no record date, on the date of such vote or consent).

At any meeting in which the CHAD Stock (and, if applicable, any class or series of voting parity stock) is entitled to elect any preferred stock director (including to fill any vacancy in the office of any preferred stock director), the presence, in person or by proxy (regardless of whether the proxy has the authority to vote on any matter), of holders of CHAD Stock (and, if applicable, holders of each such class or series) representing a majority of the outstanding voting power of the CHAD Stock (and, if applicable, each such class or series) will constitute a quorum. The affirmative vote of a majority of the outstanding voting power of the CHAD Stock (and, if applicable, each such class or series) cast at such a meeting at which a quorum is present will be sufficient to elect a preferred stock director.

A consent or affirmative vote of the preferred stockholders pursuant to the provisions described above under the caption “—Voting and Consent Rights with Respect to Specified Matters” may be given or obtained either in writing without a meeting or in person or by proxy at an annual meeting or a special meeting of stockholders.

Redemption at Our Option

The CHAD Stock will not be redeemable at our option except pursuant to an optional redemption, a clean-up redemption or a tax redemption, as described below.

Optional Redemption

Subject to the terms of the certificate of designations, we will have the right, at our election, to redeem all, or any whole number of, shares of the issued and outstanding CHAD Stock, at any time, and from time to time, on a redemption date on or after the first date on which the CHAD Stock is listed on the Nasdaq Capital Market. We refer to a redemption pursuant to the provision described above as an “optional redemption.” However, we may not redeem less than all of the outstanding CHAD Stock unless at least $50.0 million aggregate stated amount of CHAD Stock is outstanding and not called for redemption as of the time we provide the related redemption notice.

If less than all CHAD Stock then outstanding are called for optional redemption, then the CHAD Stock to be redeemed will be selected by us as follows: (i) in the case of CHAD Stock represented by any global certificate(s), in accordance with the depositary procedures; and (ii) in the case of CHAD Stock represented by any physical certificate(s), pro rata, by lot or by such other method we consider fair and appropriate.

Clean-Up Redemption

Subject to the terms of the certificate of designations, we will have the right, at our election, to redeem all, but not less than all, of the outstanding CHAD Stock, at any time for cash if the total number of shares of CHAD Stock then outstanding is less than 25% of the total number of shares of the CHAD Stock originally issued in this offering and in any future offering taken together. We refer to a redemption pursuant to the provision described above as a “clean-up redemption.”

Tax Redemption

Subject to the terms of the certificate of designations, we will have the right, at our election, to redeem all, and not less than all, of the CHAD Stock, at any time, for cash if a “tax event” (as defined below under the caption “—Definitions”) occurs. We refer to a redemption pursuant to this provision described in this paragraph as a “tax redemption.”

Redemption Date

The redemption date will be a business day of our choosing that is no more than 60 calendar days, nor less than three business days, after the date we provide the related redemption notice, as described below. In the case of an optional redemption, the redemption date must be on or after the first date on which the CHAD Stock is listed on the Nasdaq Capital Market.

Redemption Price

The redemption price for a share of CHAD Stock called for either optional redemption, clean-up redemption or tax redemption will be an amount equal to (i) either (1) in the case of an optional redemption, $110.00 (or such higher amount as may be chosen in our sole discretion, it being understood that such higher amount (or the formula to determine such higher amount) will be announced by prior public notice and/or set forth in the applicable relevant notice of redemption); or (2) in the case of a clean-up redemption or tax redemption, the liquidation preference of such share as of the business day before the date we provide the related redemption notice, as described below, plus, in each case, (ii) accumulated and unpaid regular dividends (plus, if applicable, compounded dividends thereon) on such share to, and including, the redemption date. However, if the redemption date is after a regular record date for a declared regular dividend on the CHAD Stock and on or before the next regular dividend payment date, then (a) the holder of such share at the close of business on such regular record date will be entitled, notwithstanding such redemption, to receive, on or, at our election, before such regular dividend payment date, such declared regular dividend on such share; and (b) the amount referred to in clause (ii) of the preceding sentence will instead be the excess, if any, of (x) the accumulated and unpaid regular dividends on such share to, and including, such redemption date over (y) the amount of such declared regular dividend on such share.

Redemption Notice

We will provide to the preferred stockholders notice of the redemption containing certain information set forth in the certificate of designations, including the redemption price and the redemption date.

Fundamental Change Permits Preferred Stockholders to Require Us to Repurchase CHAD Stock

Generally

If a fundamental change occurs, then, each preferred stockholder will have the right (the “fundamental change repurchase right”) to require us to repurchase some or all of its shares of CHAD Stock for cash on a date (the “fundamental change repurchase date”) of our choosing, which must be a business day that is no more than 35, nor less than 20, business days after the date we provide the related fundamental change notice, as described below. We refer to a repurchase of any CHAD Stock pursuant to the provisions described in this section as a “repurchase upon fundamental change.” Notwithstanding anything to the contrary, in no event will any preferred stockholder be entitled to require us to repurchase a number of shares of CHAD Stock that is not a whole number.

The repurchase price (the “fundamental change repurchase price”) for a share of CHAD Stock tendered for repurchase will be an amount equal to (i) the stated amount of such share, plus (ii) accumulated and unpaid regular dividends on such share to, and including, the fundamental change repurchase date. However, if the fundamental change repurchase date is after a regular record date for a declared regular dividend on the CHAD Stock and on or before the next regular dividend payment date, then (a) the holder of such share at the close of business on such regular record date will be entitled, notwithstanding such repurchase, to receive, on or, at our election, before such regular dividend payment date, such declared regular dividend on such share; and (b) the amount referred to in clause (ii) of the preceding sentence will instead be the excess, if any, of (x) the accumulated and unpaid regular dividends on such share to, and including, such fundamental change repurchase date over (y) the amount of such declared regular dividend on such share.

Notice of Fundamental Change

On or before the 20th calendar day after the effective date of a fundamental change, we will provide to each preferred stockholder notice of such fundamental change containing certain information set forth in the certificate of designations, including the fundamental change repurchase date, the fundamental change repurchase price and the procedures preferred stockholders must follow to tender their CHAD Stock for repurchase.

Procedures to Exercise the Fundamental Change Repurchase Right

To exercise its fundamental change repurchase right with respect to any CHAD Stock, the holder thereof must deliver a notice (a “fundamental change repurchase notice”) to the paying agent before the close of business on the business day immediately before the related fundamental change repurchase date (or such later time as may be required by law).

The fundamental change repurchase notice must contain certain information set forth in the certificate of designations, including the certificate number of any physical certificate representing any CHAD Stock to be repurchased, or must otherwise comply with the depositary procedures in the case of a global certificate.

A holder of CHAD Stock that has delivered a fundamental change repurchase notice with respect to any CHAD Stock may withdraw that notice by delivering a withdrawal notice to the paying agent at any time before the close of business on the business day immediately before the fundamental change repurchase date. The withdrawal notice must contain certain information set forth in the certificate of designations, including the certificate number of any physical certificate representing any CHAD Stock with respect to which the withdrawal notice is being delivered, or must otherwise comply with the depositary procedures in the case of a global certificate.

CHAD Stock to be repurchased must be delivered to the paying agent (in the case of CHAD Stock represented by any physical certificate) or the depositary procedures must be complied with (in the case of CHAD Stock represented by any global certificate) for the holder of such CHAD Stock to be entitled to receive the fundamental change repurchase price.

Compliance with Securities Laws

We will comply, in all material respects, with all federal and state securities laws in connection with a repurchase following a fundamental change (including complying with Rules 13e-4 and 14e-1 under the Exchange Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such repurchase in the manner described above. However, to the extent that our obligations to offer to repurchase and to repurchase CHAD Stock pursuant to the provisions described above conflict with any law or regulation that is applicable to us, our compliance with such law or regulation will not be considered to be a breach of those obligations.

Funds Legally Available for Payment of the Fundamental Change Repurchase Price; Covenant Not to Take Certain Actions

Notwithstanding anything to the contrary, (i) we will not be obligated to pay the fundamental change repurchase price of any shares of CHAD Stock to the extent, and only to the extent, we do not have sufficient funds legally available to pay the same; and (ii) if we do not have sufficient funds legally available to pay the fundamental change repurchase price of all shares of CHAD Stock that are otherwise to be repurchased pursuant to a repurchase upon fundamental change, then (a) we will pay the maximum amount of such fundamental change repurchase price that can be paid out of funds legally available for payment, which payment will be made pro rata to each preferred stockholder based on the total number of shares of CHAD Stock of such preferred stockholder that were otherwise to be repurchased pursuant to such repurchase upon fundamental change; and (b) we will cause all such shares as to which the fundamental change repurchase price was not paid to be returned to the holder(s) thereof, and such shares will remain outstanding. We will not voluntarily take any action, or voluntarily engage in any transaction, that would result in a fundamental change unless we have sufficient funds legally available to fully pay the maximum aggregate fundamental change repurchase price that would be payable in respect of such fundamental change on all shares of CHAD Stock then outstanding.

Repurchase by Third Party

Notwithstanding anything to the contrary, we will be deemed to satisfy our obligations to repurchase CHAD Stock pursuant to a repurchase upon fundamental change if (i) one or more third parties conduct the repurchase offer and repurchase tendered CHAD Stock in a manner that would have satisfied our obligations to do the same if conducted directly by us; and (ii) an owner of a beneficial interest in any CHAD Stock repurchased by such third party or parties will not receive a lesser amount (as a result of withholding or other similar taxes) than such owner would have received had we repurchased such CHAD Stock.

No Preemptive Rights

Without limiting the rights of preferred stockholders described above, the CHAD Stock will not have any preemptive rights to subscribe for or purchase any of our securities.

Calculations

Responsibility; Schedule of Calculations

Except as otherwise provided in the certificate of designations, we will be responsible for making all calculations called for under the certificate of designations or the CHAD Stock, including determinations of the monthly regular dividend rate per annum, monthly SOFR per annum, last reported sale prices, liquidation preference, fundamental change repurchase price, redemption price and accumulated regular dividends and compounded dividends on the CHAD Stock. We will make all calculations in good faith, and, absent manifest error, our calculations will be final and binding on all preferred stockholders. We will provide a schedule of these calculations to any preferred stockholder or any beneficial owner of any CHAD Stock upon written request.

Calculations Aggregated for Each Preferred Stockholder

The composition of the consideration due upon the payment of the fundamental change repurchase price or redemption price for, and the payment on a regular dividend payment date of regular dividends on, the CHAD Stock of any preferred stockholder will (in the case of a global certificate, to the extent permitted by, and practicable under, the depositary procedures) be computed based on the total number of shares of CHAD Stock of such preferred stockholder to be repurchased (in the case of payment of the fundamental change repurchase price) or redeemed (in the case of payment of the redemption price) or held by such preferred stockholder as of the close of business on the related regular record date (in the case of payment of such regular dividends), as applicable. Any cash amounts due to such preferred stockholder in respect thereof will, after giving effect to the preceding sentence, be rounded to the nearest cent.

Notices

We will provide all notices or communications to preferred stockholders pursuant to the certificate of designations in writing by electronic mail, first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the preferred stockholders’ respective addresses shown on the register for the CHAD Stock. However, in the case of CHAD Stock represented by one or more global certificates, we are permitted to provide notices or communications to preferred stockholders pursuant to the depositary procedures, and notices and communications that we provide in this manner will be deemed to have been properly sent to such preferred stockholders in writing. In addition, notices of an adjusted monthly regular dividend rate per annum may be sent in the manner set forth in the definition of such term.

Definitions

“Affiliate” has the meaning set forth in Rule 144 under the Securities Act as in effect on the initial issue date.

“Board of directors” means our board of directors or a committee of such board duly authorized to act on behalf of such board.

“Business day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital stock” of any person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such person, but excluding any debt securities convertible into such equity.

“common stock” means our common stock, $0.00001 par value per share.

“Close of business” means 5:00 p.m., New York City time.

“Compounded dividends” has the meaning set forth above under the caption “—Regular Dividends—Generally.”

“Compounded dividend rate” has the meaning set forth under the caption “—Regular Dividends—Generally.”

“Deferred regular dividend payment date” shall mean the date that is one trading day after the 60th calendar day after a regular dividend payment date with respect to which the full amount of regular dividends has not been paid (or, if such trading day is not a business day the next business day).

“Deferred regular record date” means the 15th calendar day preceding the relevant deferred regular dividend payment date (whether or not a business day).

“Depositary” means The Depository Trust Company or its successor, or any successor depositary for the applicable shares of CHAD Stock.

“Depositary procedures” means, with respect to any transfer, exchange or other transaction involving a global certificate representing any CHAD Stock, or any beneficial interest in such certificate, the rules and procedures of the depositary applicable to such transfer, exchange or transaction.

“Director qualification requirement” has the meaning set forth under the caption “—Voting Rights—Right to Designate up to Two Preferred Stock Directors Upon Regular Dividend Non-Payment Events — Generally.”

“Dividend junior stock” means any class or series of our stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the CHAD Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). Dividend junior stock includes our common stock. For the avoidance of doubt, dividend junior stock will not include any securities of our subsidiaries.

“Dividend parity stock” means any class or series of our stock (other than the CHAD Stock) whose terms expressly provide that such class or series will rank equally with the CHAD Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). Dividend parity stock includes our Series A Preferred Stock. For the avoidance of doubt, dividend parity stock will not include any securities of our subsidiaries.

“Dividend senior stock” means any class or series of our stock whose terms expressly provide that such class or series will rank senior to the CHAD Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). For the avoidance of doubt, dividend senior stock will not include any securities of our subsidiaries.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fundamental change” means any of the following events:

(i)	either (a) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than (w) us; (x) our “wholly owned subsidiaries” (as defined below); (y) any employee benefit plans of ours or our wholly owned subsidiaries; or (z) any “permitted party” (as defined below)), files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of our common equity representing more than 50% of the voting power of all of our common equity; or (b) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than (w) us; (x) our “wholly owned subsidiaries” (as defined below); or (y) any employee benefit plans of ours or our wholly owned subsidiaries), files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of our common stock representing more than 50% of the voting power of all of our common stock; or

(ii)	the consummation of: (1) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any person, other than solely to one or more of our wholly owned subsidiaries; or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of our common stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of us pursuant to which the persons that directly or indirectly “beneficially owned” (as defined below) all classes of our common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than 50% of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a fundamental change pursuant to this clause (ii).

For the purposes of this definition, (x) any transaction or event described in both clause (i) and in clause (ii)(1) or (2) above (without regard to the proviso in clause (ii)) will be deemed to occur solely pursuant to clause (ii) above (subject to such proviso), and (y) whether a person is a “beneficial owner,” whether shares are “beneficially owned,” and percentage beneficial ownership, will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Initial issue date” means the first date any CHAD Stock offered by this prospectus is issued.

“Junior stock” means any dividend junior stock or liquidation junior stock.

“Last reported sale price” per share of CHAD Stock for any trading day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of CHAD Stock on such trading day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the CHAD Stock is then listed. If the CHAD Stock is not listed on a U.S. national or regional securities exchange on such trading day, then the last reported sale price will be the last quoted bid price per share of CHAD Stock on such trading day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the CHAD Stock is not so quoted on such trading day, then the last reported sale price will be the mid-point of the last bid price and the last ask price per share of CHAD Stock on such trading day from a nationally recognized independent investment banking firm we select, which may be any of the underwriters (or, if no such last bid price or last ask price is available, the fair value of one share of CHAD Stock on such trading day determined by a nationally recognized independent investment banking firm we select, which may be any of the underwriters).

“Liquidation junior stock” means any class or series of our stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the CHAD Stock with respect to the distribution of assets upon our liquidation, dissolution or winding up. Liquidation junior stock includes our common stock. For the avoidance of doubt, liquidation junior stock will not include any securities of our subsidiaries.

“Liquidation parity stock” means any class or series of our stock (other than the CHAD Stock) whose terms expressly provide that such class or series will rank equally with the CHAD Stock with respect to the distribution of assets upon our liquidation, dissolution or winding up. Liquidation parity stock includes our Series A Preferred Stock. For the avoidance of doubt, liquidation parity stock will not include any securities of our subsidiaries.

“Liquidation preference” initially means $100 per share of CHAD Stock; provided, however, that, effective immediately after the close of business on each business day after the initial issue date (and, if applicable, during the course of a business day on which any sale transaction to be settled by the issuance of CHAD Stock is executed, from the exact time of the first such sale transaction during such business day until the close of business of such business day), the liquidation preference per share of CHAD Stock will be adjusted to be the greatest of (i) the stated amount per share of CHAD Stock; (ii) in the case of any business day with respect to which we have, on such business day, executed any sale transaction to be settled by the issuance of CHAD Stock, an amount equal to the last reported sale price per share of CHAD Stock on the trading day immediately before such business day; and (iii) the arithmetic average of the last reported sale prices per share of CHAD Stock for each trading day of the ten (10) consecutive trading days immediately preceding such business day, provided, however, that, if applicable, the reference in this clause (iii) to ten (10) will be replaced by such lesser number of trading days as have elapsed during the period from, and including, the initial issue date to, but excluding, such business day. Notwithstanding anything to the contrary in the preceding sentence, at all times before the first date on which we execute any sale transaction to be settled by the issuance of CHAD Stock (other than the CHAD Stock initially issued on the initial issue date), the liquidation preference per share of CHAD Stock shall not exceed $110 per share. Whenever in this prospectus we refer to the liquidation preference of the CHAD Stock as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the liquidation preference immediately after the close of business on such date. For purposes of this definition, references to our execution of any sale transaction to be settled by the issuance of CHAD Stock includes any resale of any shares of CHAD Stock that we or any of our subsidiaries have purchased or otherwise acquired.

“Liquidation senior stock” means any class or series of our stock whose terms expressly provide that such class or series will rank senior to the CHAD Stock with respect to the distribution of assets upon our liquidation, dissolution or winding up. For the avoidance of doubt, liquidation senior stock will not include any securities of our subsidiaries.

“Market disruption event” means, with respect to the CHAD Stock, on any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the CHAD Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the CHAD Stock or in any options contracts or futures contracts relating to the CHAD Stock.

“Monthly regular dividend rate per annum” has the following meaning: (i) with respect to the regular dividend period beginning on the initial issue date, a rate per annum equal to 12.00%; and (ii) with respect to each following regular dividend period (each such regular dividend period being referred to as the “reference regular dividend period” for purposes of this definition), the monthly regular dividend rate per annum will be the monthly regular dividend rate per annum applicable to the immediately preceding regular dividend period, unless we elect, in our sole and absolute discretion, by providing notice of the same to preferred stockholders before the first business day of such reference regular dividend period, a different monthly regular dividend rate per annum to apply to such reference regular dividend period, provided such different monthly regular dividend rate per annum cannot be (1) negative; (2) less than a rate per annum equal to the excess, if any, of (A) the monthly regular dividend rate per annum applicable to the regular dividend period immediately preceding such reference regular dividend period, over (B) the sum of (I) 25 basis points; and (II) the excess, if any, of (x) the monthly SOFR per annum on the first business day of the regular dividend period immediately preceding such reference regular dividend period, over (y) the minimum of the monthly SOFR per annum rates that occur on the business days during the period from, and including, the first business day of the regular dividend period immediately preceding such reference regular dividend period to, and including, the last business day of the regular dividend period immediately preceding such reference regular dividend period; or (3) less than the monthly SOFR per annum as of the business day immediately before the date on which we provide such notice. Notwithstanding anything to the contrary, we will not be entitled to elect to reduce the monthly regular dividend rate per annum pursuant to clause (ii) of the preceding sentence unless and until (x) three (3) months following the initial issue date, or such earlier time as the arithmetic average of the last reported sale prices per share of CHAD Stock for each trading day of twenty (20) consecutive trading days at any time during the three (3) months following the initial issue date exceeds $100, (y) at the time we provide the notice referred to in such clause, all accumulated regular dividends, if any, on the CHAD Stock then outstanding for all prior completed regular dividend periods, if any, have been paid in full (or have been declared in full and consideration in kind and amount that is sufficient, in accordance with the certificate of designations, to pay such accumulated regular dividends, is set aside for the benefit of the preferred stockholders entitled thereto) and (z) the arithmetic average of the last reported sale prices per share of the CHAD Stock for each trading day during the immediately preceding regular dividend period is not less than $99 per share. For the avoidance of doubt, for purposes of the preceding sentence, if such notice is sent on the last day of a regular dividend period, then such regular dividend period will not be considered to be “completed.” Notwithstanding anything to the contrary, the notice referred to in the preceding definition must set forth the applicable monthly regular dividend rate per annum and the regular dividend period to which it applies, and such notice will be deemed to have been duly sent if either (i) it is sent in compliance with the provisions described above under the caption “—Notices”; or (ii) the information required to be included in such notice is (x) set forth in a press release issued through such national newswire service as we then use or (y) published through such other widely disseminated public medium as we then use, including our website.

“Monthly SOFR per annum” means, as of any business day, a rate per annum equal to the one month term SOFR, as reflected on the related website of the administrator for term SOFR (which, as of the date of this supplement, is https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html) (“one-month term SOFR”); provided, however, that if the one-month term SOFR ceases to be administered and published as determined by us in our sole discretion, then we will, in good faith and in a commercially reasonable manner, identify a similar successor rate used in the market for floating rate securities, together, if applicable, with any adjustment thereto.

“Number of incremental diluted shares” means the increase in the number of diluted shares of the applicable class or series of junior stock (determined in accordance with generally accepted accounting principles in the United States, as the same is in effect on the initial issue date, and assuming net income is positive) that would result from the grant, vesting or exercise of equity-based compensation to directors, employees, contractors and agents (subject to proportionate adjustment for stock dividends, stock splits or stock combinations with respect to such class or series of junior stock).

“Permitted party” means any “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that consists of, or includes, Joseph Onorati, Parker White, Defi Dev LLC, 3277447 Nova Scotia Ltd, and SolSync Solutions Partnership.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person.”

“Preferred stock director” means any person elected to serve as our director in connection with a regular dividend non-payment event pursuant to the provisions described above under the caption “—Voting Rights—Right to Designate up to Two Preferred Stock Directors Upon Regular Dividend Non-Payment Events.”

“Preferred stockholder,” or “holder” of any CHAD Stock, means any person in whose name any share of CHAD Stock is registered on the registrar’s books.

A “regular dividend non-payment event” will be deemed to occur upon the occurrence of either of the following events (in each case, subject to the provisions described above under the caption “—Regular Dividends—Generally”): (i) if less than the full amount of accumulated and unpaid regular dividends on the shares of CHAD Stock outstanding as of the applicable regular dividend record date have been declared and paid within sixty (60) days of the following regular dividend payment date in respect of each of twelve (12) or more consecutive regular dividend payment dates; or (ii) if less than the full amount of accumulated and unpaid regular dividends on the shares of CHAD Stock outstanding as of the applicable regular dividend record date have been declared and paid by the following regular dividend payment date in respect of each of twenty-four (24) or more consecutive regular dividend payment dates. A regular dividend non-payment event that has occurred will be deemed to continue until such time when all accumulated and unpaid regular dividends on the outstanding CHAD Stock have been paid in full, at which time such regular dividend non-payment event will be deemed to be cured and cease to be continuing. For purposes of this definition, a regular dividend on the CHAD Stock will be deemed to have been paid if such dividend is declared and cash that is sufficient to pay such dividend is set aside for the benefit of the preferred stockholders entitled thereto. For the avoidance of doubt, the regular dividend non-payment events set forth in clauses (i) and (ii) above are separate regular dividend non-payment events, each providing for a separate right to appoint a preferred stock director pursuant to the provisions described above under the caption “—Voting Rights—Right to Designate up to Two Preferred Stock Directors Upon Regular Dividend Non-Payment Events.”

“Regular dividend payment date” means the 15th calendar day of each calendar month, beginning on                , 2025.

“Regular dividend period” means each period from, and including, the calendar day after a regular dividend payment date (or, in the case of the first regular dividend period, from, and including, the calendar day after the initial issue date) to, and including, the next regular dividend payment date.

“Regular dividends” has the meaning set forth above under the caption “—Regular Dividends—Generally.”

“Regular record date” means, with respect to any regular dividend payment date, the 1st calendar day of the month in which such regular dividend payment date occurs.

“Series A Preferred Stock” means our Series A preferred stock, $0.00001 par value per share.

“Stated amount” means $100 per share of CHAD Stock.

“SOFR” means the secured overnight financing rate.

“Subsidiary” means, with respect to any person, (i) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person; and (ii) any partnership or limited liability company where (x) more than 50% of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise, and (y) such person or any one or more of the other subsidiaries of such person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

A “tax event” will be deemed to occur if we have received an opinion of counsel experienced in such matters to the effect that, as a result of:

●	any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

●	an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

●	any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

●	a threatened challenge asserted in writing in connection with a tax audit of us or any of our subsidiaries, or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the CHAD Stock, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known after the date of this prospectus, there is more than an insubstantial risk that any of the outstanding CHAD Stock is treated as “fast-pay stock” within the meaning of Treasury Regulation Section 1.7701(l)-3(b)(2) (or becomes subject to substantially similar successor provision).

“Trading day” means, with respect to the CHAD Stock, any day on which (i) trading in the CHAD Stock generally occurs on the principal U.S. national or regional securities exchange on which the CHAD Stock is then listed or, if the CHAD Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the CHAD Stock is then traded; and (ii) there is no market disruption event. If the CHAD Stock is not so listed or traded, then “trading day” with respect to the CHAD Stock means a business day.

“Voting parity stock” means, with respect to any matter as to which preferred stockholders are entitled to vote pursuant to the provisions described above under the caption “—Voting Rights—Right to Designate up to Two Preferred Stock Directors Upon Regular Dividend Non-Payment Events” and Consent Rights with Respect to Specified Matters,” each class or series of outstanding dividend parity stock or liquidation parity stock, if any, upon which similar voting rights are conferred and are exercisable with respect to such matter. For the avoidance of doubt, voting parity stock will not include any securities of our subsidiaries.

“Wholly owned subsidiary” of a person means any subsidiary of such person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such person or one or more wholly owned subsidiaries of such person.

Book Entry, Settlement and Clearance

Global Certificates

The CHAD Stock will be initially issued in the form of one or more certificates (the “global certificates”) registered in the name of Cede & Co., as nominee of DTC, and will be deposited with the transfer agent as custodian for DTC.

Only persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants may own beneficial interests in a global certificate. We expect that, under procedures established by DTC:

●	upon deposit of a global certificate with DTC’s custodian, DTC will credit the shares of CHAD Stock represented by such global certificate to the accounts of the DTC participants designated by the underwriters; and

●	ownership of beneficial interests in a global certificate will be shown on, and transfers of such interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global certificate).

Book-Entry Procedures for Global Certificates

All interests in a global certificate will be subject to the operations and procedures of DTC. Accordingly, you must allow for sufficient time in order to comply with those operations and procedures if you wish to exercise any of your rights with respect to the CHAD Stock. The operations and procedures of DTC are controlled by DTC and may be changed at any time. None of us, the transfer agent or any of the underwriters will be responsible for those operations or procedures.

DTC has advised us that it is:

●	a limited purpose trust company organized under the laws of the State of New York;

●	a “banking organization” within the meaning of the New York State Banking Law;

●	a member of the Federal Reserve System;

●	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

●	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s book-entry system is also available to other “indirect participants,” such as banks, brokers, dealers and trust companies, who directly or indirectly clear through or maintain a custodial relationship with a DTC participant. Purchasers of CHAD Stock who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC or its nominee is the registered owner of a global certificate, DTC or that nominee will be considered the sole owner or holder of the CHAD Stock represented by that global certificate for all purposes under the certificate of designations. Except as provided below, owners of beneficial interests in a global certificate:

●	will not be entitled to have CHAD Stock represented by the global certificate registered in their names;

●	will not receive or be entitled to receive physical, certificated CHAD Stock registered in their respective names (“physical certificates”); and

●	will not be considered the owners or holders of the CHAD Stock under the certificate of designations for any purpose.

As a result, each investor who owns a beneficial interest in a global certificate must rely on the procedures of DTC (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through whom the investor owns its interest) to exercise any rights of a preferred stockholder under the certificate of designations.

Payments on any global certificates will be made to DTC’s nominee as the registered holder of the global certificate. None of us, the transfer agent or the paying agent will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global certificate, for any aspect of the records relating to, or payments made on account of, those interests by DTC or for maintaining, supervising or reviewing any records of DTC relating to those interests. Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global certificate will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Physical Certificates

A global certificate will be exchanged, pursuant to customary procedures, for one or more physical certificates only if:

●	DTC notifies us or the transfer agent that it is unwilling or unable to continue as depositary for such global certificate or DTC ceases to be a “clearing agency” registered under Section 17A of the Exchange Act and, in each case, we fail to appoint a successor depositary within 90 days of such notice or cessation; or we, in our sole discretion, permit the exchange of any beneficial interest in such global certificate for one or more physical certificates at the request of the owner of such beneficial interest.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations relevant to the purchase, ownership, and disposition that are applicable to the shares of Series C Perpetual Preferred Stock issued pursuant to this offering (such shares offered hereunder referred to as “CHAD Stock” or “Preferred Stock” for purposes of this discussion), but does not purport to be a complete analysis of all potential U.S. federal income tax considerations. This discussion deals only with shares of the Preferred Stock held as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), by holders who purchase such shares in this offering.

This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of the Preferred Stock by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including, without limitation, tax-exempt organizations, insurance companies, banks or other financial institutions, dealers in securities or currencies, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, persons liable for any alternative minimum tax, foreign investment companies, “controlled foreign corporations,” “passive foreign investment companies,” persons subject to special tax accounting rules as a result of any item of gross income with respect to the Preferred Stock being taken into account in an applicable financial statement, certain former citizens or former long-term residents of the United States, traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings, persons that will hold the Preferred Stock as a position in a hedging transaction, “straddle,” constructive sale, “conversion transaction” or other risk-reduction transaction, U.S. holders (as defined herein) whose functional currency is not the U.S. dollar, mutual funds, “qualified foreign pension funds” as described in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, or who are otherwise subject to special treatment under the provisions of the Code.

Furthermore, this summary is based upon the provisions of the Code, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address any other U.S. federal tax considerations (such as estate and gift taxes) or any state, local or non-U.S. tax considerations, or the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. holders.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of the Preferred Stock that for U.S. federal income tax purposes is:

●	an individual who is a citizen or resident of the United States;

●	a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (a) a court within the United States is able to exercise primary control over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of such trust or (b) the trust has validly elected to be treated as a United States person.

For the purposes of this discussion, a “non-U.S. holder” means a beneficial owner of the Preferred Stock that is not a U.S. holder.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds the Preferred Stock, the tax treatment of such entity or arrangement and the partner in such entity or arrangement generally will depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding the Preferred Stock are urged to consult their tax advisors regarding the tax considerations of acquiring, holding, and disposing of the Preferred Stock.

We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership, and disposition of the Preferred Stock or that any such position will not be sustained.

This discussion of material U.S. federal income tax considerations is not intended, and should not be construed, to be tax or legal advice to any particular investor in or holder of the Preferred Stock. Prospective investors are advised to consult their tax advisors concerning the application of the U.S. federal income tax laws to their particular situations as well as any tax considerations arising under the laws of any state, local or non-U.S. taxing jurisdiction or any applicable tax treaties, and the possible effect of changes in applicable tax law.

U.S. Holders

Distributions

If you are a U.S. holder, distributions made to you with respect to the Preferred Stock will be taxable as dividend income when paid to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the Preferred Stock exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in the Preferred Stock, and thereafter as capital gain which will be long-term capital gain if your holding period for the stock exceeds one year at the time of the distribution. Distributions on the Preferred Stock constituting dividend income paid to a U.S. holder that is an individual generally will be subject to taxation at preferential rates as qualified dividend income, provided applicable holding period requirements are met and certain other conditions are satisfied. Distributions on the Preferred Stock constituting dividend income paid to a U.S. holder that is a corporation generally will qualify for the dividends-received deduction, subject to various limitations and the satisfaction of the applicable holding period requirements. There is no assurance that we will have sufficient current or accumulated earnings and profits to ensure that any of our distributions are treated as dividends such that qualified dividend income or dividends-received deduction treatment may be available.

Dividends that exceed certain thresholds in relation to a corporate U.S. holder’s tax basis in the Preferred Stock could be characterized as “extraordinary dividends” under the Code. If a corporate U.S. holder that has held the Preferred Stock for two years or less before the dividend announcement date receives an extraordinary dividend, the holder generally will be required to reduce its tax basis (but not below zero) in the Preferred Stock with respect to which the dividend was made by the non-taxed portion of the dividend. If the amount of the reduction exceeds the U.S. holder’s tax basis in the Preferred Stock, the excess is treated as gain from the sale or exchange of the Preferred Stock. Non-corporate U.S. holders that receive an extraordinary dividend could, under certain circumstances, be required to treat any losses on the sale of our Preferred Stock as long-term capital losses to the extent of the extraordinary dividends such U.S. holder receives that qualify for taxation at the preferential rates discussed above.

Deemed Distributions on the Preferred Stock

Under Section 305 of the Code, U.S. holders may be treated as receiving a deemed distribution on the Preferred Stock upon an increase in the liquidation preference of the Preferred Stock. The matter is not entirely clear, and if our Board of Directors does not declare a distribution on the Preferred Stock in respect of any dividend period before the related dividend payment date, the deferred dividend may be treated as an increase in the liquidation preference of the Preferred Stock. Furthermore, if the Preferred Stock is issued at a discount to its liquidation preference or if we can call the Preferred Stock at a price above its issue price, it may be subject to rules that require the accrual of such discount currently over deemed term of the Preferred Stock as deemed distributions under U.S. tax rules similar to those governing original issue discount for debt instruments. Although the matter is not entirely clear, we believe such a deferred dividend or discount should not be treated as giving rise to a deemed distribution on the Preferred Stock, but in light of this uncertainty, the IRS or an applicable withholding agent could take a contrary position.

We may elect to increase the price at which we may exercise our optional redemption right. See “Description of Variable Rate Series C Perpetual Preferred Stock—Optional Redemption.” It is possible that any such adjustment could be treated as giving rise to a deemed distribution under Section 305 of the Code, with the likelihood of such treatment depending on the circumstances existing at the time the redemption price is adjusted. U.S. holders are urged to consult their tax advisors regarding the tax treatment of such an increase in the redemption price.

In each case of the foregoing, if the IRS or an applicable withholding agent takes a contrary position, you may be required to include a deemed distribution in income currently with respect to the Preferred Stock even though you have not received a cash payment. Further, because deemed distributions received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because the U.S. holder failed to establish an exemption from backup withholding), we may, at our option, set off any such payment against, or an applicable withholding agent may withhold such taxes from, payments of cash payable to, or other funds or assets of, the U.S. holder, or require alternative arrangements.

Sale or Redemption of Preferred Stock

A U.S. holder generally will recognize capital gain or loss on a sale, exchange, redemption (including a repurchase) (other than a redemption that is treated as a distribution, as discussed below) or other disposition of the Preferred Stock equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the stock so disposed. The capital gain or loss generally will be long-term capital gain or loss if your holding period for the stock exceeds one year at the time of disposition. Long-term capital gains of non-corporate taxpayers generally are taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of capital losses is subject to limitations.

A redemption (including a repurchase) of the Preferred Stock will be treated as a sale or exchange described in the preceding paragraph if the redemption, based on the facts and circumstances, is treated for U.S. federal income tax purposes as (i) a “complete termination” of your equity interest in us, (ii) a “substantially disproportionate” redemption of our stock with respect to you, or (iii) being “not essentially equivalent to a dividend” with respect to you, each within the meaning of Section 302 of the Code. In determining whether any of these tests has been met, you must take into account not only the Preferred Stock and other equity interests in us that you actually own but also other equity interests in us that you constructively own under U.S. federal income tax rules, as well as any rights you may have to vote for the election of Board members. A U.S. holder that owns (actually or constructively) only an insubstantial percentage of our total equity interests and that exercises no control or management over our affairs may be entitled to sale or exchange treatment on a redemption of the Preferred Stock if such holder experiences any reduction in its equity interest (taking into account any constructively owned equity interests) as a result of the redemption.

If you meet none of the alternative tests described above, the redemption will be treated as a distribution subject to the rules described under “U.S. Holders—Distributions.” If a redemption of the Preferred Stock is treated as a distribution that is taxable as a dividend, you are urged to consult your tax advisor regarding the allocation of your tax basis in the redeemed and remaining shares of Preferred Stock.

Because the determination as to whether any of the alternative tests described above is satisfied with respect to any particular U.S. holder of the Preferred Stock will depend upon the facts and circumstances as of the time the determination is made, you are urged to consult your tax advisor regarding the tax treatment of a redemption.

Non-U.S. Holders

Distributions

Generally, subject to the discussions below under “Information Reporting and Backup Withholding” and “FATCA,” distributions treated as dividends, as described above under “U.S. Holders—Distributions,” paid to a non-U.S. holder with respect to the Preferred Stock that are not effectively connected with the conduct of a trade or business within the United States will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty provided the non-U.S. holder furnishes to the withholding agent a properly executed IRS Form W-8BEN or Form W-8BEN-E (or suitable substitute form) certifying that such holder is eligible for treaty benefits. Withholding may also be required in respect of dividends paid to a non-U.S. holder if certain reporting information is not provided, as described below under “—FATCA.” If you are subject to withholding at a rate in excess of a reduced rate for which you are eligible under a tax treaty or otherwise, you may be able to obtain a refund of or credit for any amounts withheld in excess of the applicable rate by filing a refund claim with the IRS. Investors are encouraged to consult with their tax advisors regarding the possible implications of these withholding requirements on their investment in the Preferred Stock.

Subject to the discussions below under “Information Reporting and Backup Withholding” and “FATCA,” dividends paid to you that are effectively connected with your conduct of a trade or business in the United States and, if an applicable income tax treaty so requires, are attributable to a permanent establishment you maintain in the United States, are taxed on a net-income basis at the regular rates and in the manner applicable to U.S. persons. You generally will be required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI (or a suitable substitute form) in order to claim an exemption from, or reduction in, U.S. federal withholding tax. In addition, a “branch profits tax” may be imposed at a 30% rate (or a reduced rate under an applicable income tax treaty) on a foreign corporation’s effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Sale or Redemption of Preferred Stock

Subject to the discussion below under “Information Reporting and Backup Withholding,” you generally will not be subject to U.S. federal income or withholding tax with respect to gain, if any, recognized on a sale, exchange or other taxable disposition of the Preferred Stock, other than a redemption that is treated as a distribution as discussed below, unless:

●	the gain is effectively connected with your conduct of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States;

●	you are a nonresident alien individual that is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied; or

●	the Preferred Stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the disposition of the Preferred Stock or the period that the non-U.S. holder held the Preferred Stock.

A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder. A non-U.S. holder that is a foreign corporation will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on the gain recognized, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC.

A payment made to you in redemption of the Preferred Stock may be treated as a dividend, rather than as a payment in exchange for the stock, in the circumstances discussed above under “U.S. Holders—Sale or Redemption of Preferred Stock,” in which event the payment would be subject to tax as discussed above under “Non-U.S. Holders—Distributions.”

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Deemed Distributions on the Preferred Stock

As described above under “U.S. Holders—Deemed Distributions on the Preferred Stock,” if our Board of Directors does not declare a distribution on the Preferred Stock in respect of any dividend period before the related dividend payment date or the Preferred Stock were issued at a discount, or if we elect to increase the price at which we exercise our optional redemption right, the holder may be treated as receiving a deemed distribution. If we (or an applicable withholding agent) pay withholding on behalf of a non-U.S. holder (because such non-U.S. holder failed to establish an exemption from dividend withholding), we (or an applicable withholding agent) may set off such payments against, or withhold such taxes from, payments of cash payable to, or other funds or assets of, the non-U.S. holder, or require alternative arrangements.

Issuance of Additional Shares

If in the future we issue additional shares of Preferred Stock or resell any shares of Preferred Stock that we or any of our subsidiaries have purchased or otherwise acquired (such shares, “Additional Shares”) and such Additional Shares trade under the same CUSIP or other identifying number as that of the Preferred Stock, the Preferred Stock may not be distinguishable by persons such as subsequent purchasers and withholding agents from the Additional Shares. If such Additional Shares have a different, and potentially adverse, tax profile or treatment for U.S. federal income tax purposes from the Preferred Stock, such profile or treatment could adversely impact the Preferred Stock because of the inability to distinguish between the Preferred Stock and the Additional Shares. For example, adverse tax treatment of the Additional Shares could negatively impact the market value of the Preferred Stock. In addition, the IRS could treat a holder of the Preferred Stock as subject to the adverse consequences applicable to the Additional Shares unless the holder is able to demonstrate that it acquired the Preferred Stock in this offering and did not hold the Additional Shares. Preferred stockholders are urged to consult their tax advisors regarding these tax considerations.

Please also review the discussion below under “Fast-Pay Stock Regulations” for a discussion about the potential application of those rules to Additional Shares.

Extraordinary Dividends

If Additional Shares are issued at a price that exceeds their liquidation preference, such Additional Shares would constitute “disqualified preferred stock” for purposes of the extraordinary dividend rules. Even if the Preferred Stock is not issued at such a price, due to fungible trading of Additional Shares with Preferred Stock, the Preferred Stock may be considered disqualified preferred stock, unless owners of the Preferred Stock can clearly demonstrate that they purchased the Preferred Stock offered hereby as opposed to such Additional Shares. If the Preferred Stock held by a corporate U.S. holder were considered disqualified preferred stock (because such shares are indistinguishable from the Additional Shares) for any dividend received, the holder generally will be required to reduce its tax basis (but not below zero) in the Preferred Stock with respect to which the dividend is received by the non-taxed portion of the dividend. Please also review the discussion above under “U.S. Holders—Distributions” for a discussion of extraordinary dividends.

Sales at a Discount

As discussed above under “U.S. Holders—Deemed Distributions on the Preferred Stock,” if the Additional Shares are sold at a discount (or at a discount that exceeds the discount that applies to the Preferred Stock at issuance), such Additional Shares may be subject to rules that require the accrual of such discount (or such greater discount) currently over the deemed term of the Additional Shares as deemed distributions under U.S. tax rules similar to those governing original issue discount for debt instruments. Due to fungible trading of Additional Shares with Preferred Stock, the IRS or a withholding agent may treat any such discount as resulting in deemed distributions with respect to the Preferred Stock as well as such Additional Shares. Because any such deemed distributions received by a holder would not give rise to any cash from which any applicable withholding could be satisfied, an applicable withholding agent may withhold such taxes from payments of cash payable to, or other funds or assets of, the holder or require alternative arrangements.

Fast-Pay Stock Regulations

Under Treasury Regulations promulgated under Section 7701(l) of the Code (the “Fast-Pay Stock Regulations”), if stock of a corporation is structured such that dividends paid with respect to the stock are economically (in whole or in part) a return of the stockholder’s investment (rather than a return on the stockholder’s investment), then the stock is characterized as “fast-pay stock” and is subject to adverse tax reporting requirements and potentially penalties, as described below. In addition, under the Fast-Pay Stock Regulations, unless clearly demonstrated otherwise, stock is presumed to be fast-pay stock if it is structured to have a dividend that is reasonably expected to decline (as opposed to a dividend rate that is reasonably expected to fluctuate or remain constant) (for such purpose, the dividend rate may be viewed as reasonably expected to decline if we are reasonably expected to stop paying regular dividends on the Preferred Stock) or is issued for an amount that exceeds (by more than a de minimis amount, as determined under applicable Treasury Regulations) the amount at which the stockholder can be compelled to dispose of the stock. It is not clear what amount would constitute “de minimis” in the case of stock with a perpetual term.

The determination of whether stock is fast-pay stock is based on all the facts and circumstances. To determine if it is fast-pay stock, stock is examined when issued, and, for stock that is not fast-pay stock when issued, when there is a significant modification in the terms of the stock or the related agreements or a significant change in the relevant facts and circumstances. The relevant tax regulations do not indicate the types of significant changes in facts and circumstances that are intended to give rise to such a determination, and therefore it is possible that such a change could arise when, for example, there is a change to the terms of our optional redemption right.

We do not believe that the Preferred Stock is fast-pay stock.

We also do not intend to issue any Additional Shares that would be treated as fast-pay stock. Moreover, we intend to obtain advice of counsel in connection with future offerings of Additional Shares for the purpose of analyzing the consequences of issuing such Additional Shares in light of any legal developments regarding the definition of fast-pay stock. It is possible, however, that Additional Shares may be issued at a premium above their liquidation preference. As the liquidation preference of the CHAD Stock will be subject to adjustment in the manner described in this prospectus and our current intention is to issue any Additional Shares at a price per share not more than $110 plus accrued and unpaid dividends that may apply to such instrument at the time of its issuance, it is generally not expected that the Additional Shares would be issued at such a level of premium above their liquidation preference or optional redemption price at the time of sale of the Additional Shares so as to implicate the fast-pay stock rules. In addition, we do not intend to adjust the regular dividend rate in a manner that would cause the CHAD Stock to be treated as fast-pay stock. Any adjustment to the regular dividend rate is expected to be consistent with our current intention to maintain a long-term trading level for the CHAD Stock between $95 and $105 per share, and therefore the CHAD Stock’s dividend rate is generally expected to fluctuate over time. Nonetheless, there may be increased risk that the IRS could assert that such Additional Shares constitute fast-pay stock.

Transactions involving fast-pay stock arrangements are treated as “listed transactions” for U.S. federal income tax purposes. Issuers and holders of any shares of fast-pay stock would be required to report their participation in the transaction on IRS Form 8886 on an annual basis with their U.S. federal income tax returns and would also be required to mail a copy of that form to the IRS Office of Tax Shelter Analysis. Failure to comply with those disclosure requirements could result in the assessment by the IRS of interest, additions to tax and onerous penalties. In addition, an accuracy-related penalty applies under the Code to any reportable transaction understatement attributable to a listed transaction if a significant purpose of the transaction is the avoidance or evasion of U.S. federal income tax. Furthermore, certain material advisors would also be required to file a disclosure statement with the IRS. If we determine that we are required to file an IRS Form 8886 (including a protective filing) in connection with the potential issuance of fast-pay stock with respect to the Preferred Stock or Additional Shares, we intend to provide public notice to the holders of the Preferred Stock or Additional Shares, as applicable, which notice may be by a press release, by publication on our investor relations website, or by filing a current report on Form 8-K with the Securities and Exchange Commission.

Notwithstanding our intent not to issue Additional Shares that would be fast-pay stock, the rules regarding the definition of fast-pay stock are unclear in certain respects and, therefore, the IRS could disagree with our determination and treat such Additional Shares as fast-pay stock. In addition, as discussed above under “—Issuance of Additional Shares,” even though we believe that the Preferred Stock offered hereby is not treated as fast-pay stock, the treatment of any Additional Shares as fast-pay stock could affect the Preferred Stock if all such shares are indistinguishable because they have the same CUSIP or other identifying number. For example, if the IRS treated such Additional Shares as fast-pay stock, a holder of the Preferred Stock might be required to demonstrate to the IRS that the holder purchased the Preferred Stock as opposed to such Additional Shares.

Furthermore, treatment of such Additional Shares as fast-pay stock could adversely affect the trading price of the Preferred Stock. Accordingly, holders are strongly urged to consult their tax advisors regarding the Fast-Pay Stock Regulations and their potential consequences to an investment in the Preferred Stock.

Information Reporting and Backup Withholding

In general, information reporting will apply with respect to the payment of distributions (including deemed distributions) on the Preferred Stock and the payment of proceeds on the sale or other taxable disposition of the Preferred Stock, unless a U.S. holder is an exempt recipient such as a corporation. Backup withholding may apply to such payments unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

We must report annually to the IRS and to each non-U.S. holder the amount of distributions (including, for this purpose, deemed distributions) paid to such holder and any tax withheld with respect to any dividends, regardless of whether withholding was required. Copies of the information returns reporting distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. Non-U.S. holders may be subject to backup withholding unless the non-U.S. holder certifies on IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute form) that it is not a U.S. person (and the withholding agent does not have actual knowledge or reason to know that such holder is a U.S. person) or such holder otherwise establishes an exemption from backup withholding.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a U.S. holder or non-U.S. holder is allowable as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

The Foreign Account Tax Compliance Act (“FATCA”) and related IRS guidance concerning FATCA impose a 30% U.S. withholding tax on dividends (including, for this purpose, deemed distributions) in respect of Preferred Stock made to a non-U.S. entity that fails to take required steps to provide information regarding its “United States accounts” or its direct or indirect “substantial United States owners,” as applicable, or to make a required certification that it has no such accounts or owners. Although withholding under FATCA would have applied to payments of gross proceeds from the taxable disposition of the Preferred Stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. We will not pay any additional amounts to holders of the Preferred Stock in respect of any amounts withheld. Prospective investors are urged to consult their tax advisors regarding the possible implications of these rules for their investment in the Preferred Stock.

Prospective investors should consult their tax advisors about how information reporting and the possible imposition of withholding tax under FATCA may apply to their investment in the Preferred Stock.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of our directors, executive officers and key personnel:

Executive Officers and Directors

The following table sets forth certain information with respect to our executive officers and directors as of the date hereof.

Name	Age	Position
Joseph Onorati	42	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
Fei (John) Han	38	Chief Financial Officer (CFO) (Principal Financial Officer/Principal Accounting Officer)
Parker White	31	Chief Operating Officer and Chief Investment Officer
Blake Janover	42	Chief Commercial Officer and Director
Daniel Kang	33	Chief Strategy Officer
William Caragol	58	Independent Director
Zachary Tai	37	Independent Director
Thomas Perfumo	33	Independent Director

Executive Officers

Joseph Onorati was appointed the Chief Executive Officer and Chairman of the Board of Directors of the Company on April 4, 2025. Mr. Onorati served as chief strategy officer at Kraken Digital Asset Exchange, working at Kraken from 2016 to 2024. Previously, he was at CaVirtEx, the first Bitcoin exchange in Canada, from 2013 to 2015 where he was appointed as interim CEO, until he sold the company to Coinsetter, which was later acquired by Kraken. With a master’s degree in economics, with a focus on monetary theory, and a background in public policy, think tanks and advisory roles for crypto companies, he’s been a DeFi yield farmer since 2020.

Fei (John) Han was appointed Chief Financial Officer of the Company on April 17, 2025. Mr. Han brings over 15 years of experience across traditional finance and crypto, with a track record of leadership at some of the crypto industry’s most recognized institutions. Most recently, he served as CFO at blockchain-company Provable, and prior to that, held multiple senior roles at Binance including Vice President of Finance and Head of Finance for Europe, the Middle East, Africa, LATAM, and Canada. Earlier in his career, he led Strategic Finance at Kraken, where he worked closely with Mr. White and Mr. Onorati and played a key role in scaling the business during a period of rapid growth. Mr. Han began his career in equity research at Goldman Sachs and later served as an investor at Nezu Asia Capital and Driehaus Capital.

Parker White was appointed the Chief Operating Officer and Chief Investment Officer of the Company on April 4, 2025. Mr. White served as an Engineering Director at Kraken Digital Asset Exchange from December 2018 to March 2025. He also ran a Solana validator with $75 million in delegated stake, which was recently sold to the Company in an Asset Purchase Agreement. Earlier in his career, Mr. White served as the Director of Research and Trading for TCG Advisors, a $2 billion institutional asset manager, from May 2014 to December 2018. After receiving his CFA, Mr. White entered the Crypto space in 2017, running an algo trading startup throughout 2018. Mr. White has been active in Solana since 2021, has been an angel investor in Crypto since 2020, and sits on the Advisor Board at TVP for the Bitcoin Venture Fund Series (BVF 1 & BVF 2).

Blake Janover was appointed the Chief Commercial Officer and Director of the Company on April 4, 2025. Mr. Janover is the Founder and former Chairman and CEO of the Company. He currently has more than 15 years of experience as an entrepreneur and a history of running multiple businesses relating to multifamily and commercial property finance, business financing, real estate, technology, consulting, and management and marketing services. Before founding the Company in November 2018, from 2004 to 2019, Mr. Janover served as a consultant on various real estate projects, such as multifamily and commercial real estate finance projects, as well as a partner in a large apartment development in Miami. Having overseen underwriting, origination, and advisory on commercial, multifamily, and residential real estate loans, Mr. Janover is uniquely suited to operate Janover’s software, AI and proptech business lines.

Mr. Janover was an Official Member of the Forbes Real Estate Council, an On Deck Proptech and Scale Fellow, graduated the Harvard Business School’s Owner/President Management Program (OPM) 60 cohort in November 2023, he is an Entrepreneur in Residence at Florida Atlantic University, and is a NATSEC Fellow at the National War College Alumni Association. Mr. Janover also serves on the Board of Directors of Soulpower Acquisition Corp (NYSE: SOUL).

Daniel Kang was appointed Chief Strategy Officer of the Company in September 2025. From April 2025 to September 2025, he served as Head of Investor Relations. Prior to joining the Company, Mr. Kang was on the Corporate Strategy team at Kraken Digital Asset Exchange from April 2022 to March 2025, most recently as Head of Strategy. Earlier in his career, he served on Snap Inc.’s Strategy & Corporate Development team from August 2020 to January 2021 and held Senior Long/Short Equity Analyst roles at AO Asset Management from 2015 to 2022, both before and after his time at Snap.

Directors

Joseph Onorati — please see above.

Blake Janover — please see above.

William Caragol was appointed to the Board of the Company effective July 24, 2023. Mr. Caragol is the Chief Financial Officer of Mainz Biomed, N.V. (NASDAQ: MYNZ) since July of 2021. From 2018 to the present, Mr. Caragol has also been Managing Director of Quidem LLC, a corporate advisory firm. Since 2015, Mr. Caragol has been Chairman of the Board of Thermomedics, Inc., a medical diagnostic equipment company and he served on the board of directors of Greenbox POS (NASDAQ: GBOX) from 2021 to April 2023. Since November 2021 Mr. Caragol has also served as the Chief Operating Officer of Iron Horse Acquisitions Corp. (NASDAQ: IROH). Mr. Caragol, since July 2021, is also on the Board of Directors of Worksport Ltd. (Nasdaq: WKSP), an emerging company in the electric vehicle and alternative energy sector. Mr. Caragol earned a B.S. in business administration and accounting from Washington and Lee University and is a member of the American Institute of Certified Public Accountants.

Zachary Tai was appointed to the Board of the Company effective April 4, 2025. Mr. Tai most recently held a role as VP of Operations & Strategy at Everclear, a blockchain infrastructure protocol, overseeing broader finance, legal, operations, and strategy functions. Prior to that, Mr. Tai spent over 4 years as a Director of Strategy and Business Operations at Kraken, spearheading various corporate strategy and scaling initiatives. Prior to Kraken, Mr. Tai held several roles in private equity, including 5 years at Cerberus Capital Management focused on frontier and emerging market investments, often residing across a wide array of developing markets.

Thomas Perfumo was appointed to the Board of the Company effective October 21, 2025. Mr. Perfumo is a Senior Principal of Business Operations for Kraken, a leading global cryptocurrency platform and digital asset exchange. During his 8-year tenure at Kraken, he has served multiple roles, including as Head of Strategy, where he was responsible for the development and execution of Kraken’s global corporate strategy. Prior to Kraken, Mr. Perfumo was an equity long/short analyst for 3 years at Moore Capital Management, where he focused on both public and private equity investment opportunities. There he developed an expertise in event-driven or special situations investment strategies. Mr. Perfumo has been a Chartered Financial Analyst (CFA) charterholder since 2018.

Committees

The Audit Committee is composed of Mr. Caragol, Mr. Perfumo and Mr. Tai. The Compensation Committee is composed of Mr. Caragol, Mr. Perfumo and Mr. Tai. The Nominating and Corporate Governance Committee is composed of Mr. Caragol, Mr. Perfumo and Mr. Tai.

Equity-Based Incentive Awards

Our equity-based incentive awards are designed to align our interests and those of our stockholders with those of our employees and consultants, including our executive officers. Our Board or an authorized committee thereof is responsible for approving equity grants.

On April 9, 2025, the Board approved an amendment to the Company’s 2023 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder to 3,500,000 shares. Stockholders approved the amendment effective June 22, 2025.

Outstanding equity awards at the date hereof

	Option awards				Stock awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units that have not vested	Equity incentive plan awards: Number of shares or units of stock that have not vested (#)	Award expiration date
Joseph Onorati – CEO (PEO)	301,980	—	—	$3.91	04/09/35	—	$—	—	—
Fei (John) Han – CFO (PFO)	180,985	—	—	$3.91	04/09/35	—	$—	—	—
Parker White – COO, CIO	191,989	—	—	$3.91	04/09/35	—	$—	—	—
Blake Janover – CCO	—	—	—	$—	—	70,000	$512,100	10,000	1/1/2029
William Caragol	175,000			$2.67	2/10/35 & 7/24/35	21,875	$85,531	21,875	1/1/2029
Zachary Tai	—	—	—	$—	—	7,000	$27,370	7,000	1/1/2029
Thomas Perfumo	—	—	—	$—	—	7,000	$101,150	7,000	1/1/2029

Option and RSUs Awards

In April 2025, the Company granted stock options and restricted stock units (“RSUs”) under the Company’s 2023 Equity Incentive Plan to the Directors, Executive Officers and certain key employees of the Company as a retention and incentive mechanism to attract and retain top talent in a competitive market, as described below.

Except for the RSUs held by Marco Santori, which will vest immediately, one-fourth (1/4th) of the RSUs and stock options held by each beneficiary will vest on the one year anniversary of the grant date, and thereafter, 1/36th of the RSUs and stock options held by each beneficiary will be scheduled to vest on each of the 36 consecutive monthly vesting dates that occur after the first vesting date, in each case subject to the beneficiary continuing to be an employee or service provider of the Company through the applicable vesting date.

Name	Title	Equity Award	Exercise Price
Joseph Onorati	Chief Executive Officer and Chairman	301,980 options	$3.91
Fei (John) Han	Chief Financial Officer	180,985 options	$3.91
Parker White	Chief Operating Officer and Chief Investment Officer	191,989 options	$3.91
Blake Janover	Chief Commercial Officer and Director	70,000 RSUs	$—
Marco Santori	Former Director	70,000 RSUs	$—
William Caragol	Director	21,875 RSUs	$—
Zachary Tai	Director	9,500 RSUs	$—
Bruce Rosenbloom	Employee	35,000 options	$3.91

In May 2025, the Company entered into an employment agreement with Bruce Rosenbloom. Pursuant to the employment agreement, the Company granted Mr. Rosenbloom a RSU award for 70,000 shares of Common Stock pursuant to the terms of a RSU grant notice and form award agreement. The RSUs will vest consistent with the terms described above.

In July 2025, the Company granted 2,500 RSUs under the Company’s 2023 Equity Incentive Plan to Zachary Tai in consideration of his continued Board service. The RSUs vested immediately upon grant.

In September 2025, the Company granted Daniel Kang, the Company’s Chief Strategy Officer, a Stock Option award for 57,500 shares of Common Stock at an exercise price of $16.93. The Stock Options will vest consistent with the terms described above.

In October 2025, the Company granted Thomas Perfumo a RSU award for 7,000 shares of Common Stock pursuant to the terms of a RSU grant notice and form award agreement. The RSU grant will vest quarterly, over a period of one year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of December 10, 2025, for (i) each of our named executive officers and directors, (ii) all of our named executive officers and directors as a group, and (iii) each other stockholder known by us to be the beneficial owner of more than 5% of our outstanding Common Stock.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or any member of such group has the right to acquire within sixty (60) days, including warrants. For purposes of computing the percentage of outstanding shares of our Common Stock held by each person or group of persons named above, any shares that such person or persons have the right to acquire within sixty (60) days of December 10, 2025, are deemed to be outstanding for such person, but not deemed to be outstanding to compute the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o DeFi Development Corp., 6401 Congress Avenue, Suite 250, Boca Raton, Florida 33487.

	Common Stock		Series A Preferred Stock		Voting
Name of Beneficial Owner	Shares	%(1)	Shares	%(2)	Power
Officers and Directors
Joseph Onorati, Chairman and Chief Executive Officer(3)	2,216,137	6.96%	4,500	45.00%	35.81%
Fei (John) Han, Chief Financial Officer(4)	468,517	*	1,000	10.00%	7.94%
Parker White, Chief Operating Officer and Chief Investment Officer(5)	3,644,636	11.34%	4,500	45.00%	36.81%
Blake Janover, Chief Commercial Officer and Director(6)	9,109	*	—	—	*
William Caragol, Director(7)	208,687	*	—	—	*
Zachary Tai, Director(8)	2,750	*	—	—	*
Thomas Perfumo, Director(9)	1,750	*	—	—	*
Daniel Kang, Chief Strategy Officer(10)	12,164	*	—	—	*
All executive officers and directors (8 persons)	6,563,750	20.28%	10,000	100.00%	80.50%

5% or more Shareholders
Defi Dev LLC(11)	2,488,992	7.81%	5,500	55.00%	43.60%
3277447 Nova Scotia Ltd. (12)	2,216,137	6.96%	4,500	45.00%	35.81%

*	Less than 1%

(1)	Based on 31,857,148 shares of Common Stock outstanding as of December 10, 2025.

(2)	Based on 10,000 shares of Series A Preferred Stock outstanding as of December 10, 2025. Each share of Series A Preferred Stock is entitled to 10,000 votes per share on all matters entitled to be voted upon by the Common Stock unless otherwise prohibited by law.

(3)	Consists of 2,216,137 shares of Common Stock held by 3277447 Nova Scotia Ltd, of which Mr. Onorati is the president and director. Does not include 301,980 shares of Common Stock issuable pursuant to an unvested stock option. The shares of Series A Preferred Stock are held by 3277447 Nova Scotia Ltd, of which Mr. Onorati is the president and director.

(4)	Includes 46,852 shares of Common Stock issuable pursuant to outstanding exercisable warrants. Does not include 180,985 shares issuable pursuant to an unvested stock option. The shares of Series A Preferred Stock are held by DeFi Dev LLC, of which Mr. Han is a member and through which Mr. Han has voting control of such shares of Series A Preferred Stock.

(5)	Consists of 3,363,751 shares of Common Stock and 280,885 shares of Common Stock issuable pursuant to outstanding exercisable warrants. 604,884 shares are held by SolSync Solutions Partnership of which Mr. White is the sole partner and 2,488,992 shares are held by DeFi Dev LLC of which Mr. White serves as manager. Does not include 191,989 shares of Common Stock issuable upon pursuant to an unvested stock option. The shares of Series A Preferred Stock are held by DeFi Dev LLC, of which Mr. White is the manager and through which Mr. White has voting control of such shares of Series A Preferred Stock.

(6)	Consists of 8,281 shares of Common Stock and 828 shares of Common Stock issuable pursuant to outstanding exercisable warrants. Does not include 70,000 shares of Common Stock issuable upon the vesting of RSUs.

(7)	Consists of 30,625 shares of Common Stock, 3,062 shares of Common Stock issuable pursuant to outstanding exercisable warrants, and 175,000 shares of Common Stock issuable pursuant to outstanding stock options. Does not include 21,875 shares of Common Stock issuable upon the vesting of RSUs.

(8)	Includes 250 shares of Common Stock issuable pursuant to outstanding exercisable warrants. Does not include 7,000 shares of Common Stock issuable upon the vesting of RSUs.

(9)	Includes 1,750 shares of Common Stock issuable upon vesting of RSUs that vest within 60 days of December 10, 2025. Does not include 5,250 shares of Common Stock issuable upon the vesting of RSUs.

(10)	Includes 4,983 shares of Common Stock issuable pursuant to outstanding exercisable warrants. Does not include 180,000 shares issuable pursuant to an unvested stock option.

(11)	DeFi Dev LLC listed its address as 1530 P B Ln W5205, Wichita Falls, TX 76302. DeFi Dev LLC is a manager-managed limited liability company, with Parker White serving as manager.

(12)	3277447 Nova Scotia Ltd. listed its address as Box 287, Port Williams, Nova Scotia, B0P1T0, Canada. Joseph Onorati is the president and director of 3277447 Nova Scotia Ltd.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes some of the terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation, as amended (“Certificate of Incorporation”) and amended and restated bylaws (“Bylaws”), which are filed as exhibits to our most recent Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Certificate of Incorporation and Bylaws for additional information.

As of the date of this prospectus, our total authorized capital stock was 100,000,000 shares of Common Stock, $0.00001 par value per share, and 10,000,000 shares of preferred stock, $0.00001 par value per share, of which 10,000 have been designated Series A Preferred Stock.

As of September 30, 2025, there were (a) 27,718,159 shares of our Common Stock are issued and outstanding held by approximately 2,545 holders of record; and (b) 10,000 shares of our Series A Preferred Stock are issued and outstanding, held by Mr. Joseph Onorati, our Chief Executive Officer and Chairman, Mr. Parker White, our Chief Operating Officer and Chief Investment Officer and Mr. Fei (John) Han, our Chief Financial Officer.

Common Stock

Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of Common Stock are entitled to receive ratably such dividends if any, as may be declared from time to time by our Board out of funds legally available for dividend payments. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be, upon receipt of the payment therefor as described in this prospectus, fully paid and nonassessable. The holders of Common Stock have no preferences or rights of cumulative voting, conversion, pre-emptive or other subscription rights. There are no redemption or sinking fund provisions applicable to our Common Stock. In the event of any liquidation, dissolution or winding up of our affairs, holders of shares of Common Stock will be entitled to share ratably in any of our assets remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of “blank check” preferred stock. Our Board has the authority, without further stockholder authorization, to issue from time-to-time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue additional shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of Common Stock, and could adversely affect the rights and powers, including voting rights, of our Common Stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal.

Series A Preferred Stock

Pursuant to the Series A Certificate of Designation filed with the Secretary of State of Delaware on January 3, 2022, we are authorized to issue up to 100,000 shares of Series A Preferred Stock with a stated value of $0.00001 per share.

Each share of Series A Preferred Stock is entitled to 10,000 votes. The holders of shares of Preferred Stock are entitled to vote on all matters on which our Common Stock shall be entitled to vote unless prohibited by law or as set forth in the Certificate of Designation.

The holders of the Series A Preferred Stock are not entitled to dividends. Upon the event of liquidation, dissolution or winding up of the Company, voluntary or involuntary, the holders of our Series A Preferred Stock would be entitled to receive the initial stated value of our preferred stock. The liquidation preference for our Series A Preferred Stock will rank pari passu to the dividend rights of our CHAD Stock.

If any shares of Series A Preferred Stock shall be converted, redeemed or reacquired by the Company, such shares shall resume the status of authorized but unissued shares of preferred stock.

As of the date of this prospectus, there were 10,000 shares of Series A Preferred Stock issued and outstanding, all of which are held by Mr. Joseph Onorati, our Chief Executive Officer and Chairman, Mr. Parker White, our Chief Operating Officer and Chief Investment Officer and Mr. Fei (John) Han, our Chief Financial Officer.

Delaware Anti-Takeover Statutes

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder unless the interested stockholder attained such status with the approval of our Board or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Choice of Forum

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder, including a beneficial owner, to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any officer, director, or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Although our Certificate of Incorporation contains the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees, or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Authorized but Unissued Shares

The authorized but unissued shares of our Common Stock or preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of any exchange on which our shares are listed. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock could make it more difficult or discourage an attempt to obtain control of us through a proxy contest, tender offer, merger or otherwise.

Election of Directors by Plurality of Shares, Vacancies

Our Bylaws provide for the election of directors by a plurality of votes cast by the shares present in person or by proxy at a meeting of the stockholders and entitled to vote thereon, subject to a quorum being present at such meeting. There is no cumulative voting; therefore, directors may be elected with a vote of holders of less than a majority of the outstanding Common Stock.

Our Bylaws also provide that vacancies occurring on our Board may be filled by the affirmative votes of a majority of the remaining members of our Board or by the sole remaining director, and not by our stockholders. Such provisions in our corporate organizational documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management or hinder efforts to acquire a controlling interest in us. The inability to make changes to our Board could prevent or discourage an attempt to take control of the Company through a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders, Advance Notice Requirements for Stockholder Proposals and Director Nominations, Stockholder Action

Our Bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our Board. Stockholders at a special meeting may only consider matters set forth in the notice of the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Amendments

Our Bylaws may be amended or repealed by a majority vote of our Board or the affirmative vote of the holders of at least a majority of the votes that all our stockholders would be entitled to cast in any election of Directors.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Colonial Stock Transfer Company, Inc. The address for Colonial Stock Transfer Company, Inc. is 7840 S 700 E, Sandy, Utah 84070, and the telephone number is (801) 355-5740.

UNDERWRITING

The Benchmark Company, LLC (“Benchmark”) is acting as the representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the number of shares of CHAD Stock set forth opposite its name below.

Underwriter	Number of Shares
The Benchmark Company, LLC
Clear Street LLC
Craig-Hallum Capital Group LLC
Rosenblatt Securities Inc.
Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Preferred Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to additional shares of         CHAD Stock at the public offering prices, less the underwriting discount and commissions shown on the cover page of this prospectus. The underwriters may exercise this option, in whole or in part, solely to cover over-allotments, if any, made in connection with this offering. The underwriters are not required to exercise the over-allotment option.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of               per share. After the initial offering of our shares, the public offering price, concession or any other term of the offering may be changed by the representatives. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares are offered by the underwriters as stated herein, subject to receipt and acceptance by the underwriters and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

We have agreed to pay to the underwriters a fee equal to 5.0% of the aggregate sales price of the shares sold in this offering, which fee is to be paid by means of a discount from the offering price to purchasers in the offering. In addition, we have agreed to reimburse Benchmark for all reasonable and documented out-of-pocket expenses (including, but not limited to, travel, due diligence expenses, reasonable fees and expenses of its legal counsel, roadshow and background check) incurred by Benchmark in an aggregate amount not to exceed $200,000, as well as the costs of background checks on our senior management in an amount not to exceed $7,500. We estimate that expenses payable by us in connection with this offering (including those which have already been paid), other than the underwriting discounts and commissions referred to above, will be approximately $            .

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes no exercise and full exercise by the underwriters of their option to purchase additional shares.

Total
		Per Share		Without option to purchase additional shares		With option to purchase additional shares
Public offering price	$		$		$
Underwriting discounts and commissions paid by us	$		$		$
Proceeds, before expenses, to us	$		$		$

Other Relationships with the Underwriters

From time to time in the ordinary course of their respective businesses, the underwriters or their respective affiliates may in the future engage in investment banking and/or other services with us and our affiliates for which it may in the future receive customary fees and expenses. We have not compensated any underwriter within the 180 days prior to the date of this prospectus, and do not have any arrangements to compensate any underwriter within 90 days after the date of this prospectus.

Price Stabilization, Short Positions and Penalty Bids; Passive Market Making

The underwriters may engage in over-allotment, syndicate covering transactions, stabilizing transactions, penalty bids, and passive market making in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriters under their over-allotment option. The underwriters may close out a covered short sale by exercising their over-allotment option or purchasing shares in the open market. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The underwriters must close out any naked short sale by purchasing shares in the open market. Syndicate covering transactions involve purchases of shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the overallotment option. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in our common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made. In connection with this offering, the underwriters may engage in passive market making transactions in the shares of common stock in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of our common stock to be higher than it would otherwise be in the absence of these transactions.

The underwriters are not required to engage in these activities and may end any of these activities at any time.

Electronic Distribution

This prospectus and the documents incorporated herein and therein by reference in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares of CHAD Stock for sale to their online brokerage account holders. The common stock will be allocated to underwriters that may make internet distributions on the same basis as other allocations. In addition, common stock may be sold by the underwriters to securities dealers who resell common stock to online brokerage account holders.

Other than this prospectus and the documents incorporated herein and therein by reference in electronic format, information contained in any website maintained by an underwriter is not part of this prospectus, the documents incorporated herein and therein by reference or registration statement of which the prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase common stock. The underwriters are not responsible for information contained in websites that they do not maintain.

Sales to Retail Investors

In addition to allocations made to retail investors by the underwriters, we anticipate that a portion of the CHAD Stock offered hereby will, at our request, be offered to retail investors through SoFi and Robinhood, via their respective online brokerage platforms. SoFi and Robinhood will act as selling group members for this offering. These platforms are not affiliated with us. Purchases through these platforms will be subject to the terms, conditions, and requirements set by such platforms. Any purchase of shares of CHAD Stock in this offering through these platforms will initially be offered at the offering price listed on the cover page of this prospectus. Information contained on, or that can be accessed through, such brokerage platforms does not constitute part of this prospectus.

Stock Exchange Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “DFDV,” and we have applied to list the CHAD Stock on the Nasdaq Capital Market under the symbol “CHAD.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange. There is no established trading market for the CHAD Stock at this time.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Canada

The CHAD Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the CHAD Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no CHAD Stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the CHAD Stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of CHAD Stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of CHAD Stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation. and each person who initially acquires any CHAD Stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any CHAD Stock being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the CHAD Stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any CHAD Stock to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to CHAD Stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any CHAD Stock to be offered so as to enable an investor to decide to purchase or subscribe for any CHAD Stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

No CHAD Stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the CHAD Stock which has been approved by the Financial Conduct Authority, except that the CHAD Stock may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA. provided that no such offer of the CHAD Stock shall require us or any representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the CHAD Stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any CHAD Stock to be offered so as to enable an investor to decide to purchase or subscribe for any CHAD Stock and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the CHAD Stock in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Italy

The offering of the CHAD Stock has not been registered pursuant to Italian securities legislation. Any offer, sale or delivery of the CHAD Stock in the Republic of Italy or distribution of copies of this prospectus or any other document relating to the CHAD Stock in the Republic of Italy must be:

(a)	made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 20307 of 15 February 2018 and Legislative Decree No. 385 of 1 September 1993, as amended; and

(b)	in compliance with any other applicable laws and regulations.

Please note that, in accordance with Article 100-bis of the Financial Services Act, the subsequent distribution of the CHAD Stock on the secondary market in Italy must be made in compliance with the rules on offers of securities to be made to the public provided under the Financial Services Act and the Regulation 11971/1999. Failure to comply with such rules may result, inter alia, in the sale of such CHAD Stock being declared null and void and in the liability of the intermediary transferring the CHAD Stock for any damages suffered by the investors.

Notice to Prospective Investors in Switzerland

This prospectus does not constitute an offer to the public or a solicitation to purchase or invest in any CHAD Stock. No CHAD Stock have been offered or will be offered to the public in Switzerland, except that offers of CHAD Stock may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”):

(a)	to any person which is a professional client as defined under the FinSA;

(b)	to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance, provided that no such offer of CHAD Stock shall require the Company or any investment bank to publish a prospectus pursuant to Article 35 FinSA.

The CHAD Stock have not been and will not be listed or admitted to trading on a trading venue in Switzerland.

Neither this document nor any other offering or marketing material relating to the CHAD Stock constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the CHAD Stock may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Monaco

The CHAD Stock may not be offered or sold, directly or indirectly, to the public in Monaco other than by a Monaco Bank or a duly authorized Monegasque intermediary acting as a professional institutional investor, which has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the Fund. Consequently, this prospectus may only be communicated to (i) banks, and (ii) portfolio management companies duly licensed by the “Commission de Contrôle des Activités Financières” by virtue of Law n° 1.338, of September 7, 2007, and authorized under Law n° 1.144 of July 26, 1991. Such regulated intermediaries may in turn communicate this prospectus to potential investors.

Notice to Prospective Investors in Hong Kong

The CHAD Stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the CHAD Stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to CHAD Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, no CHAD Stock have been or will be offered or sold and no CHAD Stock have been or will be made the subject of an invitation for subscription or purchase, and no prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the CHAD Stock, has been or will be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Notice to Prospective Investors in China

This prospectus will not be circulated or distributed in the PRC and the CHAD Stock will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.

Notice to Prospective Investors in Taiwan

The CHAD Stock have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the CHAD Stock in Taiwan.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Perkins Coie LLP, Seattle, Washington. Certain legal matters will be passed upon for the underwriters by Morgan, Lewis & Bockius LLP.

EXPERTS

Our former independent registered public accounting firm, dbbmckennon (“dbb”), audited our consolidated financial statements for the years ended December 31, 2024 and 2023. We have included our consolidated financial statements in this prospectus and elsewhere in the registration statement in reliance on the reports of dbb, given their authority as experts in accounting and auditing.

CHANGES IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On April 21, 2025, the audit committee of our board of directors (the “Audit Committee”) accepted the resignation of dbb as our independent registered public accounting firm, effective immediately. dbb’s resignation was due to the specific subject matter expertise required to audit the Company’s new business strategy and crypto treasury (Solana) related assets.

dbb’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2024 and December 31, 2023 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2024 and 2023, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Company and dbb on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to dbb’s satisfaction, would have caused dbb to make reference thereto in its reports; and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

On April 21, 2025, Wolf & Company, P.C. (“Wolf & Company”) was approved as the independent registered public accounting firm for the fiscal year ending December 31, 2025.

During the fiscal years ended December 31, 2024 and December 31, 2023, neither the Company nor anyone on its behalf has consulted with Wolf & Company regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Wolf & Company concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of the registration statement on Form S-1 that we filed with the SEC under the Securities Act and does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete, and you should refer to the exhibits that are part of the registration statement or the exhibits to the reports or other document incorporated into this prospectus for a copy of such contract agreement or other document. Because we are subject to the information and reporting requirements under the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public over the SEC’s website at www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on our website. at https://defidevcorp.com. Information contained on or accessible through our website is not a part of this prospectus and is not incorporated by reference herein, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference into this prospectus is deemed to be part of this prospectus, and any information filed with the SEC after the date of this prospectus will automatically be deemed to update and supersede information contained in this prospectus and any accompanying prospectus supplement.

The following documents previously filed with the SEC are incorporated by reference in this prospectus:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 27, 2025 and Amendment No.1 to the Annual Report on Form 10-K/A, filed with the SEC on May 16, 2025;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 14, 2025, for the quarter ended June 30, 2025, filed with the SEC on August 14, 2025 and for the quarter ended September 30, 2025, filed with the SEC on November 19, 2025;

●	Our Current Reports on Form 8-K filed with the SEC on April 7, 2025, April 10, 2025, April 15, 2025, April 23, 2025, April 24, 2025, May 5, 2025, May 5, 2025, May 9, 2025, May 20, 2025, May 21, 2025, June 3, 2025, June 5, 2025, June 12, 2025, July 7, 2025, July 8, 2025, July 14, 2025, July 17, 2025, July 21, 2025, July 29, 2025, July 31, 2025, August 4, 2025, August 12, 2025, August 26, 2025, August 28, 2025, September 18, 2025, October 8, 2025, October 16, 2025, October 22, 2025 and November 13, 2025 and the amendment to our Current Report on Form 8-K/A filed with the SEC on July 22, 2025, in each case, to the extent the information in such report is filed and not furnished; and

●	The description of our Common Stock, which is contained in a registration statement on Form 8-A filed with the SEC on July 19, 2023, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All filings filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (561) 559-4111 or by writing to us at the following address:

DeFi Development Corp.
6401 Congress Avenue, Suite 250
Boca Raton, FL 33487
Attn: Fei (John) Han, Chief Financial Officer

DeFi Development Corp.

Variable Rate Series C Perpetual Preferred Stock

PROSPECTUS

Joint Book-Running Managers

Benchmark	Clear Street

a StoneX Company

Co-managers

Craig-Hallum

Rosenblatt

, 202

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the registrant. All of such fees and expenses, except for the Securities and Exchange Commission (“SEC”) registration fee are estimated:

SEC registration fee	$13,810
FINRA filing fee	$15,500
Legal fees and expenses	$300,000
Printing fees and expenses	$3,000
Accounting fees and expenses	$15,000
Transfer agent fees and expenses	$1,500
Miscellaneous fees and expenses	$—
Total	$348,810

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Company Law of the State of Delaware (“DGCL”) permits a Company to eliminate the personal liability of directors of a Company to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Amended and Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a Company has the power to indemnify a director, officer, employee, or agent of the Company, or a person serving at the request of the Company for another Company, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the Company, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

If a claim is not paid in full by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any undertaking required by the Bylaws has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its board of directors (“Board”), legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board, legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Indemnification shall include payment by the Company of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we will indemnify our present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise. In addition, our Amended and Restated Charter and Amended and Restated Bylaws provide that we shall advance expenses incurred by a director or officer in defending or otherwise participating in a proceeding to the fullest extent permitted by applicable law.

Any underwriting agreement will provide for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act of 1933, as amended, or otherwise.

Item 15. Recent Sales of Unregistered Securities.

Change of Control Transaction

On April 4, 2025, Blake Janover, then Chief Executive Officer and Chairman of Janover Inc. (the “Company,” “we” or “us”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with DeFi Dev LLC, a Delaware limited liability company, and 3277447 Nova Scotia Ltd, a corporation formed under the laws of Nova Scotia, Canada (“NS Corp”) to sell (i) 5,100,424 shares of Common Stock, with each share of Common Stock entitled to one vote per share and representing approximately 51.0% of the Company’s 11,059,622 issued and outstanding shares of Common Stock and (ii) 10,000 shares of Series A Preferred Stock of the Company, with each share of Series A Preferred Stock entitled to 10,000 votes per share on all matters entitled to be voted upon by the Common Stock unless otherwise prohibited by law. DeFi Dev LLC and NS Corp were previously unaffiliated parties to the Company. DeFi Dev LLC purchased 2,884,287 shares of Common Stock and 5,500 shares of Series A Preferred Stock for $2,253,235 utilizing funds contributed by its managing member and other members. A portion of the funds for the purchase of shares by DeFi Dev LLC came from a loan from Joseph Onorati. NS Corp purchased 2,216,137 shares of Common Stock and 4,500 shares of Series A Preferred Stock for $1,746,765 utilizing funds contributed by its controlling stockholder. The aggregate purchase price was $4,000,000. The transactions under the Purchase Agreement constituted a change in control of the Company.

On April 4, 2025, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with the investors identified on the signature pages thereto (the “Investors”), pursuant to which the Company issued to the Investors $41,950,000 million in aggregate principal amount of convertible notes (the “Notes”), which are convertible into the Company’s Common Stock, par value $0.00001 per share (“Common Stock”), together with warrants issued for each $1,000 in principal amount of convertible notes purchased to purchase (1) approximately 58.34 shares of Common Stock at an exercise price of $17.14 per share and (2) approximately 46.66 shares of Common Stock at an exercise price of $21.43 per share.

April PIPE Transaction

Convertible Note

The Notes accrue interest at a rate of 2.5% per year, paid in cash quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, and mature on April 6, 2030. The Notes are convertible at any time prior to the Maturity Date (as defined therein), conditioned on the requirement that the Company’s market capitalization equaled or exceeded $100 million on the day prior to the conversion date (“Market Capitalization Condition”). The conversion price has been set at $9.74, the last reported sale price of the Common Stock on The Nasdaq Stock Market on the date that the Company’s market capitalization first exceeded $100 million. The conversion price will not be adjusted, except for customary anti-dilution and dividend protection. Conversion of the Notes, together with any accrued and unpaid interest, if any, at the time of conversion will be settled in shares of Common Stock.

The holders of the Notes have the right to require the Company to repurchase the Notes at a price equal to 100% of par plus accrued and unpaid interest, if any, on April 6, 2028. In addition, the Company may redeem the notes on or after April 6, 2028 if the last reported sale price of the Common Stock has been at least 130% of the conversion price for at least 20 trading days during a period of 30 consecutive trading days at a price equal to 100% of par plus accrued and unpaid interest, if any.

The Notes provide that the holder may not convert any portion of such holder’s Notes to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after conversion, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion.

The Notes contain certain other customary covenants and customary events of default provisions.

Warrants

The warrants are exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance. The exercise prices (as defined in the warrants) are subject to adjustments upon the issuance of stock dividends, and subdivision or combinations of shares of Common Stock by the Company.

Warrants for certain investors provide that the holder may not exercise any portion of such holder’s warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

Registration Rights

Pursuant to the Securities Purchase Agreements, the Company agreed to enter into a customary registration rights agreement with the Investors within 30 business days of the date of the Securities Purchase Agreement.

May PIPE Transaction

On May 1, 2025, the Company entered into a securities purchase agreement (the “May Securities Purchase Agreement”) with the investors identified on the signature pages thereto and a related registration rights agreement (“RRA”) in connection with the issuance and sale in a private placement of the following securities to the investors for gross proceeds of approximately $24.0 million: (i) 2,210,866 shares (the “May Shares”) of the Company’s Common Stock and (ii) pre-funded warrants (the “May Pre-Funded Warrants”) to purchase up to 1,453,753 shares of Common Stock (the “May Pre-Funded Warrant Shares”) at an exercise price of approximately $0.0014 per share. The purchase price for one share of Common Stock was approximately $6.57 and the purchase price for one May Pre-Funded Warrant was $6.57 per share.

The May Pre-Funded Warrants are exercisable and will not expire until exercised in full. The exercise price and number of May Pre-Funded Warrant Shares issuable upon exercise of the May Pre-Funded Warrant are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The May Pre-Funded Warrant may be exercised, in whole or in part, at any time by means of a “cashless exercise.” The May Pre-Funded Warrants for certain investors provide that the holder may not exercise any portion of such holder’s May Pre-Funded Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

Pursuant to the terms of the May Securities Purchase Agreement, the Company is prohibited from issuing, entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of Common Stock or securities convertible or exercisable into Common Stock for a period commencing on the date of the May Securities Purchase Agreement, and expiring the earlier of (a) 60 days after the closing date of the offering and (b) 30 days following the effective date of a shelf registration statement of the Company registering the resale of the May Shares and the May Pre-Funded Warrant Shares, subject to certain exceptions for issuances in connection with previously issued securities, stock split or similar transactions, in connection with the Company’s equity plans, at a price per share of greater than $11.43 per share, or under at-the-market offering agreements.

Under the RRA, the Company agreed to file a registration statement for the resale of the May Shares and the May Pre-Funded Warrant Shares within 30 days of the closing under the May Securities Purchase Agreement, and to use commercially reasonable efforts to have the registration statement declared effective within as soon as practicable after filing.

Asset Purchase Agreement

On May 1, 2025, the Company simultaneously (i) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Solsync Solutions Partnership, an Alaska general partnership (“Seller”), and Parker White, the sole partner of the Seller pursuant to which the Company agreed to acquire from the Seller (the “Acquisition”) a “validator” on the Solana blockchain ecosystem and two nodes under the names “BullMoose Systems” and “Strawberry Siren” (the “Purchased Assets”, and also referred to as “Business”) and (ii) closed the Acquisition (the “Closing”). Following the Closing, the Purchased Assets and the Business are now held by the Company.

The consideration paid by the Company to the Seller for the Purchased Assets was an aggregate purchase price (the “Purchase Price”) comprised of: (a) Five Hundred Thousand Dollars ($500,000) paid in cash at Closing, and (b) Three Million Dollars ($3,000,000) worth of the Company’s newly issued shares amounting to 604,884 restricted Common Stock (the “Share Consideration”), which was based upon the daily volume-weighted average price of our Common Stock on the Nasdaq Capital Market for the period from April 7, 2025 through the date of closing, or $4.96. The Share Consideration was issued to the Seller at Closing and consists of restricted securities that do not carry any registration rights requiring the filing of any registration statement.

Under the terms of the Purchase Agreement, as of the Closing, the Company and Seller also entered into an assignment and assumption agreement to effect the transfer of the Purchased Assets, as well as an IP assignment agreement in connection with Buyer and Seller providing interim services to each other after the Closing.

ELOC Agreement

On June 11, 2025, the Company entered into the ELOC Agreement with RK Capital and its affiliates pursuant to which RK Capital and its affiliates have agreed to purchase from us up to an aggregate of $1 billion of our Common Stock from time to time over the term of the ELOC Agreement (subject to certain limitations), which amount may be increased to up to an aggregate of $5 billion of Common Stock upon mutual agreement by the parties and subject to the satisfaction of certain conditions. Pursuant to the ELOC Agreement, we agreed to pay a commitment fee to RK Capital and its affiliates in the form of Common Stock with an aggregate market value of $12,500,000 or 1.25% of the Initial Commitment, which will be paid in twelve equal monthly installments commencing on the effective date of the Registration Statement. If the Initial Commitment is increased, the Company will pay an additional commitment fee to RK Capital and its affiliates in the form of Common Stock with an aggregate market value equal to 1.25% of such increased commitment amount.

As of September 30, 2025, the Company issued 2.9 million shares of Common Stock for approximately $58.2 million under our ELOC agreement and issued 192.2 thousand shares representing three months of commitment fee payments.

Convertible Notes Offering

On July 7, 2025, the Company completed a private offering of 5.50% Convertible Senior Notes due 2030 (the “notes”). The notes were sold under a purchase agreement, dated as of July 1, 2025, entered into by and among the Company and Cantor Fitzgerald & Co., as representative of the several initial purchasers named therein, for resale to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The aggregate principal amount of notes sold in the offerings was $112.5 million.

The notes were issued at a price equal to 100% of their principal amount. The net proceeds to the Company from the sale of the notes were approximately $108.1 million after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by the Company.

The Company used approximately $75.6 million of the net proceeds from the offering to repurchase shares of the Company’s Common Stock through a prepaid forward stock purchase transaction and intends to use the remainder for general corporate purposes, including the acquisition of Solana.

On July 9, 2025, we completed a private offering of an additional $10.0 million of aggregate principal amount of the notes pursuant to the option granted to the initial purchasers under that certain purchase agreement.

August PIPE

On August 24, 2025, the Company entered into subscription agreements (each, a “Subscription Agreement” and collectively the “Subscription Agreements”) with certain institutional and accredited investors pursuant to which the Company, subject to the restrictions and satisfaction of the conditions in the Subscription Agreements, has agreed to sell in a private placement (the “August Offering”) to the investors an aggregate of (i) 4,171,907 shares (the “Shares”) of the Company’s Common Stock and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to acquire up to 5,781,636 shares of Common Stock (the “Pre-Funded Warrant Shares”) at an exercise price of $0.0001 per share. The purchase price for one share of Common Stock was $12.50 and the purchase price for one Pre-Funded Warrant was $12.4999 per share. The August Offering closed on Thursday, August 28, 2025. Of the approximately $124.4 million total purchase price for the Shares and the Pre-Funded Warrants, approximately $92.5 million is expected to be paid in cash and approximately $31.9 million is expected to be received in the form of locked Solana (SOL) or interests in an entity holding locked SOL.

Pursuant to the terms of the Subscription Agreements, the Company is prohibited from issuing, entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of Common Stock or securities convertible or exercisable into Common Stock for a period commencing on the date of the effectiveness of the resale registration statement, and expiring 15 days after the effectiveness of the resale registration statement, subject to certain exceptions for issuances in connection with previously issued securities, stock split or similar transactions, in connection with the Company’s equity plans, or in a private placement or under the Company’s equity line of credit if certain conditions are met.

The Pre-Funded Warrants are exercisable twenty-one days after the Company files a Definitive Information Statement on Schedule 14C with the Securities and Exchange Commission with respect to stockholder approval of such exercise, which the Company filed on September 5, 2025 and became effective on September 26, 2025, and will not expire until exercised in full. The exercise price and number of Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrant are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Pre-Funded Warrant may be exercised, in whole or in part, at any time by means of a “cashless exercise.” Pre-Funded Warrants for certain Investors provide that the holder may not exercise any portion of such holder’s Pre-Funded Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

As of September 30, 2025, the Company issued 1.7 million shares of Common Stock upon the exercise of Pre-Funded Warrants related to the August 2025 PIPE.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description
1.1#	Form of Underwriting Agreement.
3.1	Amended and Restated Certificate of Incorporation of DeFi Development Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).
3.2	Certificate of Amendment to Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 23, 2025).
3.3	Series A Preferred Stock Certificate of Designation (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).
3.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on April 23, 2025).
3.5	Certificate of Amendment, effective June 8, 2023, to Amended and Restated Certificate of Incorporation for 1-for-6.82 Reverse Stock Split (incorporated by reference to Exhibit 3.5 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).
3.6	Certificate of Amendment, effective May 20, 2025 to the Amended and Restated Certificate of Incorporation of DeFi Development Corp. for the 7-to-1 Forward Stock Split ((incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 21, 2025).
3.7#	Variable Rate Series C Perpetual Preferred Stock Certificate of Designations.
4.1	Representatives’ Warrants issued to Spartan Capital Securities, LLC, dated July 27, 2023 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 28, 2023).
4.2	Representatives’ Warrants issued to R.F. Lafferty & Co., Inc., dated July 27, 2023 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 28, 2023).
4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).
4.4	Form of Convertible Note issued to Investors on April 6, 2025 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 7, 2025).
4.5	Form of Common Stock Purchase Warrant issued to Investors on April 6, 2025 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 7, 2025).
4.6	Form of Common Stock Purchase Warrant issued to Investors on April 6, 2025 (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 7, 2025).
4.7	Form of Pre-Funded Warrant issued to Investors (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 2, 2025).
4.8	Indenture, dated as of July 7, 2025, by and between DeFi Development Corp. and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 7, 2025).
4.9	Form of note representing the 5.50% Convertible Senior Note due 2030 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 7, 2025).
4.10	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 26, 2025).
4.11	Form of Warrant Agreement between Colonial Stock Transfer, Inc. and the Registrant (including the form of Warrant) (incorporated by reference to Exhibit 4.1 to the Registrant’s Exchange Act Registration Statement on Form 8A, filed with the SEC on October 24, 2025).
5.1#	Opinion of Perkins Coie LLP.
10.1	DeFi Development Corp (formerly Janover Inc.) 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2025).
10.2	DeFi Development Corp Restricted Stock Unit Agreement. (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2025).
10.3	Form of Indemnification Agreement between the registrant and each of its directors and executive officers (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).
10.4	Director Agreement, dated October 11, 2022, between Janover Inc. and William Caragol (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).

10.5	Director Agreement, dated October 11, 2022, between Janover Inc. and Samuel Haskell (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).
10.6	Director Agreement, dated October 11, 2022, between Janover Inc. and Marcelo Lemos (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).
10.7	Director Agreement, dated October 11, 2022, between Janover Inc. and Ned L. Siegel (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).
10.8	Advisory Board Agreement, dated November 10, 2021, between Janover Inc. and Marcelo Lemos (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).
10.9	Advisory Board Agreement, dated November 10, 2021, between Janover Inc. and Samuel Haskell (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).
10.10	Executive Employment Agreement, dated October 10, 2022, between Janover Inc. and Blake Janover (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).
10.11	Executive Employment Agreement, dated May 30, 2025, between DeFi Development Corp. and Bruce S. Rosenbloom (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 5, 2025).
10.12	Asset Purchase Agreement, dated as of November 17, 2023, by and among the Company, Groundbreaker Tech Inc., Groundbreaker Technologies Inc., and Jake Marmulstein (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 21, 2023).
10.13	Intellectual Property Assignment Agreement, dated as of November 17, 2023, by and between Groundbreaker Technologies Inc., and Groundbreaker Tech Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 21, 2023).
10.14	Assignment and Assumption Agreement, dated as of November 17, 2023, by and between Groundbreaker Technologies Inc., and Groundbreaker Tech Inc. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 21, 2023).
10.15	Form of Securities Purchase Agreement, dated April 4, 2025, by and between the Company and the Investors. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 7, 2025).
10.16	Executive Employment Agreement, effective as of April 15, 2025, by and between the Company and Joseph Onorati (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 15, 2025).
10.17	Executive Employment Agreement, effective as of April 15, 2025, by and between the Company and Parker White (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 15, 2025).
10.18	Asset Purchase Agreement, dated as of May 1, 2025, by and among the Company, Solsync Solutions Partnership, and Parker White. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 5, 2025).
10.19	Intellectual Property Assignment Agreement, dated as of May 1, 2025, by and among the Company, and Solsync Solutions Partnership. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 5, 2025).
10.20	Assignment and Assumption Agreement, dated as of May 1, 2025, by and among the Company, and Solsync Solutions Partnership. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 5, 2025).
10.21	Securities Purchase Agreement, dated May 1, 2025, by and among the Company and the Investors(incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 2, 2025).
10.22	Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 2, 2025).
10.23	Employment Agreement, effective as of May 30, 2025, by and between the Company and Bruce Rosenbloom (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 5, 2025).

10.24	Share Purchase Agreement, dated as of June 11, 2025, by and among DeFi Development Corp., RK Capital Management LLC, North Commerce Parkway Capital LP and TQ Master Fund LP (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 12, 2025).
10.25	Registration Rights Agreement, dated as of June 11, 2025, by and among DeFi Development Corp., RK Capital Management LLC, North Commerce Parkway Capital LP and TQ Master Fund LP (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 12, 2025).
10.26	Form of Prepaid Forward Stock Purchase Confirmation (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 7, 2025).
10.27	Master Loan Agreement, dated July 25, 2025, between DeFi Development Corp. and BitGo Hong Kong Limited (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 31, 2025).
10.28	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 26, 2025).
10.29	Placement Agency Agreement, dated as of August 24, 2025, between the Company and Cantor Fitzgerald & Co. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 26, 2025).
16.1	Letter from dbbmckennon addressed to the Securities and Exchange Commission dated April 24, 2025 (incorporated by reference to Exhibit 16.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 24, 2025).
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 28, 2024).
23.1*	Consent of dbbmckennon.
23.2#	Consent of Perkins Coie LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to the initial Registration Statement).
107*	Filing Fee Table.

*	Filed herewith.
#	To be filed by amendment.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

(5) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph Onorati and John (Fei) Han, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boca Raton, Florida, on December 18, 2025.

DEFI DEVELOPMENT CORP.

By:	/s/ Joseph Onorati
Joseph Onorati
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Joseph Onorati	Chairman of the Board,	December 18, 2025
Joseph Onorati	Chief Executive Officer, and President
(Principal Executive Officer)

/s/ Fei (John) Han	Chief Financial Officer	December 18, 2025
Fei (John) Han	(Principal Financial Officer and Principal Accounting Officer)

/s/ Blake Janover	Director and Chief Commercial Officer	December 18, 2025
Blake Janover

/s/ Zachary Tai	Director (Independent)	December 18, 2025
Zachary Tai

/s/ William Caragol	Director (Independent)	December 18, 2025
William Caragol

/s/ Thomas Perfumo	Director (Independent)	December 18, 2025
Thomas Perfumo